UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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2021

Notice of Annual Meeting of Stockholders

& Proxy Statement

March 18, 2021

Dear Fellow Stockholder:

It is our pleasure to cordially invite you to attend the annual meeting of stockholders of Park Hotels & Resorts Inc. to be held on Friday, April 30, 2021 at 11:30 a.m., Eastern Time, at 1775 Tysons Blvd, Tysons, Virginia 22102.

2020 was an unprecedented year for all of us. The thoughts of everyone at Park go out to those who have been impacted by COVID-19 and everyone managing through this tough time.

It has now been one year since we all began to feel the widespread effects of the COVID-19 pandemic. The U.S. lodging industry, including Park, was acutely impacted by the measures taken to curb the virus’s spread, including the enactment of “shelter-in-place” orders by multiple states and local jurisdictions. As a result, group, business and leisure travel ground to a halt in late March and early April. While leisure travel gradually regained some footing as the year progressed, both group and business travel largely remained on hold throughout the balance of the year. This uncertainty and disruption resulted in a year of unique challenges and achievements – one unlike any other for our industry.

Operational Impact of the COVID-19 Pandemic on Park’s Portfolio

Given both the location and positioning of our hotels and resorts, Park’s portfolio of large, urban, upper-upscale and luxury hotels was severely impacted by the COVID-19 pandemic. Our experienced team worked quickly and in partnership with our operating partners to temporarily halt operations at 38 of our 60 hotels, prioritizing the health and safety of hotel employees and guests. We closely monitored demand patterns, financial breakeven metrics and public health ordinances to determine when to responsibly reopen hotels. By the end of the year, 50 of our 60 hotels and resorts were operational, with our largest asset, the 2,860-room Hilton Hawaiian Village Waikiki Beach Resort, partially reopening for the last two weeks of December.

As it became clear that the pandemic would not be short-lived, we had to make challenging but necessary decisions to reduce our operational expenses. We eliminated $70 million in operating expenses across our portfolio following a reorganization of property-level managerial responsibilities. We expect a majority of these changes to become permanent as we look to find continuing operational efficiencies and opportunities that may result from changing guest preferences and priorities, leading to potential long-term savings.

Proactive Financial Measures to Ensure Liquidity

In addition to the disciplined operational measures we deployed across our portfolio, we worked tirelessly throughout the year to preserve our liquidity position. We were one of the first companies in our industry to take drastic measures to ensure our financial health through financial covenant extensions and waivers, working closely with our lending partners who have shown great faith in our Company. We fully drew down our $1 billion revolving credit facility (the “Revolver”) in March to increase our liquidity to address short-term needs. In addition to the hotel suspensions and operating expense reductions, we worked to further reduce our rate of cash burn by cutting projected 2020 capital expenditures by 75%, or $150 million. We also successfully launched two separate offerings of senior secured notes during the year, raising $1.375 billion and demonstrating our ability to access alternative sources of capital.

By the end of year, we had $1.4 billion of total liquidity, including $474 million available on the Revolver, and net debt of $4.4 billion, with less than $100 million, or less than 2%, of total outstanding debt maturing through 2022. With the worst of the pandemic hopefully behind us, we believe we have ample liquidity to navigate the challenges that lie ahead as we work to get back to break-even profitability in the coming months.

We Are All in This Together

While 2020 brought upheaval to so many facets of society, it also highlighted how interconnected we all are. As widespread protests swept across the country this summer, we were forced to take a hard look at our country’s racial inequalities. There have been far too many recent examples of discriminatory actions against African Americans and this past year has taught us that it is not enough to shake our heads behind closed doors. We must talk about these disparities and take action in order to effect change. As an African American CEO, diversity has always been a key tenet of my managerial philosophy. In response to this past summer’s movement for racial reckoning, I established Park’s Diversity and Inclusion Steering Committee in June 2020, with a focus on being a positive catalyst for change in enhancing diversity, inclusion and equality. I am also proud to be a signatory of the CEO Action for Diversity & Inclusion pledge since 2019 – a pledge that demonstrates my commitment to advance diversity and inclusion in the workplace. It is my sincere hope that by bringing the issue of racial inequality into the spotlight, companies such as Park can help be a means to effect positive change – giving the next generation of leaders hope and a foundation to inspire their path as they move forward.

In a similar vein, as we collectively face the consequences of climate change, we are again reminded of our responsibilities as a global citizen. Despite the unprecedented hardship to our business, our environmental, social and governance programs continued to advance in 2020 as we continued to prioritize environmental, human capital and risk management in our business practices. We responded to the Global Real Estate Sustainability Benchmark real estate assessment for the first time, signaling our commitment to increased stakeholder transparency as well as the importance of peer benchmarking. We also issued our third annual corporate responsibility report for 2020, which included an expanded Global Reporting Initiative index as well as the addition of a Sustainable Accounting Standards Board framework.

Path to Recovery

As countries around the world continue the ambitious race to vaccinate the global population against the COVID-19 virus, I feel optimistic about our industry’s future and Park’s relative position. I believe our industry is poised to recover at a much faster pace than in prior cycles, given the pent-up demand from a travel-hungry consumer. Moreover, I believe Park has the right platform, tools and expertise to generate long-term stockholder value. Our dedicated team has worked tirelessly throughout the pandemic to position the Company for success, and I remain encouraged and excited about our future. I am confident we will emerge from this crisis stronger and more resilient.

The Annual Meeting of Stockholders

At the annual meeting, you will be asked to (i) elect ten members to serve on our Board of Directors; (ii) approve the amendment and restatement of our 2017 Stock Plan for Non-Employee Directors; (iii) approve, on an advisory (non-binding) basis, the compensation of our named executive officers; (iv) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and (v) conduct such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting. The 2021 Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide further information regarding these proposals.

Your vote is important. The Board of Directors appreciates your continued support and, regardless of whether you plan to participate in the annual meeting, we hope that you will vote as soon as possible.

Sincerely,

Thomas J. Baltimore, Jr.
Chairman of the Board of Directors, President and Chief Executive Officer

Park Hotels & Resorts Inc. 1775 Tysons Blvd 7th Floor Tysons, VA 22102 +1 571 302 5757 Main

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are hereby invited to attend the 2021 annual meeting of stockholders of Park Hotels & Resorts Inc.

Date:	Friday, April 30, 2021
Time:	11:30 a.m., Eastern Time
Location:	1775 Tysons Blvd, Tysons, VA 22102

Items of Business:

•  To elect ten directors nominated by the Board of Directors to serve until the 2022 annual meeting of stockholders and until their successors have been duly elected and qualified (Proposal 1);

•  To consider and vote upon the approval of the amendment and restatement of our 2017 Stock Plan for Non-Employee Directors (Proposal 2);

•  To consider and vote, on an advisory (non-binding) basis, on the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3);

•  To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 4); and

•  To conduct such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date:	Stockholders of record as of the close of business on March 5, 2021 will be entitled to notice of and to vote at the 2021 annual meeting of stockholders and any adjournment or postponement of the annual meeting.

Proxy Material:	This 2021 Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March 18, 2021. We will be providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a Notice instead of a paper copy of this Proxy Statement and our 2020 Annual Report. On the date of the mailing of the Notice, all stockholders of record and beneficial owners on the record date will have the ability to access all of our proxy materials referred to in the Notice on the Internet website cited therein and in the accompanying Proxy Statement. These proxy materials will be available free of charge. The Notice also contains instructions on how to receive a paper copy of our proxy materials, including this Proxy Statement, our 2020 Annual Report and a Proxy Card or Voting Instruction Form (as applicable).

Voting:	The Board of Directors, on behalf of the Company, is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the 2021 annual meeting of stockholders. You are requested, whether or not you plan to be present at the annual meeting, to vote, sign and promptly return your Proxy Card or Voting Instruction Form (as applicable). Alternatively, you may authorize a proxy to vote by telephone or the Internet. If you subsequently decide to vote at the meeting, information about revoking your proxy prior to the meeting is also provided.

BY ORDER OF THE BOARD OF DIRECTORS

Nancy M. Vu
Senior Vice President, General Counsel and Secretary
March 18, 2021

VOTING CAN BE COMPLETED IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to the website address shown on your Proxy Card or Voting Instruction Form	BY MAIL If you received printed proxy materials, mark, sign, date and return the enclosed Proxy Card or Voting Instruction Form in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your Proxy Card or Voting Instruction Form and follow the recorded instructions	IN PERSON Vote at the annual meeting in Tysons, Virginia (see further instructions in this Proxy Statement)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2021. This Proxy Statement and our 2020 Annual Report are available free of charge at www.proxyvote.com.

This Proxy Statement contains forward-looking statements regarding Park’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors section of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at the 2021 annual meeting, this summary calls your attention to the following information about the 2021 annual meeting, the Company’s 2020 performance and activities, our board members and key corporate governance and compensation policies and practices. The following description is only a summary. Our proxy materials are first being distributed or made available, as the case may be, on or about March 18, 2021. For more complete information about these topics, please review the Company’s 2020 Annual Report, this Proxy Statement and the Company’s 2020 Annual Corporate Responsibility Report.

GENERAL

The Board of Directors (the “Board”) of Park Hotels & Resorts Inc. (“Park,” the “Company,” “we,” “us” and “our”) is soliciting proxies to be voted at its 2021 annual meeting of stockholders. The Proxy Statement provides the information stockholders need to know to vote by proxy or in person at the annual meeting. Stockholders do not need to attend the annual meeting in person in order to vote. If, at the close of trading on the New York Stock Exchange (“NYSE”) on March 5, 2021, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy via the Internet, by telephone or by mail. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date
April 30, 2021 at 11:30 a.m. (ET)	March 5, 2021

Location	Number of Shares of Common Stock Outstanding and Eligible to Vote at the Meeting as of the Record Date
1775 Tysons Blvd., Tysons, Virginia 22102	236,355,448 shares of common stock

VOTING MATTERS

Stockholders are being asked to vote on the following matters at the 2021 annual meeting of stockholders:

Board Recommendation

Proposal 1. Election of Directors (page 10)

The Board and the Nominating and Corporate Governance Committee believe that the combination of the qualifications, experiences, skills and attributes of the director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

FOR EACH NOMINEE

Proposal 2. Approve the Amendment and Restatement of our 2017 Stock Plan for Non-Employee Directors (page 32)

Stockholders are being asked to cast a vote to approve the amendment and restatement of our 2017 Stock Plan for Non-Employee Directors in order to increase the number of shares of the Company’s common stock available for issuance under such plan from 450,000 shares to 950,000 shares.

FOR

Proposal 3. Advisory Vote to Approve Compensation of Named Executive Officers (page 40)

Stockholders are being asked to cast a vote, on an advisory (non-binding) basis, to approve the compensation of the Company’s named executive officers, as described in this Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

FOR

Proposal 4. Ratification of the Appointment of Ernst & Young LLP (page 76)

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of our independent registered public accounting firm. The Audit Committee and the Board believe that the continued retention of Ernst & Young as the independent registered public accounting firm for the Company is in the best interests of the Company and its stockholders.

FOR

2020 OVERVIEW

2020 was a unique year full of challenges for Park, our associates and the communities in which we operate. We started the year strong by continuing to execute on our capital recycling efforts with the disposition of two hotels, including the sale of the Hilton São Paulo Morumbi marking our official exit from international markets, for combined gross proceeds of $208 million. However, many initiatives planned for 2020 abruptly took a back-seat as we watched with the rest of the world the unfolding of the global COVID-19 pandemic followed by a long-overdue reckoning with racial injustice and inequity – both events altering our landscape and shifting our priorities. In a year that presented unprecedented uncertainty, the Company maintained its disciplined approach navigating the human and business impact of the pandemic while maintaining focus on preserving long-term stockholder value and executing on our guiding principles.

COVID-19 Response

With the onset of mandatory quarantines, “shelter-in-place” orders, border closures and travel and large gatherings restrictions, the impact of COVID-19 on the U.S. lodging industry was swiftly felt and severe. In response to the pandemic, Park quickly took decisive action and implemented comprehensive protocols to protect the health and safety of our associates and hotel guests. In addition to implementing health and safety measures, such as enhanced hygiene, cleaning and sanitization protocols, we made the decision in March 2020 to have nearly all of our corporate associates work from home, quickly transforming the way we do business in order to keep our associates, their families and our communities safe. The time and commitment that we had dedicated to developing our internal systems since Park emerged as an independent, publicly traded company following its spin-off (referred to in this Proxy Statement as the “Spin-off”) four years ago from Hilton Worldwide Holdings Inc. (“Hilton”) enabled us to quickly pivot to a remote work environment while ensuring our associates remained engaged and highly productive.

Furthermore, recognizing a significant decrease in demand in the spring of 2020, we made challenging but necessary decisions to suspended operations at a significant portion of our portfolio and implemented a cash preservation strategy. We deferred approximately $150 million of the $200 million in capital expenditures previously budgeted for 2020, reducing our expected 2020 capital spending to approximately $50 million as we continued to prioritize hotel re-openings and cost mitigation efforts. We shifted our focus to long-term preventative maintenance measures to protect our real estate interests so that we could responsibly reopen hotels quickly and with minimal physical impact once demand levels returned. Additionally, we targeted less conventional sources of demand for our hotels, including contracting to provide temporary housing for university students in New Orleans, accommodating sporting - related demand in Orlando and contracting to house both medical-related demand and airline crews in various markets. Throughout the year, our associates worked tirelessly to evaluate demand patterns, financial breakeven metrics and health and safety information to determine when to responsibly re-open our hotels. By the end of the fourth quarter, Park was able to successfully re-open the majority of our total rooms, including the partial re-opening of our 2,860-room Hilton Hawaiian Village Waikiki Beach Resort during the last two weeks of December.

Company Performance

The COVID-19 pandemic took a substantial toll on our business, with the suspension of roughly 85% of our portfolio rooms at its trough. We concluded 2020 with a net loss of $(1,444) million and a pro-forma revenue per available room (“Pro-forma RevPAR”) decline of 73.2% relative to our 2019 results. Furthermore, group-related business, which in the past has been a significant source of revenue for Park, was the most impacted demand segment in 2020. Park finished fiscal year 2020 with approximately $136 million in revenue attributable to group-related business – a 77% decline to such metric from 2019. Finally, as a precautionary measure in light of COVID-19, we suspended our quarterly dividend payment following the payment of our first quarter 2020 dividend.

Despite the significant challenges posed by the pandemic, fiscal year 2020 included many achievements and successes for the Company. Our experienced leadership team took early action to preserve our liquidity, extend debt maturities and reduce our rate of cash burn. In May, we proactively extended the maturity on our $1 billion revolving credit facility (the “Revolver”) through December 2021 and negotiated the temporary suspension of testing of financial covenants on our Revolver and term loan facilities. We continued to focus on the long-term financial stability of the Company and in September negotiated a 2-year extension on a majority of the Revolver until December 2023, increased commitments under the Revolver by $75 million to $1.075 billion and negotiated an extension to the waiver period for the testing of the financial covenants under the Revolver and our unsecured delayed draw term loan facility to the date the financial statements are delivered for the quarter ending March 31, 2022. Additionally, in the midst of the pandemic, Park was able to successfully launch and complete two separate offerings of senior secured notes – issuing an aggregate of 5-year $650 million 7.500% senior unsecured notes in May 2020 and an aggregate of 8-year $725 million 5.875% senior secured notes in September 2020.

2020 BY THE NUMBERS

For more information on our 2020 results and other related financial measures, see our 2020 Annual Report.

BOARD OF DIRECTORS HIGHLIGHTS

Director Nominees and Committees

			Committee Memberships
Name	Independent	Director Since	AC	CC	NCGC	Other Public Company Boards

Thomas J. Baltimore, Jr.	--	2016				2

Gordon M. Bethune (Lead Independent Director)	✓	2017				--

Patricia M. Bedient	✓	2017				2

Thomas D. Eckert	✓	2019				1

Geoffrey M. Garrett	✓	2017				--

Christie B. Kelly	✓	2016				1

Sen. Joseph I. Lieberman	✓	2017				1

Thomas A. Natelli	✓	2019				--

Timothy J. Naughton	✓	2017				1

Stephen I. Sadove	✓	2017				3

AC	Audit Committee	CC	Compensation Committee

NCGC	Nominating and Corporate Governance Committee		Chair of the Committee

Snapshot of 2020 Director Nominees

Our director nominees each exhibit an effective mix of skills, experience, diversity and judgement.

*Information in charts above calculated as of March 18, 2021.

CORPORATE GOVERNANCE

The Company is committed to good corporate governance, which helps us compete more effectively and build long-term stockholder value. The Nominating and Corporate Governance Committee and the Board have taken affirmative steps to modify and enhance our corporate governance structure with the intention of promoting the long-term interests of our stockholders. Since the Spin-off, the following corporate governance enhancements have been enacted:

•

Adopted Majority Voting/Director Resignation Policy: Requiring the votes cast for a director nominee’s election to exceed the votes cast against such nominee’s election in order for a nominee to be elected to the Board in an uncontested director election, and any nominee failing to receive a majority of votes cast must tender a resignation to the Board for consideration.

•

Adopted Proxy Access: Allowing a stockholder, or a group of up to 20 stockholders, who continuously owned an aggregate of at least 3% of our outstanding shares of common stock for at least three years to nominate director nominees constituting up to the greater of two nominees or 20% of the Board.

•

Reduced Stockholder By-law Amendment Threshold: Reducing the affirmative vote required for stockholders to amend our by-laws from 80% to a majority of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

•	Increased our Ownership Limit: Increasing the ownership limit for our common stock and preferred stock from 4.9% to 9.8%.

•

Reduced Threshold to Call Special Meetings: Reducing the threshold for stockholders to demand a special meeting be called from a majority to 25% of the total voting power of all the them outstanding shares of stock of the Company entitled to vote generally in the election of directors.

•

“Opted Out” of Certain Delaware Anti- Takeover Protections: Opting out of Delaware’s anti-takeover protections that would limit the Company’s ability to engage in transactions with “interested stockholders.”

CORPORATE GOVERNANCE HIGHLIGHTS

2020

Board Independence

Independent Director Nominees
9 of 10

Fully Independent Board Committees
All

Lead Independent Director with Expansive Duties
Gordon M. Bethune

Board & Committee Meetings in Fiscal Year 2020

Full Board Meetings
9
Including one full meeting focused on strategy

Regular Executive Sessions of Independent Directors at Board & Committee Meetings

Audit Committee Meetings
5

Compensation Committee Meetings
6

Nominating and Corporate Governance Committee Meetings
2

Director Elections

Frequency of Board Elections
Annual

Voting Standard for Uncontested Elections
Majority

Proxy Access for Director Nominations

Ownership Threshold: **3%**

Holding Period: **3 years**

Nominees:
Greater of 2 or 20% of Board

Group Formation:
Up to 20 stockholders

Evaluating and Improving Board Performance

Board & Committee Evaluations
Annually

Aligning Director and Stockholder Interests

Meaningful Director Stock Ownership Guidelines
Yes

STOCKHOLDER ENGAGEMENT

During 2020, management engaged in discussions with stockholders who held approximately 35% of our total outstanding shares of common stock. During these discussions, stockholders were given the opportunity to share feedback on the Company’s operations, its financial performance, governance practices and policies and compensation framework and programs.

EXECUTIVE COMPENSATION HIGHLIGHTS

We are committed to maintaining the following policies and practices which we believe demonstrate our commitment to executive compensation best practices.

What We Do

✓ Maintain a short-term incentive program that is performance oriented and is based on multiple Company performance metrics and individual performance objectives

✓ Use total stockholder return (“TSR”) as the sole performance metric for our performance share units that are tied to multi-year performance

✓ Maintain meaningful executive and independent director stock ownership policy • 6x for our Chief Executive Officer • 3x for other executive officers • 5x annual cash retainer for directors

✓ Engage an independent compensation consultant

✓ Conduct an annual peer group review to ensure total compensation is properly benchmarked

✓ Offer limited perquisites

✓ Maintain an incentive compensation clawback policy, allowing the Company to recover annual and/or long-term incentive compensation in certain situations

What We Don’t Do

✗ No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✗ No tax gross-ups upon a change in control

✗   No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✗ No pledging or hedging activities permitted by our executives and directors

✗ No plan design features that encourage excessive or imprudent risk taking

✗ No dividends on unearned performance stock units

COMMITMENT TO CORPORATE RESPONSIBILITY

We continued to prioritize the advancement of our environmental, social and governance (“ESG”) programs in 2020. We believe a commitment to focus on and grow our ESG programs is key to supporting our Company’s guiding principles. Additionally, such programs align our priorities with the global economy, help us forge a sustainable path toward recovery from the global pandemic and prepares our Company for the future. Our corporate responsibility strategy emphasizes the need to act responsibly in three areas: our responsibility to mitigate risk, such as through the development of resiliency strategies to combat climate change; responsibility in environmental management, such as through energy, water and waste reduction strategies; and responsibility in social commitment, such as through the advancement of diversity and inclusion across our Company. These three focus areas are aligned with select goals from the universally recognized United Nations Sustainable Development Goals.

For more information on Park’s Corporate Responsibility initiatives, see our 2020 Annual Corporate Responsibility Report, which is available under the “Responsibility” tab at https://www.pkhotelsandresorts.com.

2020 Company Highlights

As part of our 2020 ESG initiatives, we issued our third annual corporate responsibility report, which included an expanded Global Reporting Initiative (“GRI”) index as well as the addition of a Sustainable Accounting Standards Board (“SASB”) framework. In addition, we responded to the Global Real Estate Sustainability Benchmark (“GRESB”) real estate assessment for the first time, signaling our commitment to increased stakeholder transparency as well as the importance of peer benchmarking. We committed to the American Hotel & Lodging Association’s (“AHLA”) 5-Star Promise pledge in 2020, which enhances policies, trainings and resources related to the safety of hotel associates and guests. As part of this pledge, Park is committed to the deployment of employee safety devices, including wearable panic buttons, in all our hotels, in alignment with initiatives by our brand and management partners. Finally, as we continue to embed corporate responsibility into our daily business, we rebranded our environmentally focused committee and established a critically important social committee to help advance our ESG goals across the company:

Green Park Committee

The Green Park Committee (formerly referred to as the Park Energy Committee or the Park Sustainability Committee) is focused on identifying, assessing and implementing energy efficiency and sustainability projects throughout our portfolio, as well as evolving our climate change strategy to assess and mitigate risks and develop opportunities toward a low-carbon economy in our existing portfolio and subsequent acquisitions over the short, medium and long term. This committee consists of members from several disciplines, including our Design & Construction, Asset Management and Finance Departments, as well as our external sustainability consultants.

Diversity and Inclusion Steering Committee

In June of 2020, we created Park’s Diversity and Inclusion Steering Committee to further enhance our focus on and dedication to activities that increase awareness and take action in support of equality. The committee will develop partnerships and initiatives to support change related to racism, racial integrity and diversity. We are committed to being a positive catalyst for change by enhancing diversity and inclusion both internally and externally through recruitment, associate development, mentorship, education, advocacy and community outreach.

Spotlight on Park’s Human Capital Strategies

Through ongoing associate development programs, comprehensive and competitive compensation and benefits, and a focus on our associates’ health and well-being, we strive to help our associates in all aspects of their lives. We enhanced and expanded our health and wellness programs throughout 2020 to provide increased support for our remote corporate associates, adding mindfulness and emotional intelligence training, meditation sessions, educational sessions on maintaining work-life balance and virtual exercise classes. In addition, in 2021, each corporate associate has been provided an annual membership to One Medical, a boutique primary care practice.

Throughout the year, we routinely engage with our associates as stakeholders. For our corporate associates, we provide feedback on at least a quarterly basis, allowing for more frequent performance check-ins to promote goal alignment and transparency. We encourage our associates to participate in our annual Associate Satisfaction and Engagement Survey, and we report back to our associates on our progress on items raised in the survey. As part of our work-from-home journey in 2020, we implemented small-group check-in calls on a six-week rolling basis with our CEO and Executive Vice President, Human Resources in order to maintain an open dialogue with our associates.

We continue to prioritize the advancement of diversity and inclusion at Park. We pride ourselves on creating a respectful, professional and inclusive workplace for everyone, and we value the unique perspectives that a workforce with diverse cultures, ages, genders and ethnicities brings to our Company. All Park associates are required to participate in annual diversity and inclusion training, as well as unconscious bias training.

Race:
Gender:

PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

The Board currently consists of ten directors, each nominated for election at the 2021 annual meeting of stockholders to serve until the Company’s 2022 annual meeting of stockholders and until their successors have been duly elected and qualified. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board membership approved by our Board, and then was nominated by our Board.

Each of our nominees are currently directors on the Board. Seven of our directors joined the Board in December 2016 or January 2017 in connection with the Company’s Spin-off. One of our directors, Mr. Geoffrey M. Garrett, was originally elected as an independent director in June 2017 pursuant to a stockholder agreement with a former stockholder and remained on the Board when that agreement terminated in 2018. Our remaining two directors, Messrs. Thomas D. Eckert and Thomas A. Natelli, were originally appointed as directors in September 2019 immediately following the completion of the strategic acquisition of Chesapeake Lodging Trust (“Chesapeake”) and re-elected by stockholders at the 2020 annual meeting. A full description of the Merger Agreement is included in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) by the Company on May 6, 2019. Each of our current directors was elected by our stockholders at our last annual meeting.

Each of our nominees has agreed to be named in this Proxy Statement and to serve if elected. The Board anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by the Board ceases to be a candidate for election by the time of the 2021 annual meeting of stockholders, the proxies will be voted for the election of such other person as the Board may recommend.

VOTE REQUIRED

Under our by-laws, in an uncontested election, directors must be elected by a majority of all the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. There is no cumulative voting. Abstentions and broker non-votes (if any) are not counted as votes cast.

In addition, under our by-laws and Corporate Governance Guidelines, if a director nominee who is already serving as a director does not receive a majority of the votes cast, the director must tender his or her resignation to our Board and our Nominating and Corporate Governance Committee, or such other committee designated by the Board, that may consider any relevant factors and make a recommendation to the Board on whether to accept or reject the recommendation or take other action. The Board is required to take action with respect to this recommendation within 90 days following certification of the election results.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

DIRECTOR NOMINEES

Below is biographical information about the director nominees and their specific qualifications, experience, skills and attributes which led the Board and the Nominating and Corporate Governance Committee to conclude that they should be nominated to serve as directors of Park.

Thomas J. Baltimore, Jr., Age 57

Director Since: 2016; Chairman of the Board

Qualifications, Experience, Skills and Attributes: Mr. Baltimore’s knowledge of and extensive experience in various senior leadership roles in the lodging real estate industry provides the Board valuable industry-specific knowledge and expertise. In addition, Mr. Baltimore’s role as our President and Chief Executive Officer brings management perspective to Board deliberations and provides beneficial information about the status of our day-to-day operations.

Mr. Baltimore joined the Company in May 2016 and has served as our President and Chief Executive Officer and as a director and the Chairman of the Board since December 2016. Prior to joining the Company, Mr. Baltimore served most recently as the President and Chief Executive Officer of RLJ Lodging Trust (NYSE: RLJ) (“RLJ”), a lodging real estate investment trust (“REIT”), and as a member of its board of trustees from RLJ’s formation on January 31, 2011 until May 11, 2016. Prior to that, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 to 2011. During this time period, RLJ Development and affiliates raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 until 1998 and later as vice president of development and finance from 1999 until 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development. Mr. Baltimore currently serves on the board of directors of Prudential Financial, Inc. (NYSE: PRU) and the board of directors of American Express Company (NYSE: AXP). Previously, Mr. Baltimore served on the board of directors of AutoNation, Inc. (NYSE: AN) until January 2021, the board of directors of Duke Realty Corporation (NYSE: DRE) until April 2017, the board of trustees of RLJ until May 2016 and the board of directors of Integra Life Sciences Company (NASDAQ: IART) until August 2012. Mr. Baltimore is also a member of the National Association of Real Estate Investment Trusts (“Nareit”) executive board. Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia.

Gordon M. Bethune, Age 79

Director Since: 2017; Lead Independent Director

Committees: Compensation, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Mr. Bethune brings to the Board his extensive public company directorship experience as well as his operations and management experience, including as chief executive officer of an airline.

Mr. Bethune has served as the Lead Independent Director since joining the Board in January 2017. Mr. Bethune worked for Continental Airlines, Inc. (now part of United Continental Holdings, Inc. (NYSE: UAL)) from February 1994 until December 2004, serving as Chairman from September 1996 until his retirement in December 2004, as Chief Executive Officer from November 1994 until December 2004 and as President and Chief Operating Officer from February 1994 until November 1994. Prior to his tenure at Continental, Mr. Bethune held senior management positions with The Boeing Company (NYSE: BA), Piedmont Airlines, Inc., Western Airlines, Inc. and Braniff Airlines. Mr. Bethune served on the board of directors of Sprint Corporation (NYSE: S) from 2004 until April 2020, Prudential Financial, Inc. (NYSE: PRU) from 2005 until 2016, Honeywell International Inc. (NYSE: HON) from 1999 until 2016, Willis Towers Watson PLC (NASDAQ: WLTW) from 2004 until 2008, Continental from 1994 until 2004 and Sysco Corporation (NYSE: SYY) from 1999 until 2000. Mr. Bethune received his Bachelor of Science degree from Abilene Christian University in Dallas, Texas.

Patricia M. Bedient, Age 67

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Ms. Bedient brings to the Board her extensive financial and management experience, including service as a REIT chief financial officer. In addition, Ms. Bedient brings to the Board her public company directorship experience.

Ms. Bedient has served as a director on the Board since January 2017. Ms. Bedient most recently served as Executive Vice President for Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, from 2007 until her retirement in July 2016. Ms. Bedient also served Weyerhaeuser as Chief Financial Officer from 2007 until February 2016. Prior to that, Ms. Bedient served as Senior Vice President, Finance and Strategic Planning of Weyerhaeuser from 2006 until 2007 and as Vice President, Strategic Planning from 2003, when Ms. Bedient joined Weyerhaeuser, until 2006. A certified public accountant (“CPA”) since 1978, Ms. Bedient served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Arthur Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with that firm. Ms. Bedient currently serves on the board of directors of Alaska Air Group, Inc. (NYSE: ALK), where she serves as the Lead Independent Director and Chair of the Governance and Nominating Committee, and Suncor Energy Inc. (NYSE: SU), where she serves as the Chair of the Audit Committee. Ms. Bedient received her Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from Oregon State University. She is a member of the American Institute of CPAs.

Thomas D. Eckert, Age 73

Director Since: 2019

Committee: Audit

Qualifications, Experience, Skills and Attributes: Mr. Eckert brings to the Board his extensive financial and leadership experience, including service as a chief executive officer of a publicly-traded REIT. In addition, Mr. Eckert brings to the Board his public company directorship experience.

Mr. Eckert has served as a director on the Board since September 2019. Mr. Eckert previously served at Capital Automotive Real Estate Services, Inc., a privately owned real estate company that owns and manages net-leased real estate for automotive retailers, as President and Chief Executive Officer from 2005 until 2011 and as Chairman of the board of directors from 2011 until 2014. Prior to that, Mr. Eckert served as President, Chief Executive Officer and a trustee of Capital Automotive REIT (Nasdaq: CARS) from its founding in 1997 until it was taken private in 2005. Prior to his tenure at Capital Automotive, Mr. Eckert served at Pulte Home Corporation, a U.S. homebuilder company, from 1983 until 1997. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert currently serves on the board of directors of NVR, Inc. (NYSE: NVR), where he serves as Lead Director and the Chairman of the Compensation Committee. In addition, Mr. Eckert formerly served on the board of trustees of Chesapeake Lodging Trust (NYSE: CHSP) from 2010 until Park’s acquisition of Chesapeake in 2019; on the board of directors of Dupont-Fabros Technologies, Inc. (NYSE: DFT) from 2007 until 2017; as the Chairman on the board of directors of The Munder Funds, a $10 billion mutual fund group, from 2006 until 2014; on the board of trustees of The Victory Funds, a $20 billion mutual fund group, from 2014 until 2015; and on the board of trustees of Gramercy Property Trust from 2015 until 2018. Additionally, Mr. Eckert is currently an Emeritus Trustee of The College Foundation at the University of Virginia. Mr. Eckert received a Bachelor degree in Business Administration from the University of Michigan.

Geoffrey M. Garrett, Age 62

Director Since: 2017

Committee: Audit

Qualifications, Experience, Skills and Attributes: Mr. Garrett brings to the Board his extensive leadership and management experience, as well as a diverse perspective gained from serving as the dean of one of the most prominent business schools in the United States.

Mr. Garrett has served as a director of the Board since June 2017. Mr. Garrett currently serves as dean of the University of Southern California’s Marshall School of Business (“Marshall”). Prior to his appointment as dean of Marshall in July 2020, Mr. Garrett served as the dean of the Wharton School of Business at the University of Pennsylvania from 2014 to 2020, the dean of the business school at University of New South Wales in Australia from January 2013 until June 2014 and the dean of the business school at the University of Sydney, Australia from January 2013 until December 2013. From 2008 until 2012, Mr. Garrett served as the Founding Chief Executive Officer and a Professor of Political Science at the United States Studies Centre in Sydney, Australia. Prior to that, Mr. Garrett served as President of the Pacific Council of International Policy in Los Angeles from 2005 until 2009 and the dean of the UCLA International Institute from 2001 until 2005. Mr. Garrett previously served as a professor at Oxford University, Stanford University, Yale University and as a member of the faculty in the Management Department at Wharton. Mr. Garrett received a Bachelor of Arts degree with Honors from the Australian National University and a Master of Arts and Doctor of Philosophy degrees from Duke University where he was a Fulbright Scholar.

Christie B. Kelly, Age 59

Director Since: 2016

Committees: Audit (Chair), Compensation

Qualifications, Experience, Skills and Attributes: Ms. Kelly brings to the Board financial and industry-specific expertise, including as chief financial officer of a REIT, as well as her public company directorship experience.

Ms. Kelly has served as a director on the Board since December 2016. Ms. Kelly currently serves as the Executive Vice President, Chief Financial Officer and Treasurer of Realty Income Corporation (NYSE: O), a REIT focused on investing in free-standing, single-tenant commercial properties that are subject to triple-net leases. Prior to her appointment as Chief Financial Officer of Realty Income in January 2021, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle Incorporated (NYSE: JLL) (“JLL”), a publicly traded financial and professional services firm specializing in real estate, from July 2013 until September 2018. Prior to her tenure at JLL, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE) (“Duke”) from 2009 until June 2013. From 2007 until she joined Duke in 2009, Ms. Kelly served as Senior Vice President, Global Real Estate at Lehman Brothers, where she led real estate equity syndication in the United States and Canada. Prior to that, Ms. Kelly served at General Electric Company (NYSE: GE) from 1983 to 2007 in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. Ms. Kelly currently serves on the board of directors of Kite Realty Group Trust (NYSE: KRG) and Gilbane, Inc., a private global development company. Ms. Kelly served on the board of directors of Realty Income Corporation from November 2019 until January 2021. Ms. Kelly received her Bachelor of Arts degree in Economics from Bucknell University. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

Sen. Joseph I. Lieberman, Age 79

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Sen. Lieberman brings to the Board extensive public policy and government relations experience, including as U.S. Senator of the State of Connecticut, and legal experience in his current role as Senior Counsel.

Sen. Lieberman has served as a director on the Board since January 2017. Sen. Lieberman has been Senior Counsel at Kasowitz, Benson & Torres LLP, a national law firm focusing on complex commercial litigation, since 2013. Prior to joining Kasowitz, Sen. Lieberman, the Democratic nominee for Vice President of the United States in the 2000 presidential election, served 24 years in the U.S. Senate, retiring in January 2013 following the end of his fourth term. During his tenure in the U.S. Senate, Sen. Lieberman helped shape legislation in areas of public policy, including national and homeland security, foreign policy, fiscal policy, environmental protection, human rights, health care, trade, energy, cyber security and taxes. Sen. Lieberman served the U.S. Senate in many leadership roles, including as the Chairman of the Committee on Homeland Security and Government Affairs. Prior to being elected to the U.S. Senate, Sen. Lieberman served as the Attorney General of the State of Connecticut from 1983 until 1988. From 1970 until 1980, Sen. Lieberman also served in the Connecticut State Senate, including three terms as majority leader. Sen. Lieberman currently serves on the board of directors of L&F Acquisition Corp. (NYSE: LNFA.U.), where he serves as the Chair of the Compensation Committee. Sen. Lieberman received his Bachelor of Arts degree in Political Science and Economics and his Juris Doctorate degree from Yale University.

Thomas A. Natelli, Age 61

Director Since: 2019

Committee: Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Mr. Natelli brings to the Board industry-specific experience in the real estate sector, as well as his public company directorship experience.

Mr. Natelli has served as a director on the Board since September 2019. Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company, since 1987. Additionally, Mr. Natelli has served as Principal of MargRock Entertainment, a music publishing and artist development and management services company, since 2007. Mr. Natelli is the immediate past chairman and has served on the board of the School of Engineering at Duke University since 2006. He has served on the President’s Council of Catholic Charities of Washington DC since 2014. Previously, Mr. Natelli served on the board of directors of Chesapeake Lodging Trust (NYSE: CHSP) from 2010 until Park’s acquisition of Chesapeake in 2019; on the board of directors of Highland Hospitality Corporation (NYSE: HIH) from 2003 until 2007; on the board of trustees of Suburban Hospital Healthcare System from 1993 until 2006; and on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) from 2001 until 2005. Mr. Natelli served as President of the Board of the Montgomery County Chamber of Commerce in 1993, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received his Bachelor of Science degree in Mechanical Engineering from Duke University in 1982.

Timothy J. Naughton, Age 59

Director Since: 2017

Committees: Nominating and Corporate Governance (Chair), Compensation

Qualifications, Experience, Skills and Attributes: Mr. Naughton brings to the Board industry-specific experience in the real estate sector, including as chief executive officer of a REIT, as well as his extensive public company directorship experience.

Mr. Naughton has served as a director on the Board since January 2017. Mr. Naughton currently serves as the Chairman and Chief Executive Officer of AvalonBay Communities, Inc. (NYSE: AVB) (“AvalonBay”), a REIT focused on multifamily communities. Mr. Naughton has served as Chairman of the board of directors of AvalonBay since May 2013 and as Chief Executive Officer since January 2012. Joining AvalonBay’s predecessor entity in 1989, Mr. Naughton served as President from February 2005 until February 2021, as Chief Operating Officer of AvalonBay from 2001 until 2005, as Senior Vice President, Chief Investment Officer from 2000 until 2001 and as Senior Vice President and Vice President, Development and Acquisitions from 1993 until 2000. Mr. Naughton served on the board of directors of Welltower Inc. (NYSE: WELL) from 2013 until 2019, previously served on the executive board of Nareit, is a member of The Real Estate Round Table, is a member and past Chairman of the Multifamily Council of the Urban Land Institute and is a member of the Real Estate Forum. Mr. Naughton received his Master of Business Administration from Harvard Business School and received his Bachelor of Arts degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Stephen I. Sadove, Age 69

Director Since: 2017

Committees: Compensation (Chair), Audit

Qualifications, Experience, Skills and Attributes: Mr. Sadove brings to the Board extensive operations and management experience, including as chief executive officer of a retailer, as well as his extensive public company directorship experience.

Mr. Sadove has served as a director on the Board since January 2017. Mr. Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove has also served as principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2014. From 2007 until 2013, Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated (“Saks”), an owner and operator of high-end department stores in the United States. Prior to that, Mr. Sadove served Saks as Vice Chairman from January 2002 until March 2004, as Chief Operating Officer from March 2004 until January 2006 and was named Chief Executive Officer in 2006. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, as President, Clairol from 1991 until 1996, as President, Worldwide Beauty Care from 1996 until 1997, as President, Worldwide Beauty Care and Nutritionals from 1997 until 1998 and as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care from 1997 until 2001. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he serves as the Lead Director, Aramark (NYSE: ARMK), where he is also Non-Executive Chairman of the Board, Movado Group, Inc. (NYSE: MOV) and Waterloo Sparkling Water, a privately-held sparkling water producer, where he serves as Non-Executive Chairman of the Board. Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016 and Ruby Tuesday, Inc. (NYSE: RT) until December 2017. Mr. Sadove received his Master of Business Administration degree with Distinction from Harvard Business School and received his Bachelor’s degree in Government from Hamilton College. He currently serves as the Chairman of the board of trustees of Hamilton College.

SUMMARY OF DIRECTOR NOMINEES SKLLS AND EXPERIENCE

	Baltimore, Thomas J., Jr.	Bethune, Gordon M.	Bedient, Patricia M.	Eckert, Thomas D.	Garrett, Geoffrey M.	Kelly, Christie B.	Lieberman, Sen. Joseph I.	Natelli, Thomas A.	Naughton, Timothy J.	Sadove, Stephen I.

ACCOUNTING / FINANCIAL EXPERTISE enables an in-depth understanding of our financial reporting and internal controls, ensuring transparency and accuracy			●	●		●

ACCOUNTING / FINANCIAL LITERACY enables a general understanding of our financial reporting and internal controls, ensuring transparency and accuracy	●	●	●	●	●	●	●	●	●	●

BOARD OF DIRECTORS experience in serving on public sector, private sector or non-profit boards	●	●	●	●	●	●	●	●	●	●

BUSINESS OPERATIONS experience provides directors with a practical understanding of developing, implementing and evaluating our operating plans and strategies	●	●	●	●	●	●		●	●	●

EXECUTIVE experience in leadership role as a company executive officer or head of a government or academic organization	●	●	●	●	●	●	●	●	●	●

FINANCIAL/CAPITAL MARKETS experience in raising the capital needed to fund a business	●	●	●	●		●		●	●	●

LODGING knowledge of the lodging industry and the issues facing hotels, brands and owners	●			●				●

MANAGEMENT experience provides directors a practical undertsanding of developing, implementing and assessing our operating plan and business strategy	●	●	●	●	●	●		●	●	●

REAL ESTATE experience is important to understanding the business and strategy of a real estate company	●		●	●		●		●	●	●

REITS knowledge of the issues facing real estate investment trusts including taxation and public markets	●		●	●		●		●	●	●

RETAIL experience is important in understanding hospitality as a retail platform and also the retail that exists in many hotels within the Company’s portfolio	●			●				●		●

RISK MANAGEMENT experience is critical to the Board’s role in overseeing the risks facing the Company	●	●	●	●	●	●	●	●	●	●

TECHNOLOGY / CYBER SYSTEMS relevant to the Company as it looks to enhance internal operations and assess cyber issues			●			●				●

CORPORATE GOVERNANCE MATTERS

INTRODUCTION

Our Board believes that good corporate governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. The Board is responsible for providing advice and oversight of the strategic and operational direction of the Company and overseeing its executive management to support the long-term interests of the Company and its stockholders.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board is not classified and each of our directors is subject to re-election annually, and we do not intend to classify the Board in the future without the approval of our stockholders

•	under our by-laws and our Corporate Governance Guidelines, directors who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to the Board

•	our non-management directors meet regularly in executive sessions, and

•

we do not have a stockholder rights plan, and if the Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, the Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year.

CORPORATE GOVERNANCE ENHANCEMENTS

Corporate governance will continue to be a focus of the Company. In 2019, the Nominating and Corporate Governance Committee and Board took affirmative steps to modify aspects of our corporate governance structure with the intention of promoting the long-term interests of our stockholders.

As a result of those efforts, and in certain cases as approved by our stockholders during the 2019 annual meeting of stockholders, the following enhancements to our corporate governance policies were adopted in 2019:

•

Majority Voting/Director Resignation Policy. Our by-laws were amended to provide that in uncontested director elections each director nominee shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. This majority voting standard compliments the preexisting policy in our Corporate Governance Guidelines and by-laws that requires any director nominee in an uncontested election who fails to receive a majority of the votes cast to promptly tender his or her resignation to the Board for the Board’s consideration.

•

Proxy Access. Our by-laws were amended to provide proxy access, allowing a stockholder, or a group of up to 20 stockholders, who continuously owned an aggregate of at least 3% of our outstanding shares of common stock for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the number of directors then in office, provided that the stockholders and nominees otherwise satisfy the requirements in our by-laws.

•

Stockholder By-law Amendments. Our certificate of incorporation was amended to provide for the ability of the holders of at least a majority of the voting power of all the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors to amend the Company’s by-laws.

•

Increased Ownership Limit. Our certificate of incorporation was amended to increase the common stock ownership limit and preferred stock ownership limit from 4.9% to 9.8%, which brings the Company’s ownership limit in line with the majority of its peers.

•

Reduced Threshold to Call Special Meetings. Our certificate of incorporation was amended to reduce the threshold required for stockholders to call a special meeting of the Company from a majority to 25% of the total voting power of all the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors.

•

“Opted Out” of Certain Delaware Anti-Takeover Protections. Our certificate of incorporation was amended to expressly elect that the Company not be governed by the anti-takeover protections provided by Section 203 of the Delaware General Corporation Law.

STOCKHOLDER ENGAGEMENT & CORPORATE GOVERNANCE CYCLE

We believe that strong corporate governance practices should include regular outreach and conversations with our stockholders. During 2020, we conducted stockholder and investor outreach by presenting virtual investor road shows, conducting analyst meetings and virtually attending investor conferences and meetings. We regularly discuss our operations, financial performance, industry, governance and compensation matters with stockholders. During 2020, we engaged with stockholders who held approximately 35% of our outstanding shares of common stock to obtain meaningful feedback on their perception and understanding of our business, markets and industry as well as our governance practices, environmental and social impact programs and compensation framework.

Once investor feedback is collected, we share such feedback with our Board as part of our annual corporate governance cycle summarized below:

BOARD LEADERSHIP STRUCTURE

Thomas J. Baltimore, Jr. serves as the Chairman of the Board, President and Chief Executive Officer. Gordon M. Bethune serves as our Lead Independent Director. The Board believes at this time that the use of the Lead Independent Director, together with a combined Chairman and Chief Executive Officer position, is an effective leadership structure. The Company’s Policy Regarding Board Leadership Structure is set forth below:

Our Board’s leadership structure consists of a Chairman of the Board (who is also our CEO), a Lead Independent Director and Committee Chairs. The Board believes that the Company is best served by having the same individual serve as both Chairman and CEO in order to facilitate strategic discussion at Board meetings based on the extensive familiarity of the Chairman and CEO with our business. The Board also believes that a strong Lead Independent Director function is an important part of our corporate governance. Accordingly, the Board has adopted Corporate Governance Guidelines which establish the responsibilities and authorities of the Lead Independent Director as follows:

•	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors

•	serving as a liaison between the Chair and the independent directors

•	approving information sent to the Board

•	approving meeting agendas for the Board

•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items

•	authorization to call meetings of the independent directors, and

•	ensuring that he/she be available, if requested by stockholders for consultation and direct communication.

Our Corporate Governance Guidelines require the independent directors to elect a Lead Independent Director on an annual basis. As well, our Board expects to periodically review the continued appropriateness of this Board leadership structure.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.

Our Board has affirmatively determined that each of Ms. Bedient, Mr. Bethune, Mr. Eckert, Mr. Garrett, Ms. Kelly, Sen. Lieberman, Mr. Natelli, Mr. Naughton and Mr. Sadove is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership.

BOARD COMMITTEES

Committee Membership

The Board maintains three standing committees comprised entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees is described in more detail below. The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Patricia M. Bedient	✓		✓

Gordon M. Bethune		✓	✓

Thomas D. Eckert	✓

Geoffrey M. Garrett	✓

Christie B. Kelly	Chair	✓

Sen. Joseph I. Lieberman	✓		✓

Thomas A. Natelli			✓

Timothy J. Naughton		✓	Chair

Stephen I. Sadove	✓	Chair

The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee rotation policy. Changes to committee assignments are made based on committee needs, director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of:

•	the adequacy and integrity of the Company’s financial reporting processes and procedures

•	the integrity of the Company’s financial statements

•	the Company’s compliance with legal and regulatory requirements and the Company’s enterprise risk management program

•	the independent auditor’s appointment, qualification, independence, work and retention; and

•	the scope, approach, performance and results of the independent auditors and the Company’s internal audit function.

The duties and responsibilities of our Audit Committee are more fully described in our Audit Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Board has determined that each of the members of the Audit Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular. The Board has also determined that each of the members of the Audit Committee is financially literate within the meaning of the NYSE listing standards and that Mmes. Bedient and Kelly and Mr. Eckert qualify as “audit committee financial experts” as defined under applicable SEC rules and regulations.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to compensation matters, including with respect to the compensation of the Company’s executive officers. The Compensation Committee has responsibility for:

•	overseeing the goals, objectives, compensation and benefits of our executive officers

•	our overall compensation structure, policies and programs

•	making recommendations to the Board with respect to director compensation; and

•	our compliance with applicable legal and regulatory requirements.

The duties and responsibilities of our Compensation Committee are more fully described in our Compensation Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

Pursuant to the Compensation Committee Charter, and subject to compliance with applicable laws of our state of jurisdiction, the Compensation Committee may not delegate its authority to approve executive compensation or grant equity awards to directors or executive officers of the Company, except to subcommittees comprised solely of Compensation Committee members. The Compensation Committee also has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. A more detailed discussion of the Compensation Committee’s use of outside advisors with respect to 2020 compensation matters is provided under the caption “Compensation Discussion and Analysis—Role of Compensation Consultant.”

The Board has determined that each of the members of the Compensation Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and compensation committees in particular.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to advise the Board concerning appropriate composition of the Board and its committees. Among other items, the Nominating and Corporate Governance Committee has responsibility for:

•	identifying and recommending to the Board candidates for election to our Board

•	reviewing the composition of the Board and its committees

•	developing and recommending to the Board corporate governance guidelines that are applicable to us; and

•	overseeing Board evaluations.

The duties and responsibilities of our Nominating and Corporate Governance Committee are more fully described in our Nominating and Corporate Governance Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

In addition, the Board has determined that Park’s ESG objectives, reporting and strategy shall fall under the responsibility of the Nominating and Corporate Governance Committee and be presented directly to this Committee at least on an annual basis.

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined in our Corporate Governance Guidelines and the NYSE listing standards.

MEETINGS

The Board discharges its responsibilities through regularly scheduled meetings, special meetings, actions taken by unanimous written consent and other communications with management as appropriate. Our Corporate Governance Guidelines currently provide that all directors are expected to make every effort to attend any meeting of stockholders.

Mr. Baltimore is invited to attend meetings of the Board committees, but he does not have a vote on any committee matter. The Board and the Board committees regularly meet in executive sessions, at which no management representative is present. During 2020, the Board held nine meetings, the Audit Committee held five meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held two meetings. During 2020, each of our director nominees attended at least 75% of the aggregate of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she serves during his or her period of service as a director. Due to the COVID-19 pandemic, all 2020 Board and Committee meetings held after March 2020 were held virtually. Furthermore, due to travel restrictions and other health and safety concerns that had developed around the time of our 2020 annual meeting of stockholders from the unprecedented global COVID-19 pandemic, only one of our directors was able to attend the 2020 annual meeting of stockholders.

CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines are reviewed from time to time by the Nominating and Corporate Governance Committee and revised as it considers appropriate, upon recommendation to and approval by the Board. Our Corporate Governance Guidelines are available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

CODE OF CONDUCT

The Board has adopted a Code of Conduct, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. Any substantive amendment to, or waivers from, certain provisions of our Code of Conduct for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions or any director will be posted on the Company’s website, at the address and location specified above.

The Company also maintains a Whistleblower Policy that establishes procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters or practices that may include or result in any such questionable accounting or auditing matters.

RISK MANAGEMENT OVERSIGHT

The Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. Our Corporate Governance Guidelines currently provide as follows with respect to risk oversight:

The Board exercises direct oversight of strategic risks to the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, the Company’s compliance with legal and regulatory requirements and the Company’s enterprise risk management program and receiving reports from the Company’s officers. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and succession planning. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance.

BOARD OVERSIGHT OF MANAGEMENT SUCCESSION PLANNING

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. Our Compensation Committee is required under its charter to oversee the evaluation of the Company’s executive officers, including the nature and frequency of the evaluation process. As well, the Compensation Committee is required to coordinate succession planning as it relates to the Chief Executive Officer. At least annually, our Board receives an update on the Company’s multi-faceted approach to improving the capabilities of our existing leaders and nurturing our next generation of high-performers. The Company’s development programs include a continuous feedback and review process, a manager development series, lunch & learn sessions and executive mentors. Additionally, the Company selects approximately four or five high-performing leaders from within the organization each year to participate in a formal and intensive Leadership Development Program that lasts for approximately six months. It is the Company’s intention that these various programs will ensure continuity of leadership over the long term and form the basis on which the Company may make ongoing leadership assignments.

BOARD CANDIDATE QUALIFICATION AND SELECTION PROCESS

When evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers the factors set forth in our Corporate Governance Guidelines, as amended from time to time. Our Corporate Governance Guidelines currently provide as follows:

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be set forth in any agreement or arrangement to which the Company is party. The Nominating and Corporate Governance Committee may consider:

a.

relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board; and

b.

all other factors it considers appropriate, which may include existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

The Board should monitor the mix of skills and experience of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively.

The Nominating and Corporate Governance Committee expects to identify potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. The Nominating and Corporate Governance Committee may also retain and compensate third parties, including executive search firms, to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The Nominating and Corporate Governance Committee expects to consider current Board members by balancing the value of the director’s continuity of service and familiarity with the Company with that of obtaining a new perspective. The Nominating and Corporate Governance Committee also expects to consider each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. If any existing director does not want to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a director, the Nominating and Corporate Governance Committee will identify and evaluate new candidates based on the qualifications set forth in our Corporate Governance Guidelines. Prior to recommending a new candidate to the Board, the Nominating and Corporate Governance Committee will (i) request that one or more of its members (or other members of the Board) interview the candidate, (ii) conduct an appropriate review of the background of the candidate and (iii) discuss the candidate. Once the Nominating and Corporate Governance Committee selects a slate of Board candidates, it will present and recommend the slate to the full Board. The Nominating and Corporate Governance Committee will evaluate candidates for nomination for election to the Board recommended by stockholders on a substantially similar basis as it considers other nominees.

STOCKHOLDER NOMINATIONS AND RECOMMENDATIONS FOR BOARD NOMINATIONS

The Nominating and Corporate Governance Committee will accept for consideration qualified candidates properly recommended by stockholders. Stockholders who wish to recommend qualified candidates must do so by notifying the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s executive offices as set forth in the Company’s periodic reports, of a recommended director candidate. Submissions may be by mail, overnight courier or personal delivery. E-mail submissions will not be considered. In order to ensure meaningful consideration of candidates, notice must be received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders. In the event that the annual meeting date is advanced by more than 20 calendar days or delayed by more than 70 calendar days from the anniversary date of the previous year’s meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth as to each recommended candidate all information required under our by-laws and any other information relating to the recommended candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the recommended candidate’s written consent to being named in the Company’s proxy statement as a nominee and to serving as a director if elected. The Company may require any recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director, as well as a consent to be interviewed by the Nominating and Corporate Governance Committee.

Submissions received through this process will be forwarded to the Nominating and Corporate Governance Committee for review. Only those nominees whose submissions comply with these procedures and who satisfy the qualifications determined by the Nominating and Corporate Governance Committee for directors of the Company will be considered by the Nominating and Corporate Governance Committee. Acceptance of a recommendation for consideration does not imply the Nominating and Corporate Governance Committee will nominate or recommend for nomination the recommended candidate. Nominees for director who are recommended by stockholders will be evaluated in the same manner as any other nominee for director. In addition, stockholders may nominate directors for election to the board by following the procedures in our by-laws, as described below under “Other Matters—Stockholder Proposals for 2022 Annual Meeting.”

Stockholders who would like to nominate a candidate for director by providing advance notice of the nomination pursuant to our by-laws must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

PROXY ACCESS

In February 2019, our Board adopted amended and restated by-laws which include a proxy access provision to permit a stockholder, or a group of up to 20 stockholders, meeting specified eligibility requirements, to nominate and include director candidates constituting up to the greater of two nominees or 20% of the number of directors then in office in the Company’s proxy materials for any annual meeting of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned 3% or more of the Company’s outstanding common stock continuously for at least three years

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director candidates in the Company’s proxy materials and provide other required information to the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting).

Stockholders who would like to nominate a candidate for director via proxy access must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

DIVERSITY POLICY

In April 2017, the Board adopted a Policy Regarding Diversity as a Consideration for Board Nominations. Pursuant to this policy, the Nominating and Corporate Governance Committee and Board consider diversity – in terms of age, experience, industry, gender and ethnicity – to be an important factor in the consideration of candidates for nomination to the Board. However, no new candidates have been nominated for the Board since the adoption of this policy (other than Mr. Garrett, who was originally nominated by a large former stockholder pursuant to a then-existing stockholder agreement, and Messrs. Eckert and Natelli, who were both originally nominated pursuant to and in accordance with the terms of the Merger Agreement with Chesapeake). As a result, the Board has not yet had an opportunity to evaluate the effectiveness of this policy.

POLICY REGARDING STOCKHOLDER RIGHTS PLANS

The Board affirms as a matter of corporate policy that it will not authorize or adopt any stockholder rights plan or similar plan or agreement without the prior approval of the Company’s stockholders, unless any such plan or agreement would be submitted to the Company’s stockholders to be ratified or, in the absence of such stockholder approval or ratification, would expire within one year of its adoption.

COMMUNICATIONS WITH THE BOARD

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with our Lead Independent Director, the chairperson of the Audit, Compensation or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, Virginia 22102, who will forward all such communication to the appropriate party.

DIRECTOR COMPENSATION

COMPENSATION PROGRAM

Introduction

Our director compensation program is designed to compensate independent, non-employee directors fairly for work required for a company of our size, complexity and scope and to align their interests with the interests of our stockholders. The program reflects our desire to attract, retain and use the expertise of highly-qualified people serving on our Board. In considering and ultimately recommending the compensation for our non-employee directors, the Compensation Committee reviewed and considered peer data and analysis and recommendations from the Compensation Committee’s independent compensation consultant.

Program Details

The Board has not increased director compensation levels or otherwise made changes to the program since 2018.

Our independent directors receive director compensation for the period from the annual meeting at which they are elected until the next annual meeting. For the 2020-2021 period, our annual compensation program for independent directors is summarized in the table below:

Item	April 2020 – April 2021

Annual Cash Retainer for Board Members (Other than Lead Independent Director)	$80,000

Annual Cash Retainer for Lead Independent Director	$115,000

Annual Cash Retainer for each Audit, Compensation and/or Nominating and Corporate Governance Committee Membership (Other than the Chairperson)	$7,500

Annual Cash Retainer for Audit Committee Chairperson	$25,000

Annual Cash Retainer for each of Compensation Committee and Nominating and Corporate Governance Committee Chairperson	$20,000

Annual Equity Award for All Board Members	$140,000

Our Chairman and Chief Executive Officer does not receive any additional compensation for serving as a director. On April 24, 2020, each independent director received a grant of restricted stock in an amount equal to the annual equity award for the service period from April 25, 2020 until April 30, 2021, the date of our 2021 annual meeting, with such awards vesting on the date of the 2021 annual meeting. Our directors, as holders of restricted stock, will receive dividends, if any, on such restricted stock at the same time that regular dividend payments are made on the Company’s common stock. We do not expect any changes to the director compensation program for the 2021-2022 period. The next equity award grant to our independent directors is expected to be made on or around the date of our 2021 annual meeting of stockholders and will represent the directors’ annual grant for their services as a director until the 2022 annual meeting of stockholders.

All cash retainers will be paid to each independent director in quarterly installments. Any independent director may elect to receive 100% of his or her cash Board fees in fully vested shares of the Company’s common stock of an equivalent value, which have a grant date that is five business days before the regular quarterly payment date of such cash fees. Additionally, all of our directors will be reimbursed for reasonable travel and related expenses associated with attendance at our Board or committee meetings.

Program Rationale

The Company is the second-largest publicly-traded lodging REIT by enterprise value in the United States and was spun-off as a separate public company from Hilton to own complex lodging real estate held by Hilton in many instances for decades. In recommending director compensation, the Compensation Committee considered the complexity of issues overseen by the Board that are not commensurate with smaller, less complex lodging REITs. In particular, the Compensation Committee considered the following when determining the appropriate level of director compensation –

•

the complexity of matters that arise from the Company’s origin from a “propco/opco” Spin-off from Hilton, including commercial, governance and tax matters that require ongoing Board awareness and attention

•	the additional challenges faced from running a large, geographically dispersed portfolio

•	the sophistication of the Company’s portfolio, including joint venture and ground-leased assets, and

•

the potential for substantial transactions in the future (including additional complex portfolio dispositions, joint ventures, mergers or portfolio acquisitions) requiring substantial Board attention in order to effect meaningful portfolio transformation and growth for Park – and the related time commitment and expertise to advise on such transactions and related integration matters.

As a result, the Company’s director compensation was established in recognition of the amount of time and attention required of Board members in order for them to fulfill their responsibilities to the Company. In 2019, the Company acquired Chesapeake, which was an example of the type of significant transactional work expected by the Company’s directors to meaningfully effect Park’s transformation and growth. Despite this transaction and other complex issues recently faced by the Company that have required significant time and attention from the Board, the Compensation Committee has not adjusted director compensation since 2018.

The benefits that the Company gains from having such experienced and sophisticated directors have never been more valued than during this last year. From the outset of the COVID-19 pandemic, our Board has been focused on its oversight and risk management responsibilities. Throughout the crisis, our Board has been in regular contact with management and has convened several special meetings to advise management as it responds to this unprecedented crisis. Among other topics, the Board has reviewed and advised on our key strategic initiatives to increase and preserve our liquidity and financial flexibility, fortify our balance sheet, manage the suspension and re-opening of various hotels in our portfolio and mitigate the unique risks presented by the COVID-19 pandemic and its effects on the lodging and hospitality industry.

STOCK OWNERSHIP POLICY

To align the interests of directors with stockholders, the Board has adopted a requirement that each of our independent directors will be required to own stock in an amount equal to five times his or her annual cash retainer. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying unvested time-vesting restricted stock, and shares held under a deferral or similar plan. Independent directors are expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

DIRECTOR TRAVEL

In order to encourage our independent directors to better understand our hotel assets and provide feedback on our portfolio, our independent directors are entitled to up to 30 complimentary room nights per calendar year (including associated room taxes and fees) at properties owned by the Company for their own use or use by family members accompanying them. Direct, incremental costs of the director’s room stay charge (i.e., the cost of cleaning the room daily) are considered compensatory to the director and the Company does not provide tax gross-ups to the directors with respect to these benefits.

DIRECTOR COMPENSATION FOR 2020

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2020. Mr. Baltimore is compensated as an executive officer and did not receive any compensation from the Company for serving as a director during fiscal year 2020.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Patricia M. Bedient	94,980	139,997	--	234,977
Gordon M. Bethune	130,000	139,997	--	269,997
Thomas D. Eckert	87,500	139,997	1,614	229,111
Geoffrey M. Garrett	87,500	139,997	180	227,677
Christie B. Kelly	112,483	139,997	--	252,480
Sen. Joseph I. Lieberman	95,000	139,997	--	234,997
Thomas A. Natelli	87,483	139,997	--	227,480
Timothy J. Naughton	107,483	139,997	--	247,480
Stephen I. Sadove	107,483	139,997	--	247,480
(1)

The following directors elected to receive all or a portion of their respective cash compensation in the form of fully vested shares of the Company’s common stock, which election resulted in the following number of fully vested shares being granted during fiscal year 2020, which number of shares were determined using the closing price of Park’s common stock on the NYSE on the applicable grant date: Ms. Bedient, 9,360; Ms. Kelly, 11,085; Mr. Natelli, 8,621; Mr. Naughton, 10,592; and Mr. Sadove, 10,592.

(2)

Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of each director’s restricted stock award granted in fiscal year 2020, computed in accordance with Financial Accounting Standards Board and Accounting Standards Codification (“FASB ASC”) Topic 718. The grant date fair value of such awards is determined using the fair value of the underlying common stock on the grant date. As of December 31, 2020, each of our non-employee directors held 18,893 restricted shares.

(3)	Amounts shown in the All Other Compensation column reflect the complimentary rooms, valued at the incremental cost to Park of the hotel room stay, for directors staying at properties owned by Park.

EXECUTIVE OFFICERS

EXECUTIVE OFFICER BIOGRAPHIES

Set forth below is certain information regarding each of our current executive officers as of March 5, 2021, other than Mr. Baltimore, whose biographical information is presented under “Proposal 1: Election of Directors – Director Nominees.”

Name	Age	Position
Thomas J. Baltimore, Jr.	57	Chairman of the Board of Directors, President and Chief Executive Officer
Sean M. Dell’Orto	46	Executive Vice President and Chief Financial Officer
Carl A. Mayfield	57	Executive Vice President, Design and Construction
Thomas C. Morey	49	Executive Vice President and Chief Investment Officer
Jill C. Olander	47	Executive Vice President, Human Resources
Nancy M. Vu	45	Senior Vice President, General Counsel and Secretary

Sean M. Dell’Orto has served as our Executive Vice President and Chief Financial Officer since December 2016 and previously also served as our Treasurer from December 2016 until February 2020. Prior to joining the Company, Mr. Dell’Orto served as Senior Vice President, Treasurer of Hilton Worldwide Holdings Inc. (NYSE: HLT), a global hospitality company, from September 2012 until December 2016. Prior to that, Mr. Dell’Orto served as Vice President, Corporate Finance of Hilton from February 2010 to September 2012, leading corporate forecasting and capital markets activities including debt fundraising and refinancing, loan workouts and modifications, strategic planning and debt compliance. Prior to his tenure at Hilton, Mr. Dell’Orto held similar management roles at Barceló Crestline Corporation and Highland Hospitality Corporation. Mr. Dell’Orto received his Bachelor of Science degree from University of Virginia and his Master of Business Administration degree from the Wharton School, University of Pennsylvania. Mr. Dell’Orto served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017. Mr. Dell’Orto currently serves on the board of directors for the University of Virginia Foundation.

Carl A. Mayfield has served as our Executive Vice President, Design and Construction since September 2018. Prior to joining the Company, Mr. Mayfield served most recently as the Senior Vice President of Design & Construction at RLJ Lodging Trust (NYSE: RLJ), a lodging REIT, and RLJ Development, LLC from February 2004 to September 2018. Prior to his tenure at RLJ, Mr. Mayfield served as the Project Executive for Georgetown University’s $300 million, mixed-use campus expansion project and held senior positions representing Washington Sports and Entertainment and The World Bank. Mr. Mayfield received his Bachelor of Science degree in Civil Engineering from University of Delaware and his Master of Science degree in Real Estate Development from Johns Hopkins University. Mr. Mayfield currently serves on the board of directors of the American Red Cross of the National Capital Region and the Montgomery County Boys and Girls Club. He is also an executive mentor to graduate students at the Georgetown University McDonough School of Business.

Thomas C. Morey joined the Company in August 2016 and has served as our Executive Vice President and Chief Investment Officer since January 2020. From December 2016 until February 2018, he served as our Senior Vice President, General Counsel and Secretary. From February 2018 until January 2020, he served as our Executive Vice President, General Counsel and Secretary (and he continued to serve as our General Counsel and Secretary on an interim basis from January 2020 until October 2020 when his successor was appointed). Prior to joining the Company, Mr. Morey served as Senior Vice President and General Counsel of Washington Real Estate Investment Trust, a multifamily, office and retail REIT, from October 2008 until July 2016. Prior to that, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells US LLP), where he focused on capital markets transactions, mergers and acquisitions, strategic investments and general business matters for national and regional lodging, residential, office, retail and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a former member of the board of directors of the Maryland Chamber of Commerce and also previously served on the Executive Committee of the Maryland Chamber of Commerce. Mr. Morey received his Bachelor of Arts degree from Princeton University and his Juris Doctor degree from Duke Law School. Mr. Morey served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017.

Jill C. Olander has served as our Executive Vice President, Human Resources since February 2018 and, prior to that, as our Senior Vice President, Human Resources from January 2017 until February 2018. Prior to joining the Company, Ms. Olander served as Vice President, Human Resources Consulting with Hilton (NYSE: HLT), a global hospitality company, from July 2013 until December 2016. Prior to that, Ms. Olander served as Senior Director of Human Resources Consulting with Hilton from April 2010 to July 2013. Prior to that, she served as Vice President of Human Resources for Allied Capital (acquired by Ares Capital Management in 2010), a private equity investment firm and mezzanine capital lender, from April 2006 to January 2010. Previously, Ms. Olander also held various Human Resources management roles at Chevy Chase Bank (now Capital One Bank), Deloitte & Touche and Capital One Financial. Ms. Olander received her Bachelor of Science degree from Vanderbilt University.

Nancy M. Vu joined the Company in October 2016 and has served as our Senior Vice President, General Counsel and Secretary since October 2020. From October 2016 until January 2020, she served as our Assistant General Counsel – Real Estate, and from January 2020 until October 2020, she served as Senior Vice President and Deputy General Counsel. Prior to joining the Company, Ms. Vu served as Senior Director, Asset Management at Choice Hotels International (NYSE: CHH) from 2014 to 2016, leading and managing real estate, joint venture and capital transactions and investments for her assigned portfolio of assets. Ms. Vu previously served as Senior Counsel at RLJ Lodging Trust (NYSE: RLJ) from 2013 to 2014 and as Senior Counsel at Choice Hotels International from 2010 to 2013. Ms. Vu received her Bachelor of Science degree from Georgetown University and her Juris Doctor degree from the University of San Diego.

There are no family relationships among any of our directors or executive officers.

PROPOSAL 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2017 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

INTRODUCTION

The Company is seeking stockholder approval of an amendment and restatement of the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors (the “Director Stock Plan”). The amendment and restatement of the Director Stock Plan is being submitted for the approval of the stockholders of the Company in order to increase the number of shares of the Company’s common stock that is available for issuance under the Director Stock Plan by 500,000 shares, from 450,000 shares to 950,000 shares. As of March 5, 2021, 72,982 shares of the original 450,000 share pool remain available for issuance under the Director Stock Plan. If the amendment and restatement of the Director Stock Plan is approved by the Company’s stockholders, the additional 500,000 shares would increase the total number of shares remaining available for future issuance under the Director Stock Plan to approximately 572,982 shares (based on 72,982 shares remaining as of the date of March 5, 2021). If stockholders approve the amendment and restatement of the Director Stock Plan, we believe that the shares available for issuance under the Director Stock Plan, as amended and restated, will provide sufficient shares for our equity-based compensation needs for non-employee directors for approximately five years (assuming our stock price, number of non-employee directors and director compensation program remain consistent).

Our Compensation Committee engaged FPL Associates L.P. (“FPL”), its independent compensation consultant, in reviewing the Director Stock Plan. As part of this review, the Compensation Committee reviewed the features and rationale for the Company’s director compensation program, as described in more detail under “Director Compensation—Compensation Program—Program Details” and “—Program Rationale.” In addition, the Compensation Committee considered the Company’s robust stock ownership guidelines for independent directors as described in more detail under “Director Compensation—Stock Ownership Policy.” Following its review, the Compensation Committee determined that that the Company’s director compensation program remains competitive and is in the best interest of stockholders.

If the Company’s stockholders do not approve the amendment and restatement of the Director Stock Plan, the amendment and restatement will not take effect, but the Company may continue to grant awards under the Director Stock Plan in accordance with the current terms and conditions of the plan. If the amendment and restatement of the Director Stock Plan is not approved by the Company’s stockholders, the remaining shares reserved for issuance may not be sufficient to cover our expected April 2021 annual restricted stock grants to non-employee directors depending on our stock price on the date of grant. If we do not have enough shares available for grant, we may grant a portion of the equity portion of director awards in cash. We may also suspend our policy of permitting non-employee directors to receive 100% of their cash Board fees in fully vested shares of the Company’s common stock.

The Company is not requesting an increase in the number of shares available for issuance under, or proposing any other amendments to, the separate Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan, which is used for awards granted to executives and other employees.

The amendment and restatement of the Director Stock Plan also makes other immaterial changes. The key terms of the Director Stock Plan, as amended and restated, are summarized below, and such summary is qualified in its entirety by the Director Stock Plan, as amended and restated, as set forth in Exhibit A to this Proxy Statement.

Overview

The purpose of the Director Stock Plan is to provide a means through which the Company may attract and retain members of our Board and to provide a means whereby members of our Board can acquire and maintain an equity interest in the Company, thereby strengthening their commitment to the welfare of the Company and aligning their interests with those of the Company’s stockholders. The Director Stock Plan was originally approved prior to the Company’s Spin-off by the Company’s then-sole stockholder and became effective as of January 3, 2017. Since that original approval of the Director Stock Plan, the Company has increased the size of our Board by three additional members; however, director compensation has not been adjusted or increased since 2018.

The amendment and restatement of the Director Stock Plan was approved by our Board on February 19, 2021 (the “Amendment Date”), subject to approval of the plan by the Company’s stockholders. The Director Stock Plan provides for potential grants of stock options (“Options”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and other equity-based awards (collectively, “Director Awards”).

Term

The amendment and restatement of the Director Stock Plan will not change the term of the Director Stock Plan. The Director Stock Plan will terminate on January 3, 2027 (unless sooner terminated by our Board), and no additional Director Awards will be granted under the Director Stock Plan after that date. The termination of the Director Stock Plan will not affect previously granted Director Awards.

Shares Available for Issuance

The total number of shares of the Company’s common stock that may be issued pursuant to Director Awards under the Director Stock Plan may not exceed an aggregate of 950,000 shares, representing the original share pool of 450,000 shares plus the 500,000 shares that will be added to the share reserve if the amendment and restatement of the Director Stock Plan is approved by the Company’s stockholders. If the amendment and restatement of the Director Stock Plan is approved by the Company’s stockholders, the additional 500,000 shares to be added to the share reserve would increase the total number of shares remaining available for future issuance under the Director Stock Plan to approximately 572,982 shares (which includes 72,982 shares remaining available for issuance under the current Director Stock Plan as of the date of March 5, 2021).

Shares of common stock issued by the Company in settlement of Director Awards may be authorized and unissued shares, treasury shares, shares purchased on the open market or by private purchase, or a combination of the foregoing. To the extent that a Director Award expires or is canceled, forfeited or terminated without issuance to the participant of the full number of shares of common stock to which the Director Award related, the unissued shares will again be available for grant under the Director Stock Plan. In no event will (i) shares tendered or withheld on the exercise of Options or other Director Awards for the payment of the exercise or purchase price, (ii) shares not issued upon the settlement of a SAR that settles in shares of common stock (or could settle in shares of common stock), or (iii) shares purchased on the open market with cash proceeds from the exercise of Options, again become available for other Director Awards under the Director Stock Plan.

Eligibility

Each member of our Board, elected or appointed, who is not also an employee of the Company or any of our subsidiaries or affiliates, is eligible for the grant of Director Awards under the Director Stock Plan. An individual who is elected to our Board at an annual meeting of the stockholders of the Company will be deemed to be a member of our Board as of the date of such meeting. As of March 5, 2021, there were nine non-employee directors who are eligible to participate in the Director Stock Plan.

Award Limit

The maximum number of shares subject to Director Awards granted during a single fiscal year to any participant, taken together with any cash fees paid during the fiscal year to such participant in respect of his or her service as a member of our Board, may not exceed $1,000,000 in total value (calculating the value of any such awards based on the value of such awards on the grant date for financial reporting purposes).

Administration

The Director Stock Plan may be administered by our Board or a properly delegated subcommittee. Currently, the Director Stock Plan is administered by our Compensation Committee. Subject to the provisions of the Director Stock Plan and applicable law, the Compensation Committee has the sole and plenary authority, in addition to other express powers and authorizations conferred on the Compensation Committee by the Director Stock Plan to (i) designate participants; (ii) determine the type or types of Director Awards to be granted to a participant; (iii) determine the number of shares of common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Director Awards; (iv) determine the terms and conditions of any Director Award; (v) determine whether, to what extent, and under what circumstances Director Awards may be settled in, or exercised for, cash, shares of common stock, other securities, other Director Awards or other property, or canceled, forfeited or suspended and the method or methods by which Director Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other Director Awards or other property and other amounts payable with respect to a Director Award will be deferred either automatically or at the election of the participant or of the Compensation Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Director Stock Plan and any instrument or agreement relating to, or Director Award granted under, the Director Stock Plan; (viii) establish, amend, suspend or waive any rules and regulations and appoint such agents as the Compensation Committee deems appropriate for the proper administration of the Director Stock Plan; and (ix) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Director Stock Plan.

Types of Awards

Options

The Compensation Committee may grant Options under the Director Stock Plan. Each Option granted under the Director Stock Plan will be evidenced by an award agreement, which may be in written or electronic form (an “Award Agreement”). All Options granted under the Director Stock Plan will be nonqualified stock options and will have an exercise price per share that is not less than 100% of the “fair market value” (as defined in the Director Stock Plan) of a share as of the applicable grant date. The closing price of a share of the Company’s common stock on March 5, 2021, was $21.01. Options granted under the Director Stock Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee. Options will expire upon a date determined by the Compensation Committee, not to exceed 10 years from the applicable grant date. Unless otherwise provided by the Compensation Committee, whether in an Award Agreement or otherwise, in the event of a participant’s termination of service due to death or “disability” (as defined in the Director Stock Plan), each outstanding Option held by the participant will become fully vested and exercisable as of the date of such termination, and such Option will remain exercisable for one year after termination (but in no event beyond the original expiration date of the Option).

SARs

The Compensation Committee may grant SARs under the Director Stock Plan. Each SAR granted under the Director Stock Plan will be evidenced by an Award Agreement. SARs may be granted in tandem with any Option granted under the Director Stock Plan or independent of any Option. The strike price per share of the Company’s common stock for each SAR will not be less than 100% of the fair market value of such share as of the applicable grant date, provided that a SAR granted in tandem with (or in substitution for) an Option previously granted will have a strike price equal to the exercise price of the corresponding Option. A SAR granted in connection with an Option will become exercisable and will expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option will vest and become exercisable in such a manner and on such date or dates or upon such event or events as determined by the Compensation Committee. SARs will expire upon a date determined by the Compensation Committee, not to exceed 10 years from the applicable grant date.

Unless otherwise provided by the Compensation Committee, whether in an Award Agreement or otherwise, in the event of a participant’s termination of service due to death or disability, each outstanding SAR held by the participant will become fully vested and exercisable as of the date of such termination, and such SAR will remain exercisable for one year after termination (but in no event beyond the original expiration date of the SAR). Upon the exercise of a SAR, the Company will pay to the participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the fair market value of one share of the Company’s common stock on the exercise date over the applicable strike price, less applicable tax withholdings. The Company will pay such amount in cash, in shares of common stock, or any combination thereof, as determined by the Compensation Committee.

Restricted Stock and RSUs

Each grant of restricted stock and RSUs will be evidenced by an Award Agreement. Restricted stock is common stock of the Company that is subject to certain specified restrictions, which may include, without limitation, a requirement that the participant provide continuous services as a non-employee director of our Board for a specified period of time. RSUs constitute an unfunded and unsecured promise to deliver shares of the Company’s common stock, cash, other securities or other property, subject to certain restrictions, which may include, without limitation, a requirement that the participant provide continuous services as a non-employee director of our Board for a specified period of time. Restricted Stock and RSUs will vest, and any applicable period of restriction will lapse, in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee.

Subject to certain restrictions set forth in the Director Stock Plan and the applicable Award Agreement, a participant generally will have the rights and privileges of a stockholder as to shares of restricted stock, including, without limitation, the right to vote such restricted stock. A participant will have no rights or privileges as a stockholder as to RSUs. Except as otherwise provided in an Award Agreement or by the Compensation Committee, upon the payment by the Company of dividends on shares of common stock, the holder of outstanding RSUs will be entitled to be credited with dividend equivalent payments in cash (unless the Compensation Committee elects to credit such payments in shares of common stock having a fair market value equal to the amount of such dividend), which payments will be made to the holder on a current basis within 15 days following the date on which the corresponding dividend is paid to the Company’s stockholders.

Other Equity-Based Awards

The Compensation Committee may grant other equity-based awards under the Director Stock Plan alone or in tandem with other Director Awards, in such amounts and dependent on such conditions as the Compensation Committee determines. Each such award granted under the Director Stock Plan will be evidenced by an Award Agreement and will be subject to such conditions not inconsistent with the Director Stock Plan as may be reflected in the applicable Award Agreement. Grants of other equity-based awards that are operating partnership or limited liability company units or profits interests or other equity interests in an operating partnership or limited liability company subsidiary of the Company (a) may be granted for service to such operating partnership or limited liability company subsidiary (or a subsidiary thereof) and (b) will have the rights and features of which, if applicable, will be set forth in an operating partnership or limited liability company agreement and an applicable Award Agreement.

Changes in Capital Structure and Similar Events

In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities of the Company, issuance of warrants or other rights to acquire shares of common stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of common stock (including a “change in control” (as defined in the Director Stock Plan)); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Compensation Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Compensation Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (x) the share reserve under the Director Stock Plan, or any other limit applicable under the Director Stock Plan with respect to the number of Director Awards which may be granted under the Director Stock Plan; (y) the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Director Awards or with respect to which Director Awards may be granted under the Director Stock Plan; and (z) the terms of any outstanding Director Award.

Except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Compensation Committee may provide for any one or more of the following: (i) substitution or assumption of Director Awards (or awards of an acquiring company), acceleration of the vesting of, exercisability of, lapse of restrictions on, or termination of, Director Awards, or establishment of a period of time (which will not be required to be more than 10 days) for participants to exercise outstanding Director Awards prior to the occurrence of such event (and any such Director Award not so exercised will terminate upon the occurrence of such event); (ii) cancellation of any one or more outstanding Director Awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Compensation Committee in connection with such event pursuant to clause (i) above), the value of such awards, if any, as determined by the Compensation Committee; and (iii) conversion or replacement of any Director Award that is not vested as of the occurrence of such event into or with the right to receive a payment, based on the value of the award (as determined consistent with clause (ii) above), which is subject to continued vesting on the same basis as the vesting requirements applicable to such converted or replaced award.

Amendments and Termination

The Board may amend, alter, suspend, discontinue or terminate the Director Stock Plan or any portion thereof at any time, provided, that no such amendment, alteration, suspension, discontinuance or termination will be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Director Stock Plan or for changes in U.S. generally accepted accounting principles (“GAAP”) to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Director Stock Plan (subject to certain exceptions set forth in the Director Stock Plan); or (iii) it would materially modify the requirements for participation in the Director Stock Plan. Further, any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any outstanding Director Award will not to that extent be effective without the consent of the affected participant, holder or beneficiary.

The Compensation Committee may, to the extent consistent with the terms of the Director Stock Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any outstanding Director Award or the associated Award Agreement, prospectively or retroactively, provided, that, other than adjustments made in connection with Adjustment Events, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any outstanding Director Award will not to that extent be effective without the consent of the affected participant.

No Repricing

Without stockholder approval, except as otherwise permitted in connection with Adjustment Events, (i) no amendment or modification may reduce the exercise price of any Option or the strike price of any SAR; (ii) the Compensation Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Compensation Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

Dividends and Dividend Equivalents

The Compensation Committee may provide a participant as part of a Director Award with dividends, dividend equivalents or similar payments in respect of awards, payable in cash, shares of common stock, other securities, other awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Compensation Committee, including, without limitation, payment directly to the participant, withholding of such amounts by the Company subject to vesting of the award or reinvestment in additional shares of common stock, restricted stock or other awards, provided, that no dividends, dividend equivalents or other similar payments will be payable in respect of outstanding Options or SARs.

Clawback/Repayment

All Director Awards will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our Board or the Compensation Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the Director Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.

Material U.S. Federal Tax Consequences

The following paragraphs are a summary of the material U.S. federal income tax consequences associated with Director Awards granted under the Director Stock Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. It is intended that the Director Stock Plan and any awards granted thereunder will comply with, and should be interpreted consistent with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Nonqualified Stock Options

No income will be recognized by a non-employee director at the time a nonqualified stock option is granted. Ordinary income will be recognized by the non-employee director at the time a nonqualified stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the director over the exercise price. The Company will generally be entitled to a deduction for federal income tax purposes at such time and in the same amount that the non-employee director is required to include in his or her income upon the exercise of a nonqualified stock option. Any additional gain or loss recognized upon later disposition of the shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

SARs

No taxable income is recognized when a SAR is granted to a non-employee director. Upon exercise, the director will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. The Company will generally be entitled to a deduction for federal income tax purposes at such time and in the same amount that the non-employee director is required to include in his or her income upon the exercise of a SAR. Any additional gain or loss recognized upon later disposition of any shares received is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

Restricted Stock

A non-employee director generally will not have taxable income upon the grant of restricted stock. Instead, the director will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid. Under Section 83(b) of the Code, an individual who is granted an award of restricted stock may elect to recognize income on the date of grant rather than the date of vesting in an amount equal to the fair market value of the shares on the date of grant (less the purchase price for such shares, if any). Pursuant to the Director Stock Plan, non-employee directors may not file Section 83(b) elections with respect to restricted stock unless expressly permitted by the terms of the applicable Award Agreement or by action of the Compensation Committee in writing prior to the making of such election. The Company will generally be entitled to a deduction for federal income tax purposes at such time and in the same amount that the non-employee director is required to include in his or her income upon the vesting of the restricted stock. Any additional gain or loss recognized upon later disposition of the shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

RSUs

A non-employee director generally will not have taxable income upon a grant of RSUs. When the RSUs vest and are settled for cash or shares, the director generally will be required to recognize as income an amount equal to the fair market value of the shares or the amount of cash on the date of settlement, and the Company generally will be allowed a corresponding tax deduction at that time. Any additional gain or loss recognized upon later disposition of any shares received is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

Other Equity-Based Awards

In general, a non-employee director who receives other equity-based awards will not be taxed on grant of such award, but instead the fair market value of the cash or common stock received will be taxable as ordinary income on the date that the cash or common stock is received in payment of such award, and the Company generally will be allowed a corresponding tax deduction at that time. Any additional gain or loss recognized upon later disposition of any shares received is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

New Plan Benefits

The amounts that may be received under the Director Stock Plan in the future are not determinable, as the Director Stock Plan, as amended and restated, will not be effective unless and until approved by the Company’s stockholders, and such amounts will depend on actions of the Compensation Committee, the performance of the

Company and the value of the Company’s common stock. For details on the equity compensation grants made to our non-employee directors under the Director Stock Plan in 2020, see “Director Compensation” beginning on page 27.

VOTE REQUIRED

Under our by-laws, approval of the proposal to amend and restate the Director Stock Plan requires the affirmative vote of a majority of all the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Because stockholder approval for the proposal to amend and restate the Director Stock Plan is required under NYSE rules and because the NYSE treats abstentions as votes cast, abstentions with respect to the proposal to amend and restate the Director Stock Plan will be counted as votes cast and will have the same effect as votes against the proposal, while other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE DIRECTOR STOCK PLAN.

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

INTRODUCTION

We are asking stockholders to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as required by Section 14A of the Exchange Act, and related SEC rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

The Company has in place a comprehensive executive compensation program. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program, practices and philosophy. The Compensation Committee intends to continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic developments affecting executive compensation.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

“RESOLVED, that the holders of common stock of Park Hotels & Resorts Inc. approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the Proxy Statement.”

As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

VOTE REQUIRED

Under our by-laws, approval of the say-on-pay proposal requires the affirmative vote of a majority of all the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “FOR” or “AGAINST” and will have no effect on the result of this vote.

Our current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders. Accordingly, we anticipate that the next such vote will occur at the 2022 annual meeting of stockholders.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

As an unprecedented worldwide public health and business phenomenon, the COVID-19 pandemic and its ongoing effects have had a significant and unexpected impact on our business. Not surprisingly, the effects of the COVID-19 pandemic have also raised compensation issues and challenges, particularly related to previously granted performance stock units and 2020 corporate performance objectives that were approved prior to the emergence of the pandemic and that determine the level of awards under our short-term incentive program.

In January and February 2020, prior to the implementation of travel restrictions, “stay-at-home” orders and other challenges that we and other lodging and hospitality companies have faced since early March 2020, the Compensation Committee (in this section, the “Committee”) granted equity awards and approved the 2020 corporate performance objectives related to our short-term incentive program generally consistent with prior years, with slight structural modifications described below under “–Compensation Framework—Short-Term Incentive” and “–Compensation Framework—Long-Term Incentive.” Additionally, in recognition of the extraordinary work that was undertaken in connection with the completion of the acquisition of Chesapeake in September 2019, as well as to incentivize the continued work that would be required in order to integrate the addition of the 181 newly-acquired hotels into the Company’s portfolio, the Committee approved special one-time equity awards (the “Chesapeake Special Awards”) in February 2020.

Following these early 2020 compensation decisions, the pandemic was upon us, and the world, as well as the Company’s business priorities, rapidly and unexpectedly changed. During the height of the pandemic, operations at 38 of the Company’s 60 hotels were suspended, and there were significant travel restrictions and suspensions of non-essential travel during most of 2020. As a result, the impact of the COVID-19 pandemic had a significant adverse effect on the Company’s performance and financial condition, especially the Company’s stockholder returns, Adjusted EBTIDA, RevPAR and leverage, each of which metrics were intended to compliment various parts of the Company’s overall strategy and business goals and directly determine compensation under the short-term and long-term incentive programs as originally structured. At the same time, the Company’s response to the pandemic required significant attention from management, including related to preserving and increasing liquidity, managing the Company’s suspensions and eventual re-openings of its hotels and developing a COVID-19 corporate response plan. This reality created a disconnect between the extraordinary dedication demonstrated by management and the significantly reduced annual incentive compensation that would result in 2020 under the existing executive compensation program.

Throughout the pandemic, the Committee regularly discussed how to fairly recognize the unexpected but critical shift in management’s focus and management’s achievements to successfully navigate the pandemic thus far and properly incentivize continued extraordinary efforts needed to position the Company for future recovery, while at the same time reflecting the adverse impact of the pandemic on our stockholders and hotel-level employees, consistent with the Company’s pay-for-performance philosophy. The Committee also considered how unprecedented and unforeseen business disruptions resulting from the COVID-19 pandemic was causing performance conditions attached to previously granted performance awards, including the performance conditions related to the performance stock units issued as part of the Chesapeake Special Awards and the performance stock units granted as part of annual awards in 2019 and 2020, to become potentially unattainable based on performance metrics to date. In particular, following the end of 2020, none of the shares underlying the performance stock units granted as part of the Chesapeake Special Awards vested, and the original corporate performance objectives under the short-term incentive program were each below the threshold level required for payment of such awards.

[1]	The Le Meridien New Orleans and Ace Hotel Downtown Los Angeles were subsequently sold in December 2019.

After multiple discussions and deliberations spanning over many months among Committee members, and with input from FPL, its independent compensation consultant, the Committee agreed that any compensation decisions or modifications must:

•

ensure that executive compensation remains appropriately aligned with the interests of Park’s stockholders (taking into account the significant decline and anticipated recovery of the Company’s share price over time)

•

recognize that the key performance objectives that were appropriate prior to the onset of the pandemic, such as RevPAR growth, Adjusted EBITDA and net debt to Adjusted EBITDA, were less appropriate and less indicative of success during the pandemic when many of the Company’s hotels had suspended operations for much of the year and when management had to adjust its focus and priorities to adapt to the new business challenges faced by the Company

•	reward management for leading the Company through this unprecedented crisis to date and acknowledge the extensive level of work required to do so; and

•	retain and continue to motivate Park’s leadership team given the skills needed to meet the continuing challenges of the pandemic going forward.

In alignment with these principals, the Committee approved the following modifications for fiscal year 2020:

•

a modification of the Company’s corporate performance objectives under the short-term incentive program to include additional metrics (i) representative of the Company’s adjusted focus and priorities and (ii) in recognition that key performance metrics that were appropriate prior to the onset of the pandemic were less appropriate and less indicative of success during the pandemic; and

•

a grant of special one-time performance-based restricted stock units (the “November Performance PSUs”) to the Company’s senior leadership and certain other associates that provided for conditional vesting based on increasing the Company’s stock price to the pre-pandemic level within a four-year period.

Except as modified by the additional corporate performance objectives and the granting of the November Performance PSUs, the Company’s compensation structure and program remains unchanged as a result of the COVID-19 pandemic. Specifically, despite the significant effect the pandemic is expected to have on the achievement of performance conditions related to performance awards, the Committee did not modify the terms of any previously-granted equity awards as a result of or in response to the pandemic.

A timeline of actions with respect to 2020 compensation is set forth below:

2020 NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the compensation for each of Park’s named executive officers (“NEOs”) under the executive compensation programs adopted by the Committee. For fiscal year 2020, our NEOs were:

Thomas J. Baltimore, Jr.	Chairman of the Board, President and Chief Executive Officer

Sean M. Dell’Orto	Executive Vice President and Chief Financial Officer

Carl A. Mayfield	Executive Vice President, Design and Construction

Thomas C. Morey(1)	Executive Vice President and Chief Investment Officer

Jill C. Olander(2)	Executive Vice President, Human Resources

Matthew A. Sparks(1)	Former Executive Vice President and Chief Investment Officer

(1)

From January 1, 2020 until January 15, 2020, Mr. Morey served as Executive Vice President, General Counsel and Secretary of the Company and Mr. Sparks served as Executive Vice President and Chief Investment Officer. On January 15, 2020, Mr. Sparks separated from the Company and Mr. Morey was appointed Executive Vice President and Chief Investment Officer effective immediately following the departure of Mr. Sparks. Mr. Morey continued to serve as General Counsel of the Company on an interim basis until his successor to General Counsel was appointed in October 2020. Mr. Sparks is included as an NEO pursuant to SEC rules.

(2)

Ms. Olander is a “named executive officer” of the Company for the first time in fiscal year 2020 and therefore, in accordance with SEC rules, only fiscal year 2020 compensation information is presented throughout this CD&A for Ms. Olander.

INDUSTRY AND COMPANY PERFORMANCE HIGHLIGHTS

To date, the global COVID-19 pandemic has caused the worst disruption ever experienced in the lodging and hospitality industry. According to AHLA’s 2021 State of the Hotel Industry report, the impact of COVID-19 on the travel industry to date has been nine times that of the September 11, 2001 terrorist attacks.

During the first quarter of 2020, the Company was on track for another productive year focused on integration of the hotels acquired in its transformative acquisition by merger of Chesapeake and the continuation of its capital recycling strategy with the sale of two hotels in February 2020 for combined gross proceeds of $208 million. Then, during the last three weeks of the first quarter, the pandemic started to adversely impact business as governments around the world implemented stringent measures to help control the spread of the virus, including quarantines, “shelter-in-place” and “stay-at-home” orders, travel restrictions, business curtailments and other measures. As a result, demand for travel declined at a precipitous pace, driving significant reduction in demand for hotel rooms – a demand that remained depressed throughout 2020. At the trough in April 2020, occupancy rates at the Company’s hotels were down 80.9% from pre-pandemic numbers as world-wide traffic halted, and remained down 57.8% in December 2020 as compared to December 2019 occupancy levels.

Management quickly recognized the risk to the Company’s business and immediately focused on reducing costs as quickly as possible and assuring substantial liquidity as well as protecting the safety of its associates by:

•	reducing our property-level full-time staff to align operations with customer demand

•	delaying non-essential capital expenditures and minimizing discretionary spending

•	suspending our dividend payments following the payment of our first quarter 2020 dividend

•	preserving our cash, including by establishing an initial baseline cash burn rate of approximately $85 million per month

•	drawing down on our $1 billion Revolver; and

•	strictly managing customer receivables and payment terms.

As the year progressed, the Company successfully took further protective actions that resulted in additional achievements, including:

•	completing two separate offerings of senior-secured notes, raising $1.375 billion that was used to repay $299 million of the Revolver and fully repay the term loan that Park entered into in 2016

•	repaying an additional $100 million of the Revolver with existing cash

•	strengthening our liquidity position by the end of fiscal year 2020, with over $1.4 billion in liquidity, including $474 million of available capacity on the Revolver; and

•	reducing our average monthly burn rate to $42 million for the fourth quarter of 2020.

Despite the significant and unprecedented impact of the COVID-19 pandemic, the Company succeeded in implementing health and safety protocols to protect its team, preserving its liquidity and positioning itself for the recovery ahead.

Throughout the pandemic, Park remained focused on its ultimate mission of delivering superior, risk-adjusted returns for stockholders. Since its Spin-off, Park’s total stockholder return has outperformed the median company in the FTSE Nareit Lodging Resorts Index with a market capitalization in excess of $1 billion (see Total Stockholder Return—Spin-off through 2020 chart below). However, as a result on Park’s focus on the group and business transient segments, Park’s relative total stockholder return fell behind the comparable companies (see Total Stockholder Return—2020 chart below). Despite a disappointing 2020, we remain confident that by maintaining our focus on our key priorities, which includes aggressive asset management, prudent capital allocation and the de-leveraging of our balance sheet, we will be able to create sustained, long-term value and returns for our stockholders.

*Source: FactSet data as of December 31, 2020.

For more information on our 2020 results and other related financial measures, see our 2020 Annual Report.

EXECUTIVE COMPENSATION KEY ATTRIBUTES

Set forth below is a summary of some of the key attributes that define our executive compensation program.

What We Do

✓	Maintain a short-term incentive program that is performance oriented and is based on multiple Company performance metrics and individual performance objectives

✓	Use total stockholder return as the sole performance metric for our performance share units that are tied to multi-year performance

✓	Maintain meaningful executive and independent director stock ownership policy

•	6x for our Chief Executive Officer

•	3x for other executive officers

•	5x annual cash retainer for directors

✓	Engage an independent compensation consultant

✓	Conduct an annual peer group review to ensure total compensation is properly benchmarked

✓	Offer limited perquisites

✓	Maintain an incentive compensation clawback policy, allowing the Company to recover annual and/or long-term incentive compensation in certain situations

What We Don’t Do

✘	No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✘	No tax gross-ups upon a change in control

✘

No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✘	No pledging or hedging activities permitted by our executives and directors

✘	No plan design features that encourage excessive or imprudent risk taking

✘	No dividends on unearned performance stock units

COMPENSATION PROCESS AND PHILOSOPHY

Our executive compensation programs are designed and administered under the direction and control of the Committee. The Committee is comprised solely of independent directors who review and approve our overall executive compensation programs and practices and set the compensation of our executive officers. In determining compensation for our executive officers, other than our Chief Executive Officer, the Committee considers, among other things, the recommendations of our Chief Executive Officer. The Committee is, however, solely responsible for making the final decisions on compensation for the Chief Executive Officer and other executive officers.

The Company’s executive compensation programs strive to achieve the following philosophy, principles and business objectives:

•	To align the interests of our executives with those of our stockholders to maximize stockholder value
•	To attract and retain top talent
•	To reinforce our business objectives and the Company’s values
•	To motivate management to balance short-term objectives with long-term value creation to the stockholders, and
•	To provide competitive compensation to management based on the marketplace in which the Company competes for talent.

ROLE OF COMPENSATION CONSULTANT

In 2017, following the Spin-off, the Committee engaged the services of FPL as its independent compensation consultant. FPL provides the Committee with advice and resources to help it assess the effectiveness of the Company’s executive compensation strategy and programs. A representative of FPL typically attends meetings of the Committee and communicates with the Committee Chair between meetings. FPL reports directly to the Committee, and the Committee has the sole power to terminate or replace FPL at any time. The Committee assessed the independence of FPL in 2020 in accordance with the applicable rules of the SEC and the NYSE. After considering the foregoing, the Committee determined that it was appropriate to engage FPL as its independent compensation consultant.

During 2020, FPL did not work for management and did not receive any compensation from the Company other than for its work in advising the Committee.

USE OF PEER GROUP DATA

The Committee uses compensation data compiled from Park’s peer groups of companies for benchmarking purposes. The Committee reviews such data annually. As well, the Committee updates, as necessary and upon recommendation of FPL, the companies in our peer groups. Traditionally, companies compare their compensation practices and performance against the performance of a single group of companies whose business model and industry are relatively similar to those of the company. However, in recognition of the size and complexity of the Company, the Committee, at FPL’s recommendation, determined that it would be appropriate to utilize two peer groups — one for size and one for the lodging industry — in designing and administering the Company’s compensation programs.

In January 2020, the Committee approved the 12-company size-based peer group and the 9-company lodging REIT-based peer group set forth below. The size-based peer group took into account comparability in size in terms of market/total capitalization and similar revenue streams (i.e., generally real estate businesses with short-term “lease/rental” durations). The lodging REIT-based peer group includes REITs with a strategic focus on hotel assets. The Committee expects to continue to annually review the composition of our peer groups and make changes when appropriate.

Size-Based Peer Group		Lodging REIT-Based Peer Group

Apartment Investment and Management Company	Hyatt Hotels Corporation	Apple Hospitality REIT, Inc.	RLJ Lodging Trust

Apple Hospitality REIT, Inc.	JBG SMITH Properties	Chesapeake Lodging Trust	Ryman Hospitality Properties, Inc.

Camden Property Trust	RLJ Lodging Trust	DiamondRock Hospitality Company	Sunstone Hotel Investors, Inc.

CubeSmart	Ryman Hospitality Properties, Inc.	Host Hotels & Resorts, Inc.	Xenia Hotels & Resorts, Inc.

Federal Realty Investment Trust	Sunstone Hotel Investors, Inc.	Pebblebrook Hotel Trust

Host Hotels & Resorts, Inc.	Wyndham Worldwide Corporation

The size-based peer group has been utilized in designing pay programs calculated to attract and retain key employees in recognition of the greater responsibilities involved in managing a company of our size and complexity. The lodging REIT-based peer group has been utilized to assess Company executive compensation practices against other lodging REITs. We believe the peer group companies represent the size and industry with which we currently compete for executive talent. The peer group companies also include many of our principal business peers.

FPL’s benchmarking compared the compensation of our executive officers based on base salary and total target compensation (including base salary, target short-term annual incentive compensation and an annualized long-term incentive compensation) with that of executive officers of similar titles and job roles across the peer companies. The Committee considered and expects to continue to consider the amount and mix of base and variable compensation by referencing, for each executive officer position, the prevalence of each element and the level of compensation that is provided in the market based on FPL’s comparison analysis.

In January 2021, the Committee again reviewed the composition of our size-based peer group and our lodging REIT-based peer group. Based on the recommendation of FPL, the Committee approved replacing Apartment Investment and Management Company with its recently spun-off real estate company, Apartment Income REIT Corp., in the size-based peer group. Additionally, the Committee approved the inclusion of Summit Hotel Properties, Inc. to replace Chesapeake in the lodging REIT-based peer group due to the acquisition of Chesapeake by Park in September 2019.

ROLE OF EXECUTIVES

The Committee believes management input is important to the overall effectiveness of the Company’s executive compensation programs. The Committee believes the advice of an independent compensation consultant should be combined with management input and the business judgment of the Committee members to arrive at a proper alignment of our compensation philosophy, principles and business objectives.

The Chief Executive Officer, the General Counsel, the Executive Vice President and Chief Financial Officer and the Executive Vice President, Human Resources are the officers of the Company who interact most closely with the Committee. These individuals work with the Committee to provide their perspective on aligning executive compensation strategies with our business objectives. When determining compensation for our executive officers, other than the Chief Executive Officer, the Committee considered individual performance as summarized and assessed by the Chief Executive Officer. The performance of the Chief Executive Officer is assessed directly by the Committee in executive session without the Chief Executive Officer present.

SAY-ON-PAY

In 2020, we provided our stockholders with an advisory (non-binding) vote on our executive compensation program (a “say-on-pay” vote). At our 2020 annual meeting of stockholders, approximately 96% of the votes cast approved our advisory vote on executive compensation. As illustrated in the chart below, this 2020 say-on-pay result continues the Company’s history of strong stockholder say-on-pay support since the Spin-off.

We believe our stockholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between executive pay and performance.

After considering our 2020 say-on-pay voting results and the advice from our compensation consultant, the Committee determined that it was appropriate to maintain the overall core design of our executive compensation program and, therefore, did not make any changes to the Company’s executive compensation program in response to the 2020 say-on-pay voting results. The Committee expects to consider future annual say-on-pay votes and investor feedback when making decisions relating to our executive compensation program, policies and practices.

COMPENSATION FRAMEWORK

The primary components of our executive compensation program, which was modified in fiscal year 2020 as described further below under “—Short-Term Incentive” and “—Long-Term Incentive,” are base salary, short-term incentive compensation (cash) and long-term incentive compensation (equity). These components are described in more detail below.

The following charts illustrate the mix between the compensation elements (base salary, annual short-term incentive in the form of cash and annual long-term incentive in the form of RSAs and PSUs) for our Chief Executive Officer and the average of our other NEOs, in each case based on target levels of compensation. In respect to our Chief Executive Officer, the following chart includes Mr. Baltimore’s Committee approved base salary prior to his waiver of his salary in response to the impact of COVID-19. Consistent with our compensation philosophy, approximately 87.5% of our Chief Executive Officer’s compensation was performance-based or at risk and approximately 75.2% of the average compensation of our other NEOs was performance-based or at risk. The below charts exclude the impact of the one-time Chesapeake Special Awards and November Performance PSUs, each of which were performance-based and/or at risk and, if included, would increase the percentage of the performance-based and/or at risk portion of compensation to 92.9% for our CEO and 85.1% for our other NEOs.

Base Salary

Structure

The base salary payable to each executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary levels are intended to be comparable with the competitive market, as determined by the Committee in its judgment, but are not targeted to specific market levels. The Committee expects to review base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities.

2020 Actual Base Salaries

For fiscal year 2020, the Committee reviewed and approved the base salaries shown below:

	Base Salary(1) ($)
Name	Fiscal Year 2020		Fiscal Year 2019	% Change
Thomas J. Baltimore, Jr.	1,000,000	(2)	1,000,000	0%
Sean M. Dell’Orto	500,000		500,000	0%
Carl A. Mayfield	475,000		475,000	0%
Thomas C. Morey	500,000	(3)	475,000	5%
Jill C. Olander(4)	300,000		--	--
Matthew A. Sparks(5)	--		500,000	--

(1)	The amounts shown reflect annualized base salary amounts. Actual base salary amounts received by the NEOs are reported in the 2020 Summary Compensation Table.
(2)

Mr. Baltimore’s unreduced base salary was $1,000,000 prior to his COVID-19 pandemic related voluntary waiver described below, and thus his approved base salary appears higher than his salary earned as reported in the 2020 Summary Compensation Table.

(3)

Effective March 2020, Mr. Morey’s base salary was increased from $475,000 to $500,000 to reflect his expanded role following his appointment to Executive Vice President and Chief Investment Officer of the Company.

(4)	Ms. Olander is a new NEO of the Company for fiscal year 2020 and therefore, in accordance with SEC rules, only fiscal year 2020 base salary information is presented.
(5)	Mr. Sparks departed from the Company in January 2020, prior to the Committee’s approval of base salaries for fiscal year 2020 and therefore only fiscal year 2019 base salary information is presented.

On account of the COVID-19 pandemic, Mr. Baltimore waived his base salary beginning in April 2020 for the remainder of the fiscal year 2020 (excluding the minimum amount of salary that is required to be paid under applicable laws and after applicable taxes and pre- and post-tax amounts required to be contributed to the Company’s benefit plans). The $431,504 of Mr. Baltimore’s waived base salary was used for the benefit of property-level employees negatively impacted as a result of the COVID-19 pandemic.

Short-Term Incentive

Structure

The Company’s executive short-term incentive program (the “STIP”) is designed to reward Company executives designated at the level of senior vice president and above based on our Company’s overall performance and the individual’s contribution to that performance. Pursuant to the STIP, each fiscal year, the Committee will determine a target bonus (the “Target Bonus”) for each participant who is a member of the Company’s executive committee or is subject to Section 16 of the Exchange Act. Under the terms of the STIP (as amended) and unless otherwise determined by the Committee, the threshold, target and maximum amounts of the Chief Executive Officer’s bonus under the 2020 STIP were 87.5%, 175% and 350%, respectively (increased in February 2020 from 75%, 150% and 225%, respectively, of his base salary (with the Committee having discretion to set a higher maximum amount) in the previous year), of his base salary (with the Committee having discretion to set a higher threshold amount and continuing to have discretion to set a higher maximum amount). The Committee determined that these modifications were advisable in order to give Mr. Baltimore, whose employment agreement renews on a year to year basis, a bonus opportunity commensurate with executives at companies of similar size and complexity.

In addition, the STIP (as amended) provides that the Target Bonus for each other participant (other than the Chief Executive Officer) is up to 75% (for officers at the senior vice president level) or up to 100% (for officers at the executive vice president level) of his or her base salary, with the actual bonus range that may be earned by each participant being determined by the Committee each fiscal year.

Annual STIP bonuses will be earned based on the achievement of both individual and Company performance objectives each fiscal year, as follows: (i) 25% (for officers at the senior vice president level), 20% (for officers at the executive vice president level) or 10% (for the Chief Executive Officer) of the bonus will be earned based on the achievement of individual performance objectives; and (ii) the remainder of the bonus will be earned based on the achievement of corporate performance objectives determined by the Committee at the beginning of such fiscal year. Individual objectives will be approved and scored by the Committee for the Chief Executive Officer and by the immediate supervisor for each other participant (with the Chief Executive Officer having the authority to revise any individual objectives or the scoring of such objectives for participants for whom the Chief Executive Officer is not the immediate supervisor). Corporate objectives will be approved and scored by the Committee.

Generally, to receive an award, participants must be employed by the Company through December 31 of the relevant fiscal year. Notwithstanding the foregoing, in the event of a participant’s termination of employment (other than with respect to Mr. Baltimore whose payments upon termination of employment are set forth pursuant to the terms of his Executive Employment Agreement with the Company, dated April 26, 2016 (the “CEO Employment Agreement”)) prior to December 31 of the relevant fiscal year (i) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), the participant will receive a bonus for such fiscal year based on achievement of target performance but prorated for the actual days worked during such year, or (ii) due to “retirement” (as defined in the STIP), the participant will receive a bonus for such fiscal year based on actual achievement but prorated for the actual days worked during such year. In the event of a participant’s termination of employment by the Company for “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) following the end of the relevant fiscal year but prior to the payment of STIP bonuses for such fiscal year, the participant will forfeit his or her right to receive an annual STIP bonus for such fiscal year.

2020 Company Performance Objectives

In February 2020, the Committee adopted 2020 corporate performance objectives (the “Pre-Pandemic Performance Objectives”) pursuant to the STIP following a review of the Company’s 2020 annual budget. The Committee also assigned each performance objective a relevant weighting. The Committee selected the specific performance objectives because they complement various parts of the Company’s overall strategy and business goals as explained further below –

•	Comparable RevPAR Growth focuses on revenue growth on a “same-store” basis within our portfolio – one of the Company’s core pillars of aggressive asset management

•	Comparable Hotel Adjusted EBITDA Margin focuses on “same store” margin improvement – as expense reduction is another of our core pillars of aggressive asset management

•	Adjusted EBITDA focuses on the Company’s overall earnings profile, which is affected by both asset management and acquisition and disposition activity, and

•	Net Debt to Adjusted EBITDA focuses on our overall net leverage position to align with maintaining a strong, conservative balance sheet.

The weightings of the Pre-Pandemic Performance Objectives and the threshold, target and high levels for such objectives are set forth in the table below.

Pre-Pandemic Performance Objectives(1)
	Allocation to Total Corporate Objectives	Threshold	Target	High
Comparable RevPAR Growth %	20%	-2.0%	0.5%	2.0%
Consolidated Hotel Adj. EBITDA Margin	30%	26.9%	28.2%	28.9%
Adjusted EBITDA	30%	$772 million	$822 million	$852 million
Net Debt/Adjusted EDITDA	20%	5.00x	4.50x	4.25x

(1)	For more information regarding the calculation of these corporate performance objective metrics, see the Financial Reporting Terms Annex included in this Proxy Statement.

During 2020, the Committee evaluated the impacts of COVID-19 on the Company’s 2020 compensation program, including the 2020 STIP, and the relevance of the Pre-Pandemic Performance Objectives in measuring the Company’s overall performance and management’s contribution to that performance. The Committee recognized that early in 2020 management’s focus shifted to navigating and weathering the pandemic’s impact on the Company and its business and positioning the Company for success in the anticipated recovery. As a result, the Committee determined that management’s priorities following the onset of the COVID-19 pandemic of (i) preserving and increasing liquidity; (ii) managing the Company’s suspension and eventual re-opening of its hotels; and (iii) developing a COVID-19 corporate response plan were not contemplated as goals at the time that the Committee approved the Pre-Pandemic Performance Objectives in February 2020 and that the Pre-Pandemic Performance Objectives would not properly motivate the Company’s executives to achieve these new short-term priorities

Beginning in March 2020, the Committee with the assistance of FPL, began developing additional 2020 corporate performance objectives (the “Additional Performance Objectives”) intended to better align with the Company’s short-term management priorities as a result of the COVID-19 pandemic, as explained further below –

•	Liquidity focusing on the establishment and maintenance of liquidity critical to weathering the disruption created by the COVID-19 pandemic

•

Suspension and Re-Commencement of Hotel Operations focusing on the evaluation, development and, with respect to managed properties, collaboration on operational plans for suspension and re-commencement of hotel operations in accordance with all relevant considerations, including governmental instructions and property specific demand trends, and

•

COVID-19 Corporate Response Plan focusing on the development and implementation of COVID-19 response plans, controls and protocols for the Company’s corporate office and owned and operated properties throughout the evolution of the pandemic.

During the Committee’s continued deliberation on the structure of the Additional Performance Objectives, the Company’s executive officers, including each of the NEOs, were advised that Additional Performance Objectives were being considered and were kept informed as these Additional Performance Objectives began to take shape.

The Additional Performance Objectives were formally approved by the Committee in January 2021. The Committee concluded that, for the purpose of Annual STIP bonuses, the final 2020 corporate performance objectives would be calculated as follows: (i) the Pre-Pandemic Performance Objectives would be collectively weighted 50% and (ii) the Additional Performance Objectives would be collectively weighted 50%.

As a result of the ongoing, negative impact of the COVID-19 pandemic, the Committee recognized that the Company’s results for fiscal year 2020 in relation to each of the Pre-Pandemic Performance Objectives was below threshold levels, resulting in zero payout in respect of the 50% of the corporate performance objectives determined by the Pre-Pandemic Performance Objectives. For the Additional Performance Objectives, the Committee recognized that the Company achieved target level, resulting in 100% of the target earned in respect of the 50% of the corporate performance objective determined by the Additional Performance Objectives.

2020 Target STIP Awards

In February 2020, the Committee approved a Target Bonus for fiscal year 2020 for Mr. Baltimore of 175% of his base salary, with his bonus range being set at 87.5% to 350% of his base salary. The Committee also approved 2020 Target Bonuses of 100% of base salary (with bonus ranges of 50% to 200% of base salary) for each of Messrs. Dell’Orto, Mayfield and Morey and Ms. Olander. As Mr. Sparks departed from the Company in January 2020, prior to the Committee’s approval of Target Bonuses for fiscal year 2020, he was not eligible for a 2020 STIP bonus and is not included in the chart below. The chart below sets forth the actual STIP bonus opportunity in dollars for each NEO at the threshold, target and high level for fiscal year 2020:

Name	Threshold ($)	Target ($)	High ($)

Thomas J. Baltimore, Jr.	875,000	1,750,000	3,500,000

Sean M. Dell’Orto	250,000	500,000	1,000,000

Carl A. Mayfield	237,500	475,000	950,000

Thomas C. Morey	250,000	500,000	1,000,000

Jill C. Olander	150,000	300,000	600,000

2020 Actual STIP Awards

In February 2020, the Committee determined individual performance objectives for Mr. Baltimore. Thereafter, individual performance goals for each other executive officer (excluding Mr. Sparks who was no longer with the Company) were determined by Mr. Baltimore. At the beginning of 2021, Mr. Baltimore reviewed and determined such NEO’s individual performance score. In February 2021, the Committee discussed and determined Mr. Baltimore’s individual performance score. Based on these individual performance scores and the achievement of the corporate performance objectives set forth above, the Committee approved the following 2020 actual STIP awards:

Name	Corporate Objective Payout ($)	Individual Performance Payout ($)	Total 2020 STIP Award ($)	Percentage of Target Paid Out

Thomas J. Baltimore, Jr.	787,500	350,000	1,137,500	65%

Sean M. Dell’Orto	200,000	200,000	400,000	80%

Carl A. Mayfield	190,000	142,500	332,500	70%

Thomas C. Morey	200,000	200,000	400,000	80%

Jill C. Olander	120,000	90,000	210,000	70%

Long-Term Incentive

Structure

The Company’s executive long-term incentive program (the “LTIP”) is intended to focus our executive officers and other eligible employees on, and reward them for, achieving our long-term goals and enhancing stockholder value. In addition to the Target Bonus determined pursuant to the STIP, each fiscal year, the Committee will also determine an aggregate target value (the “Aggregate Target Value”) under the LTIP for each participant. The LTIP was modified in February 2020, prior to the onset of the COVID-19 pandemic, such that, unless otherwise determined by the Committee, the Aggregate Target Value for the Chief Executive Officer with respect to grants under the 2020 LTIP will be at least $5,250,000 (increased from $3,500,000 in the previous year), with 40% of the LTIP award granted in shares of restricted stock (“RSAs”) and 60% granted in performance-based restricted stock units (“PSUs”) (changed from 50% each of RSAs and PSUs in previous years). The Committee determined that the February 2020 modification was advisable as it increased the pay-for-performance component of the Chief Executive Officer’s LTIP Award, creating even greater alignment between his compensation and the financial stability of the Company. Additionally, the modification provided Mr. Baltimore with an Aggregate Target Value commensurate with executives at companies of similar size and complexity.

In addition, the LTIP provides that the Aggregate Target Value of each other participant (other than the Chief Executive Officer) who is a member of the Company’s executive committee or is subject to Section 16 of the Exchange Act may be up to 100% (for officers at the senior vice president level) or up to 275% (for officers at the executive vice president level) of his or her base salary, with (i) 50% of the value being granted in the form of a time-based awards consisting of RSAs and (ii) 50% of the value being granted in the form of a performance-based awards consisting of PSUs.

The illustration below sets forth the structure of our LTIP in fiscal year 2020:

The terms of each RSA award and PSU award are described below.

•

Each fiscal year’s RSA award will vest ratably on each of the first three anniversaries of the grant date, subject to the continued employment of the participant through the applicable vesting date. In the event of a participant’s termination of employment (i) without “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) or due to “retirement” (as defined in the RSA award agreement), in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within 12 months following a “change in control” (as defined in the Company’s 2017 Omnibus Incentive Plan), all of the remaining unvested shares will become vested and (iii) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), a prorated amount of the shares will vest based on the actual days worked during the vesting period. With respect to the Chief Executive Officer’s RSA awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. Participants will receive dividends on the RSAs at the same time that regular dividend payments are made on the Company’s common stock.

•

Each fiscal year’s PSU award will vest based on the Company’s total stockholder return relative to the total stockholder returns of the companies that comprise the FTSE Nareit Lodging Resorts Index and that have a market capitalization in excess of $1 billion as of the first day of the applicable performance period (the “PSU TSR metric”), in each case over a three-year performance period beginning on January 1 of the fiscal year of such grant (each a “Performance Period”), subject to the participant’s continued employment through the end of the Performance Period. As set forth in the chart below, the number of PSUs that may become vested will range from 0% to 200% of the number of PSUs granted to the participant, based on the level of achievement of the foregoing performance measure, as determined by the Committee.

In the event of a participant’s termination of employment (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked during the Performance Period (and calculated based on actual performance through the end of the Performance Period) and (ii) without cause within 12 months following a change in control, the PSUs will vest based on actual performance through the end of the Performance Period and will not be prorated based on actual days worked during the Performance Period, provided that if the PSUs are not substituted or assumed following a change in control, then the PSUs will vest on the day immediately prior to the consummation of such change in control based on actual performance through such day. With respect to the Chief Executive Officer’s PSU awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. After the end of the Performance Period once the Committee has determined total stockholder return performance and the actual number of PSUs that have vested based on such performance, participants will receive accrued dividends on the shares underlying the vested PSUs based on each regular cash dividend declared on the Company’s common stock during the Performance Period.

2020 Target LTIP Awards

The following table presents the dollar value of the LTIP awards granted to each NEO in February 2020, including the specific threshold, target and high PSU opportunities for each NEO and the value of the RSAs granted in 2020. PSU awards are denominated in units that convert into shares of our common stock upon vesting (rather than being denominated as a dollar value). As a result, the actual value received by the NEO upon vesting will take into account the value of our common stock at such time. Mr. Sparks separated from the Company in January 2020, prior to the Committee’s approval of LTIP awards for fiscal year 2020 and therefore he is not included in the chart below.

Name	Performance-based PSUs			Time-based RSAs ($)
	Threshold ($)	Target ($)	High ($)

Thomas J. Baltimore, Jr.	787,500	3,150,000	6,300,000	2,100,000

Sean M. Dell’Orto	171,875	687,500	1,375,000	687,500

Carl A. Mayfield	103,906	415,625	831,250	415,625

Thomas C. Morey	137,500	550,000	1,100,000	550,000

Jill C. Olander	37,500	150,000	300,000	150,000

2020 Vesting of Previously-Granted PSUs Pursuant to Annual LTIP Awards

The performance period of the following tranches of previously granted PSU awards ended in 2020:

•

2017-2019 PSU Awards: In January 2020, the Committee reviewed and certified achievement of the PSU TSR metric for both the (i) 2017-2019 PSU awards granted as a component of the 2017 annual LTIP awards and (ii) 2017-2019 PSU award granted to Mr. Baltimore pursuant to his transition PSU award. Each of these PSU awards were granted in February 2017 and had a TSR performance period that commenced on January 4, 2017 (the date of the Spin-off) and ended on January 3, 2020. Relative TSR for this 3-year performance period was at the 83rd percentile. Consequently, 200% of the target number of each of the awards granted in February 2017 were earned.

•

2018-2020 PSU Awards: In January 2021, the Committee reviewed and certified achievement of the PSU TSR metric for the 2018-2020 PSU award granted as a component of the 2018 annual LTIP awards in February 2018. These 2018-2020 PSU awards had a TSR performance period that commenced on January 1, 2018 and ended on December 31, 2020. Relative TSR for this 3-year performance period was at the 55th percentile. Consequently, 116% of the target number of 2018-2020 PSU awards granted in February 2018 were earned.

The number of shares that each NEO earned in relation to each of the above vesting of awards is set forth below in Footnote 1 to the “Stock Awards” column of the table entitled “Compensation Tables—2020 Option Exercises and Stock Vested.”

The PSU awards granted as a component of the annual LTIP awards in fiscal years 2019 and 2020 are currently projecting achievement at the below-threshold level which would result in no shares vesting.

Special One-Time Chesapeake Awards

For 2020 only and to incentivize further growth of the Company in connection with the implementation of the Chesapeake acquisition, the Committee approved a special one-time Chesapeake Special Award in February 2020 for each executive officer. As discussed below and as a result of the disruptions caused by the COVID-19 pandemic, after completion of the performance period, the PSU portion of the Chesapeake Special Awards did not vest. In determining to grant this special equity award, the Committee considered the economic benefit that the Company expects to realize from the successful implementation of the acquisition. The key components of the Chesapeake Special Awards are set forth below and were established by the Committee to drive future performance arising from the acquisition of Chesapeake.

Messrs. Baltimore, Dell’Orto, Mayfield and Morey and Ms. Olander each received a Chesapeake Special Award with a target value of (i) $2,000,000 for Mr. Baltimore; (ii) $666,666 for Mr. Dell’Orto; (iii) $633,333 for Mr. Mayfield; (iv) $666,666 for Mr. Morey; and (v) $400,000 for Ms. Olander. Each Chesapeake Special Award was allocated to each recipient such that (i) 50% of such value was delivered in RSAs (the “Chesapeake Special RSAs”) that vest in full on the third anniversary of the applicable grant date, subject to the recipient’s continued employment with the Company through such vesting date, and (ii) 50% of such value was delivered in PSUs (the “Chesapeake Special PSUs”) that were to vest, if at all, based on the achievement of the following two performance goals and subject to the recipient’s continued employment with the Company through December 31, 2020:

•

the Company’s TSR over the one-year performance period commencing on September 18, 2019 (the date of the closing of the Chesapeake acquisition) and ending on September 18, 2020, being greater than the 50th percentile relative to the TSR of the companies that constitute the FTSE Nareit Lodging Resorts Index (that had a market capitalization in excess of $1 billion as of September 18, 2019) over such performance period; and

•

the Company realizing run rate annualized synergies as of December 31, 2020 of at least $24 million relating to its acquisition of Chesapeake, determined based on the annualized impact achieved from any identifiable revenue enhancements and costs eliminated, net of costs added, associated with the integration of the legacy Company and Chesapeake platforms, with the number of Chesapeake Special PSUs to vest being (i) zero percent of the target Chesapeake Special PSU award (if neither of the performance goals were achieved), (ii) 100% of the target Chesapeake Special PSU award (if either, but not both, of the two performance goals were achieved) or (iii) 200% of the target Chesapeake Special PSU award (if both of the performance goals were achieved).

The illustration below sets forth the structure of the Chesapeake Special Awards granted in fiscal year 2020:

Each award of Chesapeake Special PSUs was subject to a two-year transfer restriction such that any shares of the Company’s common stock that were to be issued to an executive pursuant to a vested award of Chesapeake Special PSUs would not be transferable by the executive prior to January 1, 2023, other than by will or by the laws of descent and distribution. The Chesapeake Special Awards otherwise generally have substantially similar terms as the regular annual RSA awards and PSU awards described above.

At the end of fiscal year 2020, neither of the two performance goals related to the vesting of the Chesapeake Special PSUs was achieved. As a result, none of the target Chesapeake Special PSUs vested.

Special One-Time November Performance Awards

In order to incentivize reward recipients’ continued efforts to improve the Company’s performance to pre-COVID-19 levels and encourage retention, the Committee approved, on November 7, 2020, a special one-time award of PSUs (the “November Performance PSUs”) to each executive officer and certain other employees. In particular, the Committee determined that the motivational and retention aspects of the Company’s outstanding equity compensation awards, which vest based on the achievement of performance metrics that were interrupted due to the unprecedented impact of the COVID-19 pandemic on the lodging industry, were expected to be significantly diminished, despite the significant efforts and operational achievements of management to mitigate the effect of the COVID-19 pandemic on the Company. The Committee believed that conditioning the vesting of the November Performance PSUs on increasing the Company’s stock price over a four-year period, as described in more detail below, properly aligns management with the long-term objectives of stockholders.

November Performance PSUs are structured to conditionally vest upon increasing stock prices -- properly aligning managment with the long term objectives of stockholders

~$3.5 BILLION of value creation required to achieve maximum Payout on November Performance PSUs	Awards granted are 100% equity

Messrs. Baltimore, Dell’Orto, Mayfield and Morey and Ms. Olander each received an award of November Performance PSUs with a maximum value of (i) $11,224,000 for Mr. Baltimore; (ii) $2,750,000 for Mr. Dell’Orto; (iii) $1,662,500 for Mr. Mayfield; (iv) $2,200,000 for Mr. Morey; and (v) $600,000 for

Ms. Olander. The maximum number of November Performance PSUs granted to Mr. Baltimore was determined based on the sum of (i)(A) 2.0x his aggregate target amount for fiscal year 2020 under the LTIP divided by (B) $25.00, and (ii)(A) the amount of base salary (prior to deductions for insurance benefits and taxes) that he voluntarily waived for calendar year 2020 divided by (B) the closing sales price of the Company’s common stock reported on the NYSE on November 6, 2020 (which was the last trading day preceding the grant date of the November Performance PSUs), in each case rounded down to the nearest whole unit. The maximum number of November Performance PSUs granted to each of Messrs. Dell’Orto, Mayfield and Morey and Ms. Olander was determined based on (x) 2.0x the NEO’s aggregate target amount for fiscal year 2020 under the LTIP divided by (y) $25.00, rounded down to the nearest whole unit.

Each award of November Performance PSUs will vest based on the Company’s achievement of eight share price targets during the period commencing on the grant date and ending on the fourth anniversary of the grant date (the “November Award Performance Period”). Specifically, a number of November Performance PSUs equal to one-eighth of the target value of the November Performance PSUs, rounded up to the nearest whole unit, will vest on each date on which the average closing sales price of a share of the Company’s common stock as reported on the NYSE over a consecutive 20 trading day period is equal to or greater than one of the following eight share price targets, subject to the executive’s continued employment with the Company through the applicable vesting date (except as described below): $11.00, $13.00, $15.00, $17.00, $19.00, $21.00, $23.00 and $25.00. No more than one vesting event may occur with respect to each share price target and no more than 100% of the maximum amount may vest. Any portion of the November Performance PSUs that vests will be paid out in shares of the Company’s common stock as soon as practicable following the applicable vesting date. Any portion of the November Performance PSUs that remains unvested as of the fourth anniversary of the November 2020 grant date will be forfeited. The executives will receive accrued dividend equivalents, if and to the extent dividends on the Company’s common stock are declared and paid, with respect to the number of November Performance PSUs that vest, which will be paid to the executive in cash only if and when such PSUs vest. As of December 31, 2020, the first four tranches of the November Performance PSUs had vested.

2021 STIP COMPENSATION ACTIONS

In light of the continued uncertainty caused by the COVID-19 pandemic, including its impact on the Company’s business and near-term priorities in 2021, the Committee, with the assistance of FPL, began discussing in late 2020 the Company’s 2021 corporate performance objectives under the STIP. In February 2021, the Committee determined that the component of the 2021 STIP bonus related to the Company’s corporate performance objectives should continue to be based on the Company’s near-term strategic priorities to address the effects of the COVID-19 pandemic in a way that appropriately align interests of the Company’s executives with stockholders. The Committee determined that 50% of the Company performance objectives under the 2021 STIP bonus should be based on metrics related to the following objectives: maintaining liquidity and reducing cash burn over time, strengthening the Company’s balance sheet and developing and implementing initiatives for the Company to be successful when the lodging and hospitality industry beings to recover. The Committee also determined to continue to evaluate the COVID-19 pandemic and the Company’s performance during 2021 and select metrics with respect to the remaining 50% of the 2021 STIP Company performance objectives later in the calendar year when the Company and the Committee have greater visibility into the timing and trajectory of the recovery.

CEO EMPLOYMENT AGREEMENT

We have an employment agreement with our Chief Executive Officer, pursuant to which he is entitled to receive severance benefits in connection with certain terminations of employment and we are provided with the protections of certain restrictive covenants. The material terms of this agreement are described below in the section entitled “Compensation Tables—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

OTHER COMPENSATION PROGRAM ELEMENTS

Other Benefits and Perquisites

We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. Executives are generally eligible to participate in the same welfare benefit plans as our other employees. However, in fiscal year 2020, the Company adopted a new flexible paid time off policy applicable to the Company’s executive committee members (exclusive of Mr. Baltimore whose paid time off arrangements are set forth in his CEO Employment Agreement) that sets no specific limit for paid time off, resulting in paid time off no longer being accrued for such officers.

Additionally, our executives may participate in hotel operator-sponsored arrangements and programs, which depending on the hotel operator’s program may include discounted rates, guaranteed room access, room upgrades, a dedicated reservation line and discounted food and beverage. We also provide our executive officers with the opportunity for an annual physical examination at our expense. We also may pay for or reimburse our executives for insurance covering losses they may suffer as a result of their service as Company executives.

Severance Benefits

In April 2017, the Committee adopted and approved the Park Hotels & Resorts Inc. Executive Severance Plan (the “Executive Severance Plan”) for employees of the Company at the level of senior vice president and above designated for participation by the Committee. Each of the NEOs has been designated by the Committee as a participant of the Executive Severance Plan, other than the Chief Executive Officer whose severance arrangements are governed by the terms of the CEO Employment Agreement. For a further description of the Chief Executive Officer’s severance and change in control terms, see the discussion under the caption “Compensation Tables—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

The Executive Severance Plan sets forth the terms for payment of severance and other benefits to participants in the event of a termination of employment with the Company under certain circumstances. In the event of a termination of employment “without cause” (other than due to death or disability) or for “good reason” (each as defined in the Executive Severance Plan), the participant is entitled to the following payments and benefits:

•

A cash payment, payable in a single lump sum payment, equal to 2.0x (for executive vice presidents) or 1.5x (for senior vice presidents who are also members of the Company’s Executive Committee) the sum of the participant’s annual base salary and his or her average annual bonus for the most recent two fiscal years (or one fiscal year if applicable). A participant who was not eligible for a bonus in the prior fiscal year will remain eligible to receive an actual bonus for the year of termination (prorated for the actual period of service during such year).

•

The vesting of the participant’s outstanding equity and equity-based awards in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. A participant’s termination of employment for good reason will be treated as a termination by the Company without cause under the 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreement.

•

A cash amount equal to the difference between the participant’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following the participant’s termination date. These payments will cease earlier than the expiration of such twelve-month period if the participant becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage.

•	A cash payment of the participant’s accrued pay through the date of termination.

Receipt of all severance payments and benefits under the Executive Severance Plan is contingent upon the NEO complying with various requirements, including non-solicitation and non-competition obligations to the Company (which apply for a period of twelve-months following the NEO’s termination of employment) and the NEO’s timely execution and delivery to the Company of an effective release of claims. Subject to certain exceptions, the Company shall pay or commence providing all severance benefits within 10 days following the effectiveness of the required release of claim.

In connection with Mr. Sparks’ termination of employment on January 15, 2020, he was entitled to receive severance payments and benefits under the Executive Severance Plan for an employee who was an executive vice president and whose employment is terminated by the Company without cause, subject to the terms and conditions of the Executive Severance Plan. For more information regarding the value of cash and other severance received by Mr. Sparks, see “Compensation Tables—2020 Summary Compensation Table” and “—Potential Payments Upon Termination or Change in Control.”

Stock Ownership Policy

Our minimum stock ownership guidelines require each executive officer to maintain equity investment in the Company based upon a multiple (six times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her base salary. For purposes of this requirement, an executive officer’s holdings include shares held directly or indirectly, individually or jointly; shares underlying unvested time-vesting restricted stock; and shares held under a deferral or similar plan. Each executive officer is expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

Clawback Policy

We have adopted an incentive compensation clawback policy, which allows the Company to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of our current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Board or the Committee was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

No Pledging Policy

The Company maintains a policy that prohibits independent directors and executive officers from purchasing any Company securities on margin, borrowing against Company securities held in margin accounts or pledging Company securities as collateral for a loan.

No Hedging Policy

The Company maintains a policy that prohibits directors and executive officers from completing any short sales of Company securities or from purchases or sales of puts, calls or other derivative instruments or securities based on the Company’s securities.

Tax Implication on Executive Compensation

Section 162(m) of the Code (“Section 162(m)”) generally limits the deductibility of annual compensation over $1 million for any of the Company’s “covered employees,” which includes the Company’s principal executive officer, principal financial officer, the three other most highly paid officers and any officer that was a “covered employee” for any preceding taxable year beginning after December 31, 2016. The Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility under Section 162(m) if, in the Committee’s judgment, it is in the Company’s best interest to do so. Accordingly, the Committee has awarded, and may continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

COMPENSATION RISK REVIEW

The Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•	the executive compensation program is structured as a balanced mix among salary, cash bonus and equity; the additional 2020 awards were 100% equity-based

•

the STIP and LTIP are each based upon pre-existing, defined goals set at the beginning of the year or three-year performance period, as applicable; in addition, the additional 2020 equity awards could be earned based upon pre-existing defined goals set on or prior to the grant date

•

the STIP and LTIP contain multiple financial targets, including performance against a pre-approved budget; the 2020 STIP financial performance goals were modified in January 2021 to better reflect Park’s 2020 business priorities due to the extraordinary impacts of COVID-19 on its business

•	the STIP and LTIP performance goals (including the STIP goals added in January 2021) include both absolute and relative-to-peer performance

•	the STIP annual goals (including as modified in January 2021) balance financial and non-financial performance goals

•	the STIP and LTIP performance goals (including the STIP goals as modified in January 2021) include achievement against both single-year and multi-year metrics

•	the STIP and LTIP, as implemented and approved annually by the Committee, include maximum payouts at each executive level

•	STIP and LTIP awards, as well as the additional 2020 equity awards, are not determined on an “all or nothing” basis, but rather on a graduated basis against stated targets

•

the Company has safeguards against paying executives excessive amounts, including making grants on an annual basis based on a comprehensive review of performance and market practice, with any special awards (including the additional 2020 awards) granted only for extraordinary reasons

•	the executive compensation program mandates stock ownership by executive officers

•

the executive compensation program includes an appropriate “clawback policy” to recoup overpayments of incentive compensation arising from restatements due to material non-compliance with financial reporting requirements, and

•

the Committee retains discretion to adjust STIP payouts as warranted by circumstances; the 2020 STIP performance goals were modified in January 2021 to better reflect the Company’s 2020 business priorities due to the extraordinary impacts of COVID-19 on its business.

Following this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Committee is or has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Committee recommended to the Board that this Compensation Discussion and Analysis section be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee of the Board

Stephen I. Sadove (Chairman)

Gordon M. Bethune

Christie B. Kelly

Timothy J. Naughton

COMPENSATION TABLES

2020 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)		Total ($)
Thomas J. Baltimore, Jr. President and Chief Executive Officer	2020	568,496	(2)	--	10,954,992	--	1,137,500	960		12,661,948
	2019	1,000,000		--	4,323,900	--	1,500,079	960		6,824,939
	2018	1,000,000		--	3,725,913	--	2,236,500	960		6,963,373
Sean M. Dell’Orto Executive Vice President and Chief Financial Officer	2020	500,000		--	2,823,070	--	400,000	12,360		3,735,430
	2019	500,000		--	1,486,296	--	555,579	12,160		2,554,035
	2018	500,000		--	1,064,555	--	746,000	17,152		2,327,707
Carl A. Mayfield(1) Executive Vice President, Design and Construction	2020	475,000		--	1,870,846	--	332,500	12,312		2,690,658
	2019	475,000		--	898,530	--	480,300	14,170		1,868,000
Thomas C. Morey Executive Vice President and Chief Investment Officer	2020	500,000		--	2,353,508	--	400,000	14,735		3,268,243
	2019	475,000		--	898,530	--	527,800	12,112		1,913,442
	2018	475,000		--	884,896	--	708,700	17,152		2,085,748
Jill C. Olander(1) Executive Vice President, Human Resources	2020	300,000			797,397		210,000	11,976		1,319,373
Matthew A. Sparks Former Executive Vice President and Chief Investment Officer	2020	--		--	--	--	--	2,693,907	(6)	2,693,907
	2019	500,000		--	1,080,924	--	505,579	16,200		2,102,703
	2018	500,000		--	1,064,555	--	696,000	10,191		2,270,746

(1)

Mr. Mayfield was a new NEO of the Company for fiscal year 2019 and therefore, in accordance with SEC rules, only fiscal year 2020 and 2019 compensation information is presented. Ms. Olander is a new NEO of the Company for fiscal year 2020 and therefore only fiscal year 2020 compensation information is presented.

(2)

Mr. Baltimore waived his $1,000,000 salary (excluding the minimum amount of his salary that is required to be paid under applicable laws and after applicable taxes and pre- and post-tax amounts required to be contributed to the Company’s benefit plans) beginning in April 2020 for the remainder of the fiscal year 2020, with such waived amount being used for the benefit of property-level employees negatively impacted as a result of the COVID-19 pandemic.

(3)

The amounts shown in the Stock Awards column reflect the aggregate grant date fair value of awards of RSAs and PSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

•

2020 Annual LTIP Awards: The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions and is reported at target level. Based upon the assumption that the maximum level of performance will be achieved for the PSUs granted in 2020, the value of such PSUs would be $6.3 million for Mr. Baltimore, $1.375 million for Mr. Dell’Orto, $831,250 for Mr. Mayfield, $1.1 million for Mr. Morey and $300,000 for Ms. Olander. For additional information on the RSAs and PSUs granted to our NEOs in fiscal year 2020 as part of annual LTIP awards, see “Compensation Discussion and Analysis—Compensation Framework—Long-Term Incentive—2020 Actual LTIP Awards.”

•

Chesapeake Special Awards: The grant date fair value of the Chesapeake Special RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the Chesapeake Special PSUs is based upon the probable outcome of the applicable performance conditions and is reported at target level. Based upon the assumption that the maximum level of performance would be achieved for the Chesapeake Special PSUs granted in 2020, the value of such PSUs would have been $2,000,000 for Mr. Baltimore, $666,666 for Mr. Dell’Orto, $633,335 for Mr. Mayfield, $666,666 for Mr. Morey and $400,000 for Ms. Olander; however, as neither of the performance goals related to the vesting of the Chesapeake Special PSUs was achieved, none of the Chesapeake Special PSUs vested. For additional information on the Chesapeake Special Awards granted to our NEOs, see “Compensation Discussion and Analysis—Compensation Framework—Special One-Time Chesapeake Awards.”

•

November Performance PSUs: The grant date fair value of the November Performance PSUs is based upon the probable outcome of the applicable performance conditions and is reported at target level. Based upon the assumption that the maximum level of performance will be achieved for the November Performance PSUs and all eight of the tranches will become vested, the value of such PSUs would be $11,224,000 for Mr. Baltimore, $2,750,000 for Mr. Dell’Orto, $1,662,500 for Mr. Mayfield, $2,200,000 for Mr. Morey and $600,000 for Ms. Olander. For additional information on the November Performance PSUs granted to our NEOs, see “Compensation Discussion and Analysis—Compensation Framework—Special One-Time November Performance Awards.

(4)

The amounts shown in the Non-Equity Incentive Plan Compensation column for fiscal year 2020 reflect the cash award that each NEO earned in fiscal year 2020 that was paid in February 2021. For additional information on these cash awards, see “Compensation Discussion and Analysis—Compensation Framework—Short-Term Incentive—2020 Actual STIP Awards.”

(5)

The amounts shown in the All Other Compensation column for the fiscal year ended December 31, 2020 reflect: (i) for Mr. Baltimore, group term life insurance premiums valued at $960; (ii) for Mr. Dell’Orto, group term life insurance premiums valued at $960 and our matching contributions under the Company’s 401(k) plan of $11,400; (iii) for Mr. Mayfield, group term life insurance premiums valued at $912 and our matching contributions under the Company’s 401(k) plan of $11,400; (iv) for Mr. Morey, group term life insurance premiums valued at $960, our matching contributions under the Company’s 401(k) plan of $11,400 and an annual executive physical reimbursed at $2,375; (v) for Ms. Olander, group life insurance premiums valued at $576 and our matching contributions under the Company’s 401(k) plan of $11,400 and (vi) for Mr. Sparks, group term life insurance premiums valued at $80, our matching contributions under the Company’s 401(k) plan of $1,000, continuation of benefit payments of $21,440, accelerated vesting of RSA awards of $469,808, and cash severance of $2,201,579.

(6)

Represents severance payments made to Mr. Sparks in January 2020 pursuant to the Company’s Executive Severance Plan and the Separation Agreement and Release, dated January 22, 2020, between the Company and Mr. Sparks. For additional information, see “Compensation Discussion and Analysis—Other Compensation Program Elements—Severance Benefits” and “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Separation Agreement with Mr. Sparks.”

2020 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2020.

		Estimated Future Payouts(1) Under Non-Equity Incentive Plan Awards			Estimated Future Payouts(2) Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number or Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)

Thomas J. Baltimore, Jr.
Annual STIP Award		875,000	1,750,000	3,500,000
Annual LTIP RSAs	2/24/20							93,959	2,099,984
Chesapeake Special RSAs	2/20/20							42,826	999,987
November Performance PSUs(5)	11/7/20				--	490,291	--		4,035,092
Annual LTIP PSUs	2/24/20				35,235	140,939	281,878		3,393,811
Chesapeake Special PSUs	2/20/20				--	42,826	85,652		426,119

Sean M. Dell’Orto
Annual STIP Award		250,000	500,000	1,000,000
Annual LTIP RSAs	2/20/20							29,443	687,494
Chesapeake Special RSAs	2/20/20							14,275	333,321
November Performance PSUs(5)	11/7/20				--	110,000	--		905,300
Annual LTIP PSUs	2/20/20				7,361	29,443	58,886		754,919
Chesapeake Special PSUs	2/20/20				--	14,275	28,550		142,036

Carl A. Mayfield
Annual STIP Award		237,500	475,000	950,000
Annual LTIP RSAs	2/20/20							17,799	415,607
Chesapeake Special RSAs	2/20/20							13,561	316,649
November Performance PSUs(5)	11/7/20				--	66,500	--		547,292
Annual LTIP PSUs	2/20/20				4,450	17,799	35,598		456,366
Chesapeake Special PSUs	2/20/20				--	13,561	27,122		134,932

Thomas C. Morey
Annual STIP Award		250,000	500,000	1,000,000
Annual LTIP RSAs	2/20/20							23,554	549,986
Chesapeake Special RSAs	2/20/20							14,275	333,321
November Performance PSUs(5)	11/7/20				--	88,000	--		724,240
Annual LTIP PSUs	2/20/20				5,889	23,554	47,108		603,925
Chesapeake Special PSUs	2/20/20				--	14,275	28,550		142,036

Jill C. Olander
Annual STIP Award		150,000	300,000	600,000
Annual LTIP RSAs	2/20/20							6,423	149,977
Chesapeake Special RSAs	2/20/20							8,565	199,993
November Performance PSUs(5)	11/7/20				--	24,000	--		197,520
Annual LTIP PSUs	2/20/20				1,606	6,423	12,846		164,686
Chesapeake Special PSUs	2/20/20				--	8,565	17,130		85,222

Matthew A. Sparks(6)

(1)

Reflects the possible payouts of cash incentive compensation under the STIP. The actual amounts that were paid to the NEOs are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table. See “Compensation Discussion and Analysis—Compensation Framework—Short-Term Incentive—2020 Actual STIP Awards” above.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the possible number of PSUs that may vest based upon the level of achievement of the applicable performance measures.

•

PSUs granted as a component of Annual LTIP Awards: As described in further detail under the section entitled “Compensation Discussion and Analysis—Compensation Framework—Long-Term Incentive,” the PSUs granted as part of the annual LTIP awards have a three-year performance period and vest based on the PSU TSR metric. For fiscal year 2020, threshold assumes that 25% of the total value of the PSUs awarded vest, target assumes that 100% of the total value of the PSUs awarded vest and maximum assumes that 200% of the total value of the PSUs awarded vest.

•

Chesapeake Special PSUs: As described in further detail under the section entitled “Compensation Discussion and Analysis—Compensation Framework—Special One-Time Chesapeake Awards,” the Chesapeake Special PSUs had a one-year performance period that concluded on December 31, 2020 with neither of the performance goals being achieved and no shares vesting. For fiscal year 2020, threshold assumes that none of the total value of the Chesapeake Special PSUs awarded vest, target assumes that 100% of the total value of the Chesapeake Special PSUs awarded vest and maximum assumes that 200% of the total value of the Chesapeake Special PSUs awarded vest.

•

November Performance PSUs: As described in further detail under the section entitled “Compensation Discussion and Analysis—Compensation Framework—Special One-Time November Performance Awards,” the November Performance PSUs will vest based on the Company’s achievement of eight share price targets within a four-year performance period. One eighth of the award reported under “Target” is earned on each date prior to the fourth anniversary of the grant date on which the Company achieves average closing share price targets of $11.00, $13.00, $15.00, $17.00, $19.00, $21.00, $23.00 and $25.00 over a consecutive 20-trading day period.

(3)

The amounts reported in the All Other Stock Awards: Number of Shares of Stock or Units column represent the number of time vesting RSAs granted to the NEOs pursuant to the annual LTIP awards and the Chesapeake Special RSA awards, as applicable. The annual LTIP RSA awards vest ratably on each of the first three anniversaries of the grant date and the Chesapeake Special RSA awards cliff vest in full on the third anniversary of the grant date.

(4)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column show the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions.

(5)

The “Target” number of shares for the November Performance PSUs will only be received if all eight share price targets are met within the four-year performance period. The amount included in Grant Date Fair Value of Stock and Option Awards was determined based on Monte Carlo simulations to estimate the valuation date fair value based on a risk-neutral rate of return of the four-year performance period.

(6)	Mr. Sparks separated from the Company in January 2020, prior to any awards being granted in fiscal year 2020.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following discussion should be read in conjunction with (i) the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table,” as well as the footnotes to such tables, and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

CEO Employment Agreement

On April 26, 2016, the Company entered into the CEO Employment Agreement with Mr. Baltimore specifying the terms of his employment as Hilton’s Executive Adviser—Real Estate prior to the Spin-off and as our President and Chief Executive Officer and a director on our Board following the Spin-off, subject to his re-election at our annual stockholders meetings. The CEO Employment Agreement provided for an initial four-year employment term ending on May 16, 2020, which term automatically extends by one year at the end of the then-current term unless either party provides at least 90 days’ advance notice of non-renewal. Consistent with the foregoing, the employment agreement will now extend through May 16, 2022. Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to receive an initial annual base salary of $1,000,000, which is subject to increase but not decrease. During the employment term, he is also eligible to receive an annual cash bonus of 150% of his annual base salary (the “target annual bonus”) if target performance objectives are achieved, 75% of his annual base salary if threshold performance objectives are achieved and 225% of his annual base salary if maximum performance objectives are achieved. In January 2019, the Committee determined to provide Mr. Baltimore a higher bonus range high end (300% of base salary), beginning in 2019. In February 2020, the Committee determined to increase Mr. Baltimore’s target, threshold and maximum annual bonus amounts for fiscal year 2020 to 175% of his annual base salary if target performance objectives are achieved,

87.5% of his annual base salary if threshold performance objectives are achieved and 350% of his annual base salary if maximum performance objectives are achieved.

During the employment term, Mr. Baltimore is eligible to participate in the Company’s LTIP. Mr. Baltimore is entitled to receive an annual grant of long-term equity-based incentive awards with a target value of $3,500,000 (based on the grant date fair market value of the common stock awarded). In January 2019, the Committee determined to provide Mr. Baltimore with a grant under the LTIP for fiscal year 2019 with an Aggregate Target Value ($4,000,000) in excess of the level required by the CEO Employment Agreement. In February 2020, the Committee determined to provide Mr. Baltimore with a grant under the LTIP for fiscal year 2020 with an Aggregate Target Value ($5,250,000) in excess of the CEO Employment Agreement, with 40% of such fiscal year 2020 award consisting of RSAs and 60% consisting of PSUs.

Mr. Baltimore is also entitled to participate in all employee benefit plans, programs and arrangements made available to our other executive officers generally.

If Mr. Baltimore’s employment is terminated without “cause” (other than due to death or “disability”), by him for “good reason” (as each such term is defined in the CEO Employment Agreement), or due to our non-renewal of the employment term, he will be entitled to receive (1) all accrued but unpaid amounts (including, accrued but unpaid salary through the date of termination, any accrued but unpaid annual cash bonus and any unpaid or unreimbursed expenses) (collectively, the “Accrued Rights”), (2) a lump sum cash severance payment in an amount equal to 2.99 times the sum of his annual base salary and target annual bonus then in effect, (3) subject to his election of COBRA continuation coverage, payment for a period of 12 months following the termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage and (4) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a “change in control” (as defined in the CEO Employment Agreement). Mr. Baltimore is entitled to the foregoing, in each case, subject to his execution and non-revocation of a release of claims and continued compliance with non-compete and non-solicitation covenants for 18 months following his termination and non-disparagement and confidentiality covenants at all times following his termination. If Mr. Baltimore’s employment terminates due to death or disability, he will be entitled to receive (1) any Accrued Rights, (2) a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated and (3) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares. The CEO Employment Agreement also provides that payments and benefits to be delivered in connection with this agreement will be either delivered in full or to such lesser extent as would result in no portion of such payments and benefits being subject to the excise taxes imposed by the golden parachute rules of Section 4999 of the Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of such payments and benefits to Mr. Baltimore on an after-tax basis.

Terms of Separation Agreement with Mr. Sparks

On January 22, 2020, the Company and Mr. Sparks entered into a separation agreement and release (the “Sparks Separation Agreement”), pursuant to which Mr. Sparks became entitled to receive the following compensation and benefits in accordance with the Executive Severance Plan: (i) $2,201,579, representing a lump sum payment equal to 2.0x the sum of Mr. Sparks’ annual base salary and his average annual cash bonus paid for fiscal years 2018 and 2019; and (ii) a monthly payment of a cash amount equal to the difference between Mr. Sparks’ monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following the date of his separation.

Additionally, in accordance with the terms of the applicable award agreements and the Sparks Separation Agreement, Mr. Sparks’ outstanding equity awards were treated as follows:

•

RSAs granted as a component of Annual LTIP Awards: the vesting of 19,129 unvested shares of RSAs granted to Mr. Sparks in fiscal years 2017 and 2018 accelerated and such awards became fully vested as of his separation date; and 15,847 unvested shares of RSAs granted to Mr. Sparks in fiscal year 2019 were forfeited.

•

PSUs granted as a component of Annual LTIP Awards: 35,004 unvested PSUs previously granted in fiscal years 2018 and 2019 were prorated to a number of unvested PSUs based on Mr. Sparks’ actual days worked from the applicable award grant date until his separation date, with the number of PSUs to be earned, if any, being determined at the end of the applicable performance period.

•	Options granted in 2014 – 2016: 22,809 options, which were fully vested and exercisable as of Mr. Sparks’ separation date, remained exercisable for 90 days following his date of separation.

The Sparks Separation Agreement also includes a general release of claims in favor of the Company as well as customary restrictive covenants, including obligations with respect to confidentiality and restrictions on competing or soliciting the Company’s employees.

Equity Awards

The equity awards granted to our NEOs during 2020 that appear in the tables above were granted pursuant to the LTIP, which is described further in the Compensation Discussion and Analysis section under the caption “Compensation Discussion and Analysis—Compensation Framework—Long-Term Incentive,” or as special one-time awards, which are described further in the Compensation Discussion and Analysis sections under the caption “Compensation Discussion and Analysis—–Compensation Framework—Special One-Time Chesapeake Awards” and “—Special One-Time November Performance Awards.”

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2020.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)

Thomas J. Baltimore, Jr.	11/7/20	--	--	--	--	--		--	245,147	(8)	4,204,271

	2/24/20	--	--	--	--	93,959	(2)	1,611,397	--		--

	2/24/20	--	--	--	--	--		--	35,235	(9)	604,276

	2/20/20	--	--	--	--	42,826	(3)	734,466	--		--

	2/21/19	--	--	--	--	42,261	(4)	724,776	--		--

	2/21/19	--	--	--	--	--		--	15,848	(10)	271,789

	2/22/18	--	--	--	--	22,350	(5)	383,303	--		--

Sean M. Dell’Orto	11/7/20	--	--	--	--	--		--	55,000	(8)	943,250

	2/20/20	--	--	--	--	29,443	(2)	504,947	--		--

	2/20/20	--	--	--	--	14,275	(3)	244,816	--		--

	2/20/20	--	--	--	--	--		--	7,361	(9)	126,237

	2/21/19	--	--	--	--	14,527	(4)	249,138	--		--

	2/21/19	--	--	--	--	--		--	5,448	(10)	93,425

	2/22/18	--	--	--	--	6,386	(5)	109,520	--		--

	2/18/16	14,079	--	18.91	2/18/26	--		--	--		--

	2/10/15	8,911	--	26.49	2/10/25	--		--	--		--

	2/19/14	9,576	--	20.77	2/19/24	--		--	--		--

Carl A. Mayfield	11/7/20	--	--	--	--	--		--	33,252	(8)	570,272

	2/20/20	--	--	--	--	17,799	(2)	305,253	--		--

	2/20/20	--	--	--	--	13,561	(3)	232,571	--		--

	2/20/20	--	--	--	--	--		--	4,450	(9)	76,313

	2/21/19	--	--	--	--	8,782	(4)	150,611	--		--

	2/21/19	--	--	--	--	--		--	3,293	(10)	56,479

	10/3/18	--	--	--	--	14,714	(6)	252,345	--		--

Thomas C. Morey	11/7/20	--	--	--	--	--		--	44,000	(8)	754,600

	2/20/20	--	--	--	--	23,554	(2)	403,951	--		--

	2/20/20	--	--	--	--	14,275	(3)	244,816	--		--

	2/20/20	--	--	--	--	--		--	5,889	(9)	100,988

	2/21/19	--	--	--	--	8,782	(4)	150,611	--		--

	2/21/19	--	--	--	--	--		--	3,293	(10)	56,479

	2/22/18	--	--	--	--	5,308	(5)	91,032	--		--

Jill C. Olander	11/7/20	--	--	--	--	--		--	12,000	(8)	205,800

	2/20/20	--	--	--	--	6,423	(2)	110,154	--		--

	2/20/20	--	--	--	--	8,565	(3)	146,890	--		--

	2/20/20	--	--	--	--	--		--	1,606	(9)	27,539

	2/21/19	--	--	--	--	2,906	(4)	49,838	--		--

	2/21/19	--	--	--	--	--		--	1,090	(10)	18,685

	2/22/18	--	--	--	--	1,756	(5)	30,115	--		--

	2/22/18	--	--	--	--	3,832	(7)	65,719	--		--

Matthew A. Sparks	2/21/19	--	--	--	--	--		--	1,189	(10)	20,396

(1)	Amounts reported are based on the closing price of Park’s common stock on the NYSE as of December 31, 2020 ($17.15), multiplied by the number of such unvested shares or units reported in the table.
(2)	Represents 2020 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(3)	Represents the Chesapeake Special RSAs that cliff vest in full on the third anniversary of the grant date.
(4)	Represents 2019 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(5)	Represents 2018 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(6)	Represents a one-time sign-on RSA award granted to Mr. Mayfield, which vests ratably on each of the first three anniversaries of his start date of September 17, 2018.
(7)	Represents a one-time special LTIP award granted as RSAs to Ms. Olander that vest ratably on each of the first three anniversaries of the grant date.
(8)

Represents the November Performance PSUs, which may vest as to one-eighth of such award on each date prior to the fourth anniversary of the grant date on which the Company achieves average closing share price targets of $11.00, $13.00, $15.00, $17.00, $19.00, $21.00, $23.00 and $25.00 over a consecutive 20-trading day period. As of December 31, 2020, the first four tranches have vested.

(9)

Represents the PSU portion of the 2020 LTIP award that the respective NEO would vest in based on achieving the threshold level of performance. The PSUs have a three-year performance period commencing on January 1, 2020, and vest based on the PSU TSR metric. At December 31, 2020, our PSU TSR metric performance related to the 2020 LTIP award achieved at lower than threshold level.

(10)

Represents the PSU portion of the 2019 LTIP award that the respective NEO would vest in based on achieving the threshold level of performance. The PSUs have a three-year performance period commencing on January 1, 2019, and vest based on the PSU TSR metric. At December 31, 2020, our PSU TSR metric performance related to the 2019 LTIP award achieved at lower than threshold level.

2020 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of stock options that were exercised by our NEOs and the number of RSUs and RSAs that vested during the fiscal year ended December 31, 2020 and the value realized upon such vesting.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Thomas J. Baltimore, Jr.	--	--	651,904	13,846,435

Sean M. Dell’Orto	--	--	135,366	2,783,372

Carl A. Mayfield	--	--	52,352	850,834

Thomas C. Morey	--	--	92,193	1,819,134

Jill C. Olander	--	--	33,492	690,889

Matthew A. Sparks	--	--	71,318	1,676,056

(1)	Represents for:

•

Mr. Baltimore, the 21,130 RSAs that vested on February 21, 2020, the 22,350 RSAs that vested on February 22, 2020, the 22,248 RSAs that vested on February 23, 2020, the 263,256 PSUs that vested on January 3, 2020, the 183,858 PSUs that vested on December 7, 2020, the 61,286 PSUs that vested on December 17, 2020, the 77,776 PSUs that vested on December 31, 2020;

•

Mr. Dell’Orto, the 7,263 RSAs that vested on February 21, 2020, the 6,386 RSAs that vested on February 22, 2020, the 6,357 RSAs that vested on February 23, 2020, the 38,138 PSUs that vested on January 3, 2020, the 41,250 PSUs that vested on December 7, 2020, the 13,750 PSUs that vested on December 17, 2020 and the 22,222 PSUs that vested on December 31, 2020;

•

Mr. Mayfield, the 4,391 RSAs that vested on February 21, 2020, the 14,713 RSAs that vested on September 17, 2020, the 24,936 PSUs that vested on December 7, 2020 and the 8,312 PSUs that vested on December 17, 2020;

•

Mr. Morey, the 4,391 RSAs that vested on February 21, 2020, the 5,308 RSAs that vested on February 22, 2020, the 2,861 RSAs that vested on February 23, 2020, the 17,162 PSUs that vested on January 3, 2020, the 33,000 PSUs that vested on December 7, 2020, the 11,000 PSUs that vested on December 17, 2020 and the 18,471 PSUs that vested on December 31, 2020;

•

Ms. Olander, the 1,452 RSAs that vested on February 21, 2020, the 5,587 RSAs that vested on February 22, 2020, the 1,193 RSAs that vested on February 23, 2020, the 7,150 PSUs that vested on January 3, 2020, the 9,000 PSUs that vested on December 7, 2020, the 3,000 PSUs that vested on December 17, 2020 and the 6,110 PSUs that vested on December 31, 2020; and

•

Mr. Sparks, the 19,129 RSAs that accelerated and vested on January 15, 2020 pursuant to the terms of the Sparks Separation Agreement, the 38,138 PSUs that vested on January 3, 2020 and the 14,051 PSUs that vested on December 31, 2020.

(2)	Amounts reported are based on the closing price of Park’s common stock on the NYSE on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, footnotes and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs under certain existing plans, agreements and awards, assuming (1) a termination of employment and/or (2) a change in control (“CIC”) occurred, in each case, on December 31, 2020 (except in the case of Mr. Sparks, who separated from the Company in January 2020). The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs.

In providing the estimated potential payments below, we have assumed that there are no (1) accrued but unpaid salary and annual bonuses amounts outstanding or (2) unpaid reimbursements for expenses incurred prior to the date of termination.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($)		Termination by Company for Cause or by Executive without Good Reason ($)	Termination within 12 Months Following CIC ($)		Termination due to Death or Disability ($)

Thomas J. Baltimore, Jr.(1)

	Cash Severance	8,222,500	(2)	--	8,222,500	(2)	1,750,000	(3)

	Equity Awards(4)	5,144,451		--	6,958,201		5,144,451

	Continuation of Benefits	23,342	(5)	--	23,342	(5)	--

	Total Value of Benefits	13,390,293		--	15,204,043		6,894,451

Sean M. Dell’Orto(6)

	Cash Severance(7)	1,955,579		--	1,955,579		500,000

	Equity Awards(8)	736,095		--	1,987,068		852,492

	Continuation of Benefits(9)	20,950		--	20,950		--

	Total Value of Benefits	2,712,624		--	3,963,597		1,352,492

Carl A. Mayfield(6)

	Cash Severance(7)	1,762,800		--	1,762,800		475,000

	Equity Awards(8)	631,120		--	1,471,950		728,978

	Continuation of Benefits(9)	27,132		--	27,132		--

	Total Value of Benefits	2,421,052		--	3,261,882		1,203,978

Thomas C. Morey(6)

	Cash Severance(7)	1,927,800		--	1,927,800		500,000

	Equity Awards(8)	498,276		--	1,520,279		623,814

	Continuation of Benefits(9)	27,132		--	27,132		--

	Total Value of Benefits	2,453,208		--	3,475,211		1,123,814

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination within 12 Months Following CIC ($)	Termination due to Death or Disability ($)

Jill C. Olander(6)

	Cash Severance(7)	1,115,568	--	1,115,568	300,000

	Equity Awards(8)	223,773	--	587,610	274,366

	Continuation of Benefits(9)	27,132	--	27,132	--

	Total Value of Benefits	1,366,473	--	1,730,310	574,366

Matthew A. Sparks(6)

	Cash Severance(7)	2,201,579	N/A	N/A	N/A

	Equity Awards(8)	844,103	N/A	N/A	N/A

	Continuation of Benefits(9)	21,440	N/A	N/A	N/A

	Total Value of Benefits	3,067,122	N/A	N/A	N/A

(1)

In relation to Mr. Baltimore, the above table summarizes the severance benefits that would have been owed to him pursuant to the terms of the CEO Employment Agreement if his employment had terminated under certain circumstances. For a further description of such benefits, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

(2)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a cash severance amount equal to 2.99 times the sum of his base salary and target annual cash incentive opportunity, paid in a lump sum.

(3)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated. Assuming his termination occurred on December 31, 2020, he would have been entitled to receive the full amount of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated.

(4)

Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a CIC. In the event of a CIC, any portion of Mr. Baltimore’s November Performance PSUs that remains unvested will be eligible to vest on the date of the CIC, with the number of November Performance PSUs that vest, if any, determined based on the greater of (a) the per-share transaction price payable to the Company’s stockholders in such CIC transaction and (b) the closing sales price of the Company’s common stock reported on the NYSE on the trading day immediately preceding the date of the CIC, in each case, irrespective of whether either such price constitutes the average closing price over a consecutive 20 day trading period. Any outstanding November Performance PSUs that do not vest as of the date of the CIC will be forfeited as of such date. Amounts in the above table represent the value of the acceleration of any unvested RSAs and PSUs, assuming the acceleration occurred on December 31, 2020 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2020 ($17.15).

(5)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive, subject to his election of COBRA continuation coverage, payment for a period of twelve months following his termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage.

(6)

In relation to Messrs. Dell’Orto, Mayfield and Morey and Ms. Olander, the above table summarizes the severance benefits that would have been owed to him or her pursuant to the terms of our Executive Severance Plan if his or her employment had terminated under certain circumstances. For a further description of such benefits, see “Compensation Discussion and Analysis— Other Compensation Program Elements—Severance Benefits” above. In relation to Mr. Sparks, the above table summarizes the severance payments and benefits that he actually received under the Executive Severance Plan (in the case of Cash Severance, Continuation of Benefits and acceleration of RSA awards) in connection with the termination of his employment by the Company without cause on January 15, 2020. For additional information, see “ —Narrative to Summary Compensation Table and Grants of Plan Based Awards Table – Terms of Separation Agreement with Mr. Sparks.” See footnote 8 below for further information related to the amounts presented related to Mr. Sparks’ unvested PSU awards.

(7)

Under our Executive Severance Plan, whether or not in connection with a CIC, upon a termination by the Company without cause or by the NEO for good reason, Messrs. Dell’Orto, Mayfield and Morey and Ms. Olander would each have been entitled to receive a cash severance amount equal to 2.0x the sum of his or her annual base salary and average annual bonus for the most recent two fiscal years. Under our Executive Severance Plan, in connection with his termination of employment by the Company without cause on January 15, 2020, Mr. Sparks received a cash severance amount equal to 2.0x the sum of his annual base salary and average annual bonus for the most recent two fiscal years. Under our STIP, upon a termination due to death or disability, Messrs. Dell’Orto, Mayfield and Morey and Ms. Olander would each have been entitled to receive a prorated portion of his or her target bonus for the fiscal year of termination (assuming each NEO’s termination occurred on December 31, 2020, he or she would have been entitled to receive the full amount of his or her target bonus).

(8)

Under our Executive Severance Plan, a participant’s outstanding equity and equity-based awards will vest in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. Amounts represent the value of the acceleration of any unvested RSAs, PSUs and stock options, assuming the acceleration occurred on December 31, 2020 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2020 ($17.15) (except in regards to Mr. Sparks, where the value in the table reflects the acceleration that occurred on his separation date). Pursuant to the terms of the applicable award agreements:
•

RSAs and Chesapeake Special RSAs: If the NEO’s employment terminates (i) without cause or due to retirement, in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within twelve months following a CIC, all of the remaining unvested shares will become vested, or (iii) due to death or disability, a prorated amount of the shares will vest based on the actual days worked during the vesting period.

•

PSUs: If the NEO’s employment terminates (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked from the award grant date until the NEO’s employment termination date (and calculated based on actual performance through the end of the performance period) and (ii) without cause within 12 months following a CIC, the PSUs will vest based on actual performance through the end of the performance period and will not be prorated based on actual days worked during the performance period, provided that if the PSUs are not substituted or assumed following a CIC, then the PSUs will vest on the day immediately prior to the consummation of such CIC based on actual performance through such day. For purposes of the above table, we have assumed that the target level of performance will be achieved for all outstanding PSUs.

•

November Performance PSUs: If the NEO’s employment terminates prior to the end of the November Performance PSUs performance period without cause, due to retirement or due to death or disability, the outstanding November Performance PSUs held by the NEO, if any, will remain outstanding and eligible to vest pursuant to such awards’ terms until the 20th trading day following the date of the NEO’s termination of employment and any November Performance PSUs that do not vest on or prior to the 20th trading day following such NEO’s termination of employment will be forfeited by the NEO as of such date. In the event of a CIC, any portion of an NEO’s November Performance PSUs that remains unvested will be eligible to vest on the date of the CIC, with the number of November Performance PSUs that vests, if any, determined based on the greater of (a) the per-share transaction price payable to the Company’s stockholders in such CIC transaction and (b) the closing sales price of the Company’s common stock reported on the NYSE on the trading day immediately preceding the date of the CIC, in each case, irrespective of whether either such price constitutes the average closing price over a consecutive 20 day trading period. Any outstanding PSUs that do not vest as of the date of the CIC will be forfeited as of such date. For purposes of the above table, we have assumed that all November Performance PSUs that remained outstanding as of December 31, 2020 were forfeited.

(9)

Under our Executive Severance Plan, whether or not in connection with a CIC, Messrs. Dell’Orto, Mayfield and Morey and Ms. Olander would each have been entitled to receive a cash amount equal to the difference between the NEO’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following his or her termination date. Under our Executive Severance Plan, in connection with his termination of employment by the Company without cause on January 15, 2020, Mr. Sparks received a cash amount equal to the difference between his monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, which was paid to Mr. Sparks in equal installments over a twelve month period following his termination date.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation under the 2017 Omnibus Incentive Plan or the Non-Employee Director Stock Plan as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,969,746	$22.07	3,661,654
Equity compensation plans not approved by security holders	--	--	--
Total	1,969,746	$22.07	3,661,654
(1)

In addition to shares issuable upon exercise of stock options, amount also includes 1,912,813 shares that may be issued upon settlement of RSAs and PSUs. The number of shares to be issued in respect of PSUs outstanding as of December 31, 2020 has been calculated based on the assumption that (i) 100% of the outstanding November Performance PSUs will vest during their applicable performance period and (ii) target levels of performance applicable to the PSUs would have been achieved. At December 31, 2020, our PSU TSR metric performance (i) for PSU awards granted in fiscal year 2018 achieved at greater than target level and (ii) for PSU awards granted in fiscal years 2019 and 2020 currently are projecting achievement at the below-threshold level which would result in no shares vesting.

(2)	The weighted-average exercise price of outstanding options relates solely to stock options, which are the only currently outstanding exercisable security.

PAY RATIO

The chart below sets forth the SEC’s required pay ratio and our supplemental pay ratio that factors in only our full-time corporate employees, which we believe facilitates comparison to our lodging REIT-based peer group. Both pay ratios are further explained below.

	2020 Median Employee Total Annual Compensation ($)	Pay Ratio
Required Pay Ratio (All Employees)	77,574	163:1
Supplemental Pay Ratio (Corporate Employees Only)	194,453	65:1

As of December 31, 2020, the date used to determine our median employee, Park had 182 employees (including full-time, part-time, temporary and seasonal employees). Of this amount –

•	97 employees are facility employees at our hotels or laundries, and

•	84 employees (excluding our Chief Executive Officer) are corporate employees at our corporate office.

Required Pay Ratio

The Required Pay Ratio compares the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee, as required by Regulation S-K under the Exchange Act.

As permitted by Regulation S-K, this ratio is based on a reasonable estimate. In identifying our median employee, we calculated annual total direct compensation of each employee as of December 31, 2020. Total direct compensation for these purposes included base salary, cash incentives, stock grants and commissions and was calculated using internal human resources records. We did not apply any cost-of-living adjustments as part of the calculation. The same method was used to calculate our Required Pay Ratio in our 2020 proxy statement. The 2020 annual total compensation as determined under Regulation S-K for our median employee was $77,574. The 2020 annual total compensation as determined under Regulation S-K for our Chief Executive Officer was $12,661,948.

Supplemental Pay Ratio

We present a Supplemental Pay Ratio to assist stockholders in comparing Park to our lodging REIT-based peer group (excluding Chesapeake). We identified the median employee for purposes of our Supplemental Pay Ratio in the same way we identified the median employee for purposes of computing the Required Pay Ratio, except that the Supplemental Pay Ratio was based on only the 84 employees (excluding our Chief Executive Officer) that are corporate employees at our corporate office. This is the same method used to calculate our Supplemental Pay Ratio presented in our 2020 proxy statement. As background, we note the following:

•

At four of our hotels, Park is the employer company for the facility employees. At many other lodging REITs, we believe facility employees are employed by hotel management companies rather than the REIT itself.

•

For example, all of the companies in our lodging REIT-based peer group except two (Ryman Hospitality Properties and Host Hotels & Resorts, Inc.) had significantly fewer total employees (as reported in their most recent Annual Reports on Forms 10-K): Apple Hospitality REIT, Inc. (66 employees), DiamondRock Hospitality Company (29), Pebblebrook Hotel Trust (53), RLJ Lodging Trust (77), Sunstone Hotel Investors, Inc. (40) and Xenia Hotels & Resorts, Inc. (36). Based on its 2020 Annual Report on Form 10-K, Ryman Hospitality Properties had 995 employees, which it said primarily includes full- and part-time employees employed by its Entertainment segment, which owns concert venues, a radio station, a golf course and other properties. Based on its 2020 Annual Report on Form 10-K, Host Hotels & Resorts, Inc. had 163 employees.

With this background in identifying the median employee for our Supplemental Pay Ratio, we included only our 84 full-time and part-time corporate employees (excluding our Chief Executive Officer). The annual total compensation as determined under Regulation S-K for our median full-time corporate employee (excluding our Chief Executive officer) was $194,453. The 2020 annual total compensation as determined under Regulation S-K for our Chief Executive Officer was $12,661,948.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2021. The Board recommends that the stockholders ratify this appointment.

In the event stockholders do not ratify this appointment, the Audit Committee will reconsider its selection, but still may determine that the appointment of Ernst & Young LLP is in the best interests of the Company and its stockholders. Even if the appointment of Ernst & Young LLP is ratified by stockholders, the Audit Committee, in its discretion, may appoint a different independent public accounting firm to act as the Company’s auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the 2021 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED

Under our by-laws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021 requires the affirmative vote of a majority of the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions will not be treated as votes cast “FOR” or “AGAINST” and therefore will have no impact on the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2021.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2020 financial statements, we entered into an agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP, the Company’s independent registered public accounting firm, will perform audit services for the Company. The following table sets forth the fees billed to the Company by Ernst & Young LLP in 2020 and 2019. The audit fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements:

	2020	2019
Audit fees (1)	$1,873,560	$2,137,835
Audit-related fees (2)	$7,200	$4,485
Tax fees (3)	$79,740	$79,740
All other fees	$--	$--

(1)

Audit fees include fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, the review procedures on the consolidated financial statements included in our Forms 10-Q, as well as the statutory audit of one of our international subsidiaries in 2019 and other services related to SEC filings, including assistance with registration statements filed with the SEC, comfort letters and consents.

(2)

Audit-related fees include fees for services that are reasonably related to the performance of the audit or review of the Company’s annual consolidated financial statements and reports on internal control over financial reporting and are not reported under “—Audit Fees.” Audit-related fees included $7,200 and $4,485 for a subscription to Ernst & Young LLP’s accounting standards and interpretive accounting guidance database for fiscal year 2020 and 2019, respectively.

(3)	Tax fees include tax advisory services, operating lease advisory services and other tax services.

AUDIT COMMITTEE POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence and the Audit Committee’s Charter, the Audit Committee has responsibility for engaging and preapproving all audit services to be provided to the Company by setting compensation for and reviewing the performance of the independent registered public accounting firm. The Audit Committee Charter requires it to preapprove all audit services to be provided to the Company. In exercising this responsibility, the Audit Committee approves all audit, audit-related and tax services provided by any independent registered public accounting firm prior to each engagement. Such pre-approvals are provided by the Audit Committee and relate to a particular category and are subject to a specified budget. Our Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services in-between Audit Committee meetings, with any such pre-approvals then communicated to the full Audit Committee during its next scheduled meeting.

All audit, audit-related, tax and other fees incurred in fiscal years 2020 and 2019 were approved by the Audit Committee or the Chair of the Audit Committee pursuant to the policy described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing and the SEC. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC.

Submitted by the Audit Committee

Christie B. Kelly (Chair)
Patricia M. Bedient
Thomas D. Eckert
Geoffrey M. Garrett
Senator Joseph I. Lieberman
Stephen I. Sadove

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Company by (i) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (ii) each of our directors, (iii) each of our named executive officers listed in the table entitled “2020 Summary Compensation Table” above and (iv) all of our directors and executive officers as a group. The percentage of beneficial ownership shown in the following table is based on 236,355,448 shares of common stock outstanding as of the close of business on March 5, 2021.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address for all persons named below is c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock

Beneficial holders of 5% or more of our common stock

The Vanguard Group, Inc.(1)	32,020,669	13.5%

BlackRock, Inc.(2)	27,106,690	11.5%

Capital International investors(3)	12,548,496	5.3%

PGGM Vermogensbeheer B.V.(4)	11,909,050	5.0%

Directors and Named Executive Officers

Thomas J. Baltimore, Jr.	1,019,295	*

Patricia M. Bedient	53,627	*

Gordon M. Bethune	34,327	*

Thomas D. Eckert(5)	87,352	*

Geoffrey M. Garrett	32,217	*

Christie B. Kelly	57,229	*

Sen. Joseph I. Lieberman	34,327	*

Thomas A. Natelli(6)	163,826	*

Timothy J. Naughton	56,199	*

Stephen I. Sadove(7)	68,229	*

Sean M. Dell’Orto	300,954	*

Carl A. Mayfield	119,178	*

Thomas C. Morey	182,314	*

Jill C. Olander	84,688	*

Matthew A. Sparks(8)	74,229	*

Directors and executive officers as a group (15 people)(9)	2,326,155	*

*	Represents less than 1%.
(1)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. The Vanguard Group, Inc. is the beneficial owner of 32,882,302 shares, of which it has sole voting power with respect to 0 shares, sole dispositive power with respect to 32,020,669 shares, shared voting power with respect to 674,537 and shared dispositive power over 861,633 shares of common stock. The address of The Vanguard Group as reported by it in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.
(2)

Based solely on information provided in a Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of 27,106,690 shares, of which it has sole voting power with respect to 25,843,660 shares and sole dispositive power with respect to 27,106,690 shares of common stock. The address of BlackRock, Inc. as reported by it in the Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(3)

Based solely on information provided in a Schedule 13G filed with the SEC on February 16, 2021 by Capital International Investors. Capital International Investors is the beneficial owner of 12,548,496 shares, of which it has sole voting power with respect to 10,191,296 shares of common stock and sole dispositive power with respect to 12,548,496 shares. The address of Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, California, 90071.

(4)

Based solely on information provided in a Schedule 13G filed with the SEC on February 4, 2021 by PGGM Vermogensbeheer B.V. PGGM Vermogensbeheer B.V. is the beneficial owner of 11,909,050 shares, of which it has sole voting power with respect to 11,909,050 shares of common stock. The address of PGGM Vermogensbeheer B.V. is Noordweg Noord 150, 3704 JG Zeist, The Netherlands.

(5)	Includes 20,000 shares owned indirectly through two limited liability companies (with each entity owning 10,000 shares and each of which Mr. Eckert has investment authority over).
(6)

Includes 1,570 shares owned indirectly through The MJN 2011 Receiving Trust, 1,570 shares owned indirectly through The NTN 2011 Receiving Trust, 1,570 shares owned indirectly through The JCN 2011 Receiving Trust, 1,570 shares owned indirectly through The TAN 2011 Receiving Trust, 18,840 shares owned indirectly through a limited partnership (of which Mr. Natelli is a 50% owner and the president of the limited partnership’s general partner) and 12,560 shares owned indirectly through two limited liability companies (with each entity owning 6,280 shares and each of which Mr. Natelli is a 50% owner and managing member).

(7)	Includes 12,030 shares owned indirectly through Stephen I. Sadove 2020 Park Hotels & Resorts GRAT, of which Mr. Sadove is the trustee and he and his children are the beneficiaries.
(8)	Based solely on information provided in a Form 4 filed with the SEC on February 27, 2020.
(9)	As Mr. Sparks was not an officer of the Company as of March 5, 2021, this amount excludes Mr. Sparks’ shares but includes shares held by another executive officer of the Company.

RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICY

We recognize that related-party transactions present a heightened risk of conflicts of interest and have adopted a written Related Person Transaction Policy to which all related-party transactions shall be subject. Pursuant to the policy, a “related person” (as defined as in Item 404(a) of Regulation S-K of the Exchange Act, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board (currently the Nominating and Corporate Governance Committee). If we become aware of an existing related person transaction that has not been approved under this policy, the transaction will be referred to our Board or a duly authorized committee of our Board (currently the Nominating and Corporate Governance Committee), which will evaluate all options available, including ratification, revision or termination of such transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement is furnished by the Board in connection with its solicitation of proxies for exercise at the 2021 annual meeting of stockholders that will take place on Friday, April 30, 2021 at 11:30 a.m., Eastern Time, at 1775 Tysons Blvd., Tysons, Virginia 22102, and any and all adjournments or postponements thereof. You are receiving these materials because you were a stockholder at the close of business on March 5, 2021, the record date, and are entitled to vote at the annual meeting. This Proxy Statement and our 2020 Annual Report, together with the form of Proxy Card or Voting Instruction Form (as applicable), are being distributed or made available, as the case may be, to stockholders beginning on or about March 18, 2021.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials over the Internet under the “notice and access” rules adopted by the SEC. As a result, on or about March 18, 2021, we mailed to many of our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?

Your Notice, Proxy Card or Voting Instruction Form (as applicable) will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available under the “Investors” tab of the Company’s website at www.pkhotelsandresorts.com starting on or about March 18, 2021.

Instead of receiving future copies of our Proxy Statement and Annual Reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Choosing to receive your proxy materials by email will save us the cost of printing and mailing documents to you and reduce the environmental impact of our annual meeting. Your election to receive future proxy materials by email will remain in effect until you revoke it.

How may I obtain a paper copy of the proxy materials?

Stockholders who receive the Notice will find instructions about how to obtain a paper copy of the proxy materials on the Notice. All stockholders of record who do not receive a Notice will receive a paper copy of the proxy materials by mail.

I share an address with another stockholder of the Company and we received only one paper copy of the proxy materials or Notice. How may I obtain an additional copy?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, proxy materials to multiple stockholders of the Company who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate Proxy Cards.

Upon written request, we will promptly deliver, free of charge, a separate copy of the Notice and, if applicable, the proxy materials to any stockholder of the Company at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders of record may send a request to Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Investor Relations; e-mail us with your request at ir@pkhotelsandresorts.com; or call us with your request at (571) 302-5757.

Additionally, stockholders who share the same address and receive multiple copies of the Notice or proxy material can request a single copy by contacting us at the address, email address or telephone number above. If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you may contact your brokerage firm, bank, broker-dealer or other nominee to request information about householding.

What does it mean if I receive more than one Notice, Proxy Card or Voting Instruction Form?

It generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices, Proxy Cards and Voting Instruction Forms that you receive.

ANNUAL MEETING & VOTING INFORMATION

What proposals will be voted on at the annual meeting? How does the Board recommend that I vote? What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non- Votes

Proposal 1: Election of Directors	For, Against or Abstain on each Nominee	FOR each Nominee	Majority of votes cast	No effect	No effect

Proposal 2: Vote to Approve the Amendment and Restatement of our 2017 Stock Plan for Non-Employee Directors	For, Against or Abstain	FOR	Majority of votes cast	Vote Against (1)	No effect

Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers	For, Against or Abstain	FOR	Majority of votes cast	No effect	No effect

Proposal 4: Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for Fiscal Year 2021	For, Against or Abstain	FOR	Majority of votes cast	No effect	Brokers have discretion to vote

(1)

Because stockholder approval of Proposal 2 is required under NYSE rules and because the NYSE treats abstentions as votes cast, if you ABSTAIN from voting on Proposal 2, the abstention will have the effect of a vote against such proposal.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the annual meeting, any proxies received by us will be voted in the discretion of the proxy holders.

How many votes must be present to hold the annual meeting?

Holders of a majority of our issued and outstanding shares entitled to vote at the annual meeting as of the March 5, 2021, the record date, must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the scheduled time of the meeting, the Chairman of the Board may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

On the record date, 236,355,448 shares of Park’s common stock were issued and outstanding and entitled to vote.

What shares can I vote?

Each share of Park common stock issued and outstanding as of the close of business on March 5, 2021, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted on at the annual meeting. You may vote all shares of Park common stock that you owned as of the record date, including shares held (i) directly in your name as the stockholder of record and (ii) for you as the beneficial owner through a broker, bank, trustee or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares beneficially through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially through a broker, bank or other nominee.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically, by mail or by telephone or to vote in person at the annual meeting.

•

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a Voting Instruction Form for you to use in directing the broker, bank or nominee regarding how to vote your shares.

May I attend the meeting?

All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted.

If you are the beneficial owner of our common stock then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the Voting Instruction Form provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

How do I vote?

•

Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Park common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of Park common stock of record.

•

Voting by Proxy for Shares Registered Directly in Your Name. If you are a stockholder of record, you may instruct the proxy holders named in the enclosed Proxy Card how to vote your shares of Park common stock by using the toll-free telephone number or the website listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage-paid envelope provided.

➣

Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying Proxy Card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on April 29, 2021. When you call, please have your Proxy Card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣

Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your Proxy Card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 29, 2021. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣

Vote by Mail. If you received printed proxy materials and would like to authorize a proxy to vote your shares by mail, mark, sign and date your Proxy Card and return in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on the Notice.

•

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the NYSE if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered to be a “discretionary” item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1), the vote to approve the amendment and restatement of our Director Stock Plan (Proposal 2) and the vote on the compensation of our named executive officers (Proposal 3) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

May I revoke or change my vote after I have voted?

If you are a stockholder of record, you may revoke or change your proxy at any time before it is voted at the annual meeting by (i) submitting a revised proxy by Internet, telephone, or duly executed paper ballot after the date of the previously submitted proxy, (ii) attending the annual meeting and voting in person or (iii) delivering a signed notice of revocation of the Proxy Card to the Secretary of the Company at the following address: Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Corporate Secretary.

If you are a beneficial owner of shares, you may revoke or change your voting instructions by contacting your broker, bank or other nominee and following their instructions.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K within four business days following the annual meeting.

Whom should I call if I have questions or need assistance voting my shares?

Please call 571-302-5757 or email ir@pkhotelsandresorts.com if you have any questions in connection with voting your shares.

Who will bear the cost of soliciting votes for the annual meeting?

Park is making this solicitation and will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may solicit proxies in person, by mail, by telephone or by electronic communication, but they will not receive any additional compensation for these activities. We will, upon request, reimburse brokerage firms and other custodians, fiduciaries, and nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares of Park common stock. We have engaged the services of MacKenzie Partners, Inc., with respect to proxy soliciting matters at an expected cost of approximately $10,000, not including incidental expenses.

OTHER MATTERS

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2022 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102.

As a general rule, stockholders wishing to submit a proposal for the 2022 annual meeting of stockholders and have the proposal included in the proxy statement pursuant to Rule 14a-8(e) under the Exchange Act must submit the proposal not less than 120 days prior to the one-year anniversary of the release date of the proxy statement in connection with the 2021 annual meeting of stockholders, or November 18, 2021. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our by-laws permit stockholders to nominate directors and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the annual meeting of stockholders to be held in 2022, you must submit a timely notice in accordance with the procedures described in our by-laws. As a general rule, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or no earlier than December 31, 2021 or later than January 30, 2022 for consideration at the 2022 annual meeting of stockholders. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2022 annual meeting of stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2022 annual meeting pursuant to the proxy access provision of our by-laws, notice of such nomination and other required information must be received by our Company between October 19, 2021 and November 18, 2021. Our by-laws state that such notice and other required information must be received by the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

The mailing address of our principal executive offices is 1775 Tysons Blvd., 7th Floor, Tysons, VA 22101.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, or if you wish to request delivery of a copy of this Proxy Statement and the Annual Report, please contact (i) our Investor Relations Department by calling 571-302-5757 or emailing ir@pkhotelsandresorts.com, or writing to the Office of the Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102 if you are a record holder or (ii)  your broker, bank or other nominee if you own your shares of Park common stock in street name.

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pkhotelsandresorts.com) and click on “Financial Information—SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Park Hotels & Resorts Inc.

1775 Tysons Blvd, 7th Floor

Tysons, VA 22102

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

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By Order of the Board of Directors,

Nancy M. Vu

Senior Vice President, General Counsel and Secretary

Financial Reporting Terms Annex

Comparable Hotels

For purposes of this Proxy Statement, Comparable RevPar and Comparable Hotel Adjusted EBITDA means RevPAR (as defined below) and Hotel Adjusted EBITDA (as defined below) of its comparable hotels. The Company includes in comparable hotels the operating results for the Company’s hotels that: (i) were active and operating in our portfolio since January 1st of the previous year; and (ii) have not sustained substantial property damage or business interruption, have not undergone large-scale capital projects or for which comparable results are not available.

Pro-Forma

For purposes of this Proxy Statement, Pro-Forma RevPAR means RevPAR (as defined below) on a pro-forma basis. The Company presents pro-forma hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s pro-forma metrics exclude results from property dispositions and include results from property acquisitions as though such acquisitions occurred on January 1, 2019.

Revenue per Available Room / RevPAR

Revenue per Available Room (RevPAR) represents rooms revenue divided by the total number of room nights available to guests for a given period.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA Margin

Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”) reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates.

Adjusted EBITDA is calculated as EBITDA, further adjusted to exclude: (i) gains or losses on sales of assets for both consolidated and unconsolidated investments; (ii) costs associated with hotel acquisitions or dispositions expensed during the period; (iii) severance expense; (iv) share-based compensation expense; (v) impairment losses and casualty gains or losses; and (vi) other items that management believes are not representative of the Company’s current or future operating performance.

Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, including both comparable and non-comparable hotels but excluding hotels owned by unconsolidated affiliates.

Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA is a non-GAAP financial measure that is calculated as Net Debt divided by Adjusted EBITDA. Net Debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.

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For use of terms, see section entitled “Compensation Discussion and Analysis—Compensation Framework –Short-Term Incentive–2020 Company Performance Objectives.

Exhibit A

PARK HOTELS & RESORTS INC.

2017 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(AS AMENDED AND RESTATED AS OF [            ], 2021)

1.    Purpose. The purpose of the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors is to provide a means through which the Company and the other members of the Company Group may attract and retain members of the board of directors of the Company and to provide a means whereby members of the board of directors of the Company can acquire and maintain an equity interest in the Company, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2.    Definitions. The following definitions shall be applicable throughout the Plan.

(a)    “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.

(b)    “Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.

(c)    “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(d)     “Award” means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, and Other Equity-Based Award.

(e)    “Award Agreement” means the document or documents by which each Award is evidenced, which may be in written or electronic form.

(f)    “Board” means the Board of Directors of the Company.

(g)    “Board Approval Date” means February 19, 2021, the date on which the amendment and restatement of the Plan was adopted by the Board.

~~(g)~~(h)    “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, a good faith determination of the Committee or its designee that (i) there is “cause” to terminate a Participant’s service as a non-employee director of the Board, as defined in and in accordance with any consulting or other agreement between the Participant and any member of the Company Group or an Affiliate in effect at the time of such termination or (ii) in the absence of any such agreement (or the absence of any definition of “Cause” contained therein), any of the following has occurred with respect to a Participant: (A) such Participant has failed to reasonably perform his or her duties to any member of the Company Group, or has failed to follow the lawful instructions of the Board, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, in a manner that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate, following notice by the Company Group or such Affiliate of such failure, (B) such Participant has engaged or is about to engage in conduct harmful (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate, (C) such Participant has been convicted of, or pled guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (D) the willful misconduct or gross neglect of such Participant that could reasonably be expected to result in harm (whether financially, reputationally or otherwise)

to any member of the Company Group or an Affiliate, (E) the willful violation by such Participant of the written policies of any member of the Company Group or any applicable written policies of any member of the Company Group that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate; (F) such Participant’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company Group or an Affiliate (other than good faith expense account disputes); (G) such Participant’s act of personal dishonesty which involves personal profit in connection with such Participant’s service as a non-employee director of the Board, or (H) the willful breach by such Participant of fiduciary duty owed to any member of the Company Group.

~~(h)~~(i)    “Change in Control” shall have the meaning set forth in the Company’s 2017 Omnibus Incentive Plan (as amended, modified, or supplemented from time to time) or any successor plan thereto.

~~(i)~~(j)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

~~(j)~~(k)    “Committee” means the Board or any properly delegated subcommittee thereof.

~~(k)~~(l)    “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

~~(l)~~(m)     “Company” means Park Hotels & Resorts Inc., a Delaware corporation, and any successor thereto, including any entity that is a constituent party in any merger or other combination involving the Company and that survives or succeeds as a publicly traded entity (including, without limitation, by virtue of a triangular merger structure) as part of any Internal Reorganization (as defined in Section 11(c) of the Plan) or other restructuring.

~~(m)~~(n)  “Company Group” means, collectively, the Company and its Subsidiaries.

~~(n)~~(o)    “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

~~(o)~~(p)     “Disability” means, unless in the case of a particular Award the applicable Award Agreement states otherwise, the Company or an Affiliate having cause to terminate a Participant’s service on account of “disability,” as defined in any then-existing consulting or other similar agreement between the Participant and the Company or an Affiliate or, in the absence of such an agreement (or the absence of any definition of “Disability” contained therein), the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Committee (or its designee) in its sole discretion.

~~(p)~~(q)     “Effective Date” means January 3, 2017.

~~(q)~~(r)     “Eligible Director” means a member of the Board, elected or appointed, who is not also an employee of the Company or any of its Subsidiaries or Affiliates. An individual who is elected to the Board at an annual meeting of the shareholders of the Company shall be deemed to be a member of the Board as of the date of such meeting.

~~(r)~~(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

~~(s)~~(t)    “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

~~(t)~~(u)    “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

~~(u)~~(v)    “GAAP” has the meaning given to such term in Section 7(d) of the Plan.

~~(v)~~(w)    “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

~~(w)~~(x)    “Option” means an Award granted under Section 7 of the Plan.

~~(x)~~(y)    “Option Period” has the meaning given to such term in Section 7(c)(i) of the Plan.

~~(y)~~(z)    “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, share of Restricted Stock, or Restricted Stock Unit, that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock, and/or (ii) measured by reference to the value of Common Stock. Other Equity-Based Awards may include (i) operating partnership or limited liability company units or profits interests, including LTIP units, with respect to a Subsidiary of the Company and (ii) unrestricted shares of Common Stock.

~~(z)~~(aa)    “Participant” means an Eligible Director who accepts an Award pursuant to the Plan.

~~(aa)~~(bb)    “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

~~(bb)~~(cc)    “Plan” means this Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors, as it may be amended and restated from time to time.

~~(cc)~~(dd)    “Qualifying Director” means a person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

~~(dd)~~(ee)    “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

~~(ee)~~(ff)    “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant provide continuous services as a non-employee director of the Board for a specified period of time), granted under Section 9 of the Plan.

~~(ff)~~(gg)    “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant provide continuous services as a non-employee director of the Board for a specified period of time), granted under Section 9 of the Plan.

~~(gg)~~(hh)    “SAR Period” has the meaning given to such term in Section 8(c) of the Plan.

~~(hh)~~(ii)  “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

~~(ii)~~(jj)    “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

~~(jj)~~(kk)    “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.

~~(kk)~~(ll)    “Subsidiary” means, with respect to any specified Person:

(i)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)    any partnership, limited liability company or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner (or functional equivalent thereof) of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

~~(ll)~~(mm)    “Termination” means the cessation of a Participant’s service as a member of the Board for any reason.

3.    Effective Date; Duration. The Plan ~~shall be~~was originally effective as of the Effective Date. The Plan, as amended and restated, was approved as of the Board Approval Date, subject to approval of the Plan, as amended and restated, by the Company’s stockholders on [            ], 2021. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.    Administration.

(a)    The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)    Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)    Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(d)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)    No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(f)    Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.    Grant of Awards; Shares Subject to the Plan; Limitations.

(a)    The Committee may, from time to time, grant Awards to one or more Eligible Directors.

(b)    Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan, no more than ~~450,000~~950,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan (including, for the avoidance of doubt, shares of Common Stock issued under the Plan prior to the amendment and restatement of the Plan); and (ii) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Participant, taken together with any cash fees paid during the fiscal year to such Participant in respect of service as a member of the Board, shall not exceed $1,000,000 in total value (calculating the value of any such Awards based on the ~~grant date fair~~ value of such Awards on the grant date for financial reporting purposes).

(c)    To the extent that an Award expires or is canceled, forfeited or terminated without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares will again be available for grant under the Plan. Shares of Common Stock shall be deemed to have been issued in settlement of Awards if the Fair Market Value equivalent of such shares is paid in cash; provided, however, that no shares shall be deemed to have been issued in settlement of a SAR or Restricted Stock Unit that only provides for settlement in cash and settles only in cash. In no event shall (i) shares tendered or withheld on the exercise of Options or other Award for the payment of the exercise or purchase price, (ii) shares not issued upon the settlement of a SAR that settles in shares of Common Stock (or could settle in shares of Common Stock), or (iii) shares purchased on the open market with cash proceeds from the exercise of Options, again become available for other Awards under the Plan.

(d)    Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

6.    Eligibility. Participation in the Plan shall be limited to Eligible Directors.

7.    Options.

(a)    General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be nonqualified stock options.

(b)    Exercise Price. The exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant).

(c)    Vesting and Expiration; Termination.

(i)    Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”).

(ii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination due to death or Disability, each outstanding Option granted to such Participant shall become fully vested and immediately exercisable as of the date of such Termination.

(iii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, (A) in the event of a Participant’s Termination by any member of the Company Group for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire, and (B) in the event of a

Participant’s Termination due to death or Disability, after taking into account any accelerated vesting under the above clause (ii), each outstanding vested Option shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the Option Period).

(d)    Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash.

(e)    Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.    Stock Appreciation Rights.

(a)    General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Directors independent of any Option.

(b)    Strike Price. The strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c)    Vesting and Expiration; Termination.

(i)    A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such a manner and on such date or dates or upon such event or events as determined by the Committee. SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”).

(ii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination due to death or Disability, outstanding SARs granted to such Participant shall become fully vested and immediately exercisable as of the date of such Termination.

(iii)    Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, (A) in the event of a Participant’s Termination by any member of the Company Group for Cause, all outstanding SARs granted to such Participant shall immediately terminate and expire, and (B) in the event of a Participant’s Termination due to death or Disability, each outstanding vested SAR granted to such Participant shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the SAR Period).

(d)    Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)    Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

9.    Restricted Stock and Restricted Stock Units.

(a)    General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)    Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 13(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

(c)    Vesting; Termination. Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee.

(d)    Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i)    Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii)    Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. Except as otherwise provided in an Award Agreement or by the Committee, in its sole discretion, upon the payment by the Company of dividends on shares of Common Stock, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments in cash (unless, the Committee, in its sole discretion, elects to credit such payments in shares of Common Stock having a Fair Market Value equal to the amount of such dividend), which payments shall be made to the holder on a current basis within fifteen (15) days following the date on which the corresponding dividend is paid to the Company’s stockholders.

(e)    Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE PARK HOTELS & RESORTS INC. 2017 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN PARK HOTELS & RESORTS INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF PARK HOTELS & RESORTS INC.

10.    Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards under the Plan to Eligible Directors, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement. Each Other Equity-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 13(a) of the Plan. Grants of Other Equity-Based Awards that are operating partnership or limited liability company units or profits interests or other equity interests in an operating partnership or limited liability company Subsidiary of the Company (a) may be granted for Service to such operating partnership or limited liability company Subsidiary (or a Subsidiary thereof) and (b) shall have the rights and features of which, if applicable, will be set forth in an operating partnership or limited liability company agreement and an applicable Award Agreement.

11.    Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

(a)    General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; or (II) the Exercise Price or Strike Price with respect to any Award; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(b)    Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:

(i)    substitution or assumption of Awards (or awards of an acquiring company), acceleration of the vesting of, exercisability of, lapse of restrictions on, or termination of, Awards, or establishment of a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event);

(ii)    cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof; and

(iii)    subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, conversion or replacement of any Award that is not vested as of the occurrence of such event into or with the right to receive a payment, based on the value of the Award (as determined consistent with clause (ii) above), which is subject to continued vesting on the same basis as the vesting requirements applicable to such converted or replaced Award.

Payments to holders pursuant to clauses (ii) or (iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c)    Internal Reorganization. Notwithstanding anything to the contrary contained herein, (i) no payments or benefits or acceleration of payments, benefits or vesting will become payable or accelerated, as applicable, hereunder or under any Award Agreement or be triggered for any purpose in the event of any internal reorganization (whether by merger, consolidation, reorganization, combination, contribution, distribution, asset transfer or otherwise) or restructuring involving the Company or any of its Affiliates, including any such reorganization or restructuring pursuant to a merger or other combination involving the Company in which an Affiliate of the Company survives or succeeds as a publicly-traded entity (including, without limitation, by virtue of a triangular merger structure) and/or any such reorganization or restructuring undertaken in connection with implementation of an umbrella partnership REIT or downREIT structure (an “Internal Reorganization”), (ii) in connection with any Internal Reorganization, the Committee shall have the authority to transfer and assign the Plan and all related agreements, including Award Agreements, to a direct or indirect subsidiary of the Company as part of such Internal Reorganization, subject to compliance with applicable law, and (iii) if any Internal Reorganization results in a transfer of a Participant’s service from the Company to one of its direct or indirect subsidiaries, such a transfer shall not be considered or interpreted as a termination of employment or separation from service under any other similar provision that addresses an involuntary termination of employment or service.

(d)    Other Requirements. Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(e)    Fractional Shares. Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(f)    Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.

12.    Amendments and Termination.

(a)    Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 11 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 12(b) of the Plan without stockholder approval.

(b)    Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c)    No Repricing. Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

13.    General.

(a)    Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of a Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company or a Subsidiary.

(b)    Nontransferability. Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c)    Dividends and Dividend Equivalents. The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding Options or SARs.

(d)    Tax Withholding.

(i)    A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii)    Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment under GAAP) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii)    The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

(e)    Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(f)    No Claim to Awards; No Rights to Continued Service; Waiver. No employee of any member of the Company Group, member of the Board, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Participant’s service as a member of the Board may be terminated free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written services contract or other agreement between any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(g)    Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(h)    Termination. Except as otherwise provided in an Award Agreement, if a Participant undergoes a Termination of service as a member of the Board, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan.

(i)    No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(j)    Government and Other Regulations.

(i)    The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)    The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award)~~. Such~~, with such amount ~~shall~~to be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.

(k)    No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l)    Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(n)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(o)    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(p)    Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(q)    Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(r)    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company (or as otherwise contemplated in connection with any Internal Reorganization).

(s)    Section 409A of the Code.

(i)    Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and no member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” or “termination of service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii)    Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)    Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code.

(t)    Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(u)    Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(v)    Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

PARK HOTELS & RESORTS INC. 1775 TYSONS BLVD., 7TH FLOOR TYSONS, VA 22102 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D38009-P50474 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PARK HOTELS & RESORTS INC. The Board of Directors recommends you vote FOR the following proposals (each as further described in our Proxy Statement): 1. Election of Directors For Against Abstain Nominees: 1A Thomas J. Baltimore, Jr. [    ] [    ] [    ] 1B Gordon M. Bethune [    ] [    ] [    ] 1C Patricia M. Bedient [    ] [    ] [    ]1D Thomas D. Eckert [    ] [    ] [    ] 1E Geoffrey M. Garrett [    ] [    ] [    ] For Against Abstain 1F Christie B. Kelly [    ] [    ] [    ] 1G Sen. Joseph I. Lieberman [    ] [    ] [    ] 1H Thomas A. Natelli [    ] [    ] [    ] 1I Timothy J. Naughton [    ] [    ] [    ] 1J Stephen I. Sadove [    ] [    ] [    ] 2. To approve the amendment and restatement of our 2017 Stock Plan for Non-Employee Directors. [    ] [    ] [    ] 3. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers. [    ] [    ] [    ] 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. [    ] [    ] [    ] NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D38010-P50474 PARK HOTELS & RESORTS INC. Annual Meeting of Stockholders April 30, 2021 11:30 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas J. Baltimore, Jr. and Sean M. Dell’Orto, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, and in their discretion upon any other business that may properly come before the meeting (and any adjournment or postponement thereof), all of the shares of common stock of PARK HOTELS & RESORTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM ET on April 30, 2021, at 1775 Tysons Blvd., Tysons, Virginia 22102, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to Proposals 1 through 4, and in the discretion of the proxies with respect to any other business that may properly come before the meeting (and any adjournment or postponement thereof). Continued and to be signed on reverse side